PROSPECTUS

                        1,400,000 Shares of Common Stock
                            (VISUAL DATA CORP LOGO)

                           -------------------------

     We are a leading producer and owner of original video content specifically developed for the Internet and interactive television. We are also an aggregator and broadcaster of rich media (audio and visual) content. We are selling 1,400,000 shares of common stock.

     Our shares are listed for trading on the Nasdaq National Market under the symbol "VDAT." On August 6, 1999, the last reported sales price for our common stock on the Nasdaq National Market was $9.625.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE          TOTAL
                                                             -----------      -----------
Public Offering Price......................................  $     10.00      $14,000,000
Underwriting Discounts and Commissions.....................  $       .80      $ 1,120,000
Proceeds to Visual Data Corporation........................  $      9.20      $12,880,000

     The underwriters may, under some circumstances, for 45 days after the date of this prospectus, purchase up to an additional 210,000 shares of common stock from the selling shareholders at the public offering price, less underwriting discounts and commissions.

                                                    [H.C. Wainwright & Co. Logo]
[Cruttenden Roth Logo]

                        Prospectus dated August 9, 1999

     You should rely only on the information contained in this document or other documents which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information may only be accurate as of the date of this document. Information on our Website does not constitute part of this document.

     IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE SECURITIES AND EXCHANGE COMMISSION RULES PERMIT THE UNDERWRITERS TO ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF OUR SECURITIES. THESE TRANSACTIONS MAY INCLUDE, AMONG OTHER THINGS, PURCHASES FOR THE PURPOSE OF FIXING OR MAINTAINING THE PRICE OF OUR SECURITIES AT A LEVEL THAT IS HIGHER THAN THE MARKET WOULD DICTATE IN THE ABSENCE OF SUCH TRANSACTIONS. WE DO NOT KNOW WHETHER THE UNDERWRITERS WILL ENGAGE IN ANY TRANSACTIONS OF THAT SORT. IF THE UNDERWRITERS ENGAGE IN ANY TRANSACTIONS OF THAT TYPE THEY MAY DISCONTINUE THEM AT ANY TIME.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................     3
Risk Factors........................     8
Use of Proceeds.....................    17
Price Range of Securities...........    17
Dividend Policy.....................    18
Capitalization......................    19
Dilution............................    20
Selected Consolidated Financial
  Data..............................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    22

                                      PAGE
                                      ----
Business............................    28
Management..........................    43
Certain Transactions................    54
Principal and Selling
  Shareholders......................    55
Description of Securities...........    56
Underwriting........................    59
Legal Matters.......................    62
Experts.............................    62
Available Information...............    63
Index to Consolidated Financial
  Statements........................   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary in conjunction with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in our common stock. Read the entire prospectus carefully, especially the risks described under "Risk Factors."

     Except as noted, all of the information in this prospectus assumes no exercise of (i) all options and warrants currently outstanding (including those options to be exercised by selling shareholders), and (ii) all publicly-traded warrants. All references to our fiscal year means our year ending September 30.

                                  OUR COMPANY
OVERVIEW

     We produce and own original video content specifically developed for the Internet and interactive television. We are also a full service production and distribution company capable of aggregating, broadcasting and globally transmitting rich media (audio and video) content. Our content includes video libraries on topics such as travel, corporate information and healthcare. Our growing portfolio of full-motion video information libraries is designed to target specific audiences in order to generate revenues from advertising, subscriptions, viewership, e-commerce and sponsorships. In order to enhance our marketing efforts, we have developed strategic partnerships with companies such as Carlson Travel Group, Inc., Interval International, Inc., Broadcast.com, Inc., InterVu, Inc., PR Newswire Corporation, Canada Newswire, Ltd., REZsolutions, Inc., Physicians' Online, Inc., Inteli-Health, Inc. and Pegasus/TravelWeb.

     We have a worldwide network of professional freelance camera crews and production capabilities. We are able to shoot the video, edit it in-house utilizing the latest technology (digital, nonlinear video editing systems) and distribute the finished product on the Internet. By owning our content and the means of production, we are able to package and deliver the same content in a multitude of different forms, maintain high production quality and consistency and be price competitive, thereby effectively addressing the diverse needs of our Internet customers. By using the latest available technology for distribution of our content, we become partners, not competitors, with streaming video Internet companies and network providers.

     We also own a 51% equity interest in Entertainment Digital Network, Inc. (OTCBB: EDNT). EDnet develops and markets integrated systems for the delivery, storage and management of professional quality digital communications for media-based applications, including audio and video production for the North American advertising and entertainment industry. EDnet uses regional telephone companies, satellite operators and independent fiber optic telecommunications providers, which enables the exchange of high quality audio, compressed video and multimedia data communications. EDnet provides engineering services, application-specific technical advice, and audio, video and networking hardware and software to its client base of approximately 500 companies, including LucasFilms Skywalker Division, Sony Entertainment, Disney, MGM, Capitol Studios, Warner Brothers, NFL Films and PGA Tour Productions. EDnet's recent projects included the transmission of digitized audio during the post-production of such feature films as Titanic, Antz, Saving Private Ryan and the new Star Wars prequel, The Phantom Menace. In addition to revenues generated from our core businesses, we recorded revenues in fiscal 1998 from equipment sales, installation and usage fees, as well as web design and consulting fees from our majority owned subsidiary EDnet. We anticipate that the majority of our future revenues will be generated from the development, production and distribution of our original content through our libraries and other sources associated with the content and its channels of distribution. These other sources of revenue associated with the distribution of the content will include per view and tuition charges, usage and booking fees, syndication and royalty fees, advertising and sponsorship revenues, as well as e-commerce transactions.

THE VISUAL DATA LIBRARIES

     Our full-motion video libraries contain vignettes which are two to four minutes in length and provide the viewer with a multimedia video tour or overview of the specific facility, attraction or information being featured. Our existing libraries include:

     - HotelView (www.hotelview.com) -- hotels worldwide

     - ResortView (www.resortview.com) -- timeshare resorts

     - AttractionView (www.attractionview.com) -- attractions and theme parks

     - CareView (www.careview.com) -- nursing homes and assisted living facilities

     - VideoNewsWire (www.videonewswire.com) -- video press releases

     - MedicalView (www.medicalview.com) -- health care information library

     - TalentView (www.talentview.com) -- audio library of professional voice talent

Additional libraries currently under development include ProductView, CampusView, CruiseView, DestinationView and GolfCourseView.

THE OPPORTUNITY AND OUR STRATEGY

     Broadcasting digital based audio and video content over the Internet offers distinct advantages over geographically limited radio and television analog technology. Most notably with the development of streaming media products, the Internet has evolved from a mass of static, text oriented web pages and e-mail services to an environment capable of delivering live broadcasts of graphical, instructive and multimedia content. We believe that the proposed convergence of television, cable, telephone and Internet technologies in recently announced national transactions will create an even greater demand for our audio and video content, as viewers seek access to information of interest on a real time basis directly from their home and business communication centers.

     Our strategy is to establish ourselves as the leading Internet developer and owner of video content. In addition, we want to become the leading provider of Internet based video production and broadcast services. The key components to achieving these goals include the following:

     - expand our existing video "View" libraries;

     - develop new video topical libraries focusing on areas such as education and consumer products;

     - expand our business to business production services;

     - leverage strategic relationships; and

     - make synergistic acquisitions.

     If we successfully implement our strategy, we believe that we will not only maintain our competitive advantage, but will establish a standard for the future design and production of original video content for the Internet.

RECENT DEVELOPMENTS

     Since the end of our last fiscal year, we have developed a variety of new Internet products and services. These include:

     - During the first quarter of fiscal 1999, we began offering a new service to provide our clients with live audio and video event broadcast capabilities via the Internet, by combining EDnet's worldwide high speed data networks and our network of camera crews. This service is being marketed through our partnership with PR Newswire.

     - During the second quarter of fiscal 1999, we began creating and distributing Internet-based video programs for physicians, health care professionals and consumers. We are distributing this content through Inteli-Health and have a distribution agreement with Physicians' Online. Physicians' Online is one of the largest Internet communities of doctors with over 170,000 physicians subscribing to its on-line service. Inteli-Health is a joint venture between Aetna U.S. Healthcare and Johns Hopkins University Medical School which provides consumer health information to the general public and health care community.

     - In March 1999, we launched VideoViewer (www.videoviewer.com), our interactive video-on-demand network for high bandwidth Internet users, designed to offer programming on a variety of subjects, including travel, health care, business and finance, and entertainment.

     - In March 1999, we launched our TalentView(TM) website, providing the entertainment and advertising industry with an interactive multimedia database of professional voice performers working in film, television, radio and other media.

     - In April 1999, we acquired the Internet broadcast rights to a collection of golf-related videos, including approximately 200 course tours, instructional videos and golf-related attractions.

     - In April 1999, our EDnet subsidiary introduced new services including a high quality video delivery system and video network. Using Telestream Corporation's new ClipMail Pro, we are providing high speed bandwidth connections via DSL and frame relay T1 for our clients.

OUR HISTORY AND STRUCTURE

     We were incorporated in Florida in May 1993 and began operations in October 1993. Our principal executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number is 954-917-6655. Our websites are located at www.vdat.com, www.videoviewer.com, www.hotelview.com, www.resortview.com, www.attractionview.com, www.careview.com, www.videonewswire.com, www.medicalview.com, and www.talentview.com. Information contained on our Websites is not part of this prospectus. When we use the terms "Visual Data," "we," "our" and similar terms, this includes Visual Data Corporation and our subsidiaries, HotelView Corporation, CareView Corporation, VideoNews Wire Corporation, ResortView Corporation, MedicalView Corporation and InternetChef.com Corporation, as well as Entertainment Digital Network, Inc., our 51% owned subsidiary.

                                  THE OFFERING

Common Stock Offered............    1,400,000 shares(1)

Common Stock Outstanding After
  this Offering.................    8,030,019 shares(2)

Risk Factors....................    You should consider the risks of investing
                                    in our common stock and the impact from
                                    various events which could affect our
                                    business, see "Risk Factors" and "Certain
                                    Transactions."

Use of Proceeds.................    To expand and enhance our eight existing
                                    libraries, create new libraries, purchase additional production equipment and upgrade our studios, and for working capital purposes, including acquisitions. See "Use of Proceeds."

Nasdaq SmallCap Market Symbols
  and Proposed Nasdaq National
  Market Symbols:

Common Stock....................    "VDAT"

Warrants........................    "VDATW"
-------------------------
(1) This amount does not include the exercise of the underwriters' over-allotment option which shares may be purchased from selling shareholders. If the over-allotment option is exercised in full the number of shares of common stock offered would be 1,610,000 shares.

(2) Excludes 1,436,701 warrants and 5,126,239 options to purchase common stock exercisable at a weighted average of $5.95 and $5.171 per share, respectively.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial and operating data has been derived from our consolidated financial statements for the periods indicated. The following financial data should be read in conjunction with our Consolidated Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                                     SIX MONTHS ENDED
                           FISCAL YEAR ENDED SEPTEMBER 30,               MARCH 31,
                       ---------------------------------------   -------------------------
                          1996          1997          1998          1998          1999
                       -----------   -----------   -----------   -----------   -----------
                                                                 (UNAUDITED)   (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Operating
  revenue(1).........  $   111,719   $   193,038   $ 1,880,842   $   489,041   $ 2,117,901
Net loss.............  $(1,891,702)  $(3,573,962)  $(3,434,595)  $(1,098,496)  $(2,823,569)
Net loss per common
  share
  outstanding --
  basic and diluted..  $     (1.35)  $     (1.42)  $     (1.06)  $     (0.36)  $     (0.58)
Weighted average
  shares of common
  stock outstanding..    1,405,228     2,509,249     3,253,731     3,078,585     4,893,186

                                                            MARCH 31, 1999
                                                     -----------------------------
                                                       ACTUAL       AS ADJUSTED(2)
                                                     -----------    --------------
                                                     (UNAUDITED)
BALANCE SHEET DATA:
Working capital....................................  $3,081,931      $15,271,931
Total assets.......................................  $8,721,993      $20,911,993
Long-term debt.....................................  $  688,797      $   688,797
Stockholders' equity...............................  $6,028,063      $18,218,063

-------------------------
(1) Operating revenue for the fiscal year ended September 30, 1998 and the six months ended March 31, 1999 include $1,340,602 and $1,891,930, respectively, derived from our EDnet subsidiary.

(2) These amounts show the effect of the sale of 1,400,000 shares of common stock offered in this offering at an offering price of $10.00 per share and our receipt of the net proceeds from this offering.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in Visual Data. the consequences of any of these risks could materially and adversely affect our business, financial condition or results of future operations. in such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES

     We continue to incur operating losses. For the years ended September 30, 1997 and 1998, we incurred losses of $3,573,962 and $3,434,595, respectively. For the six months ended March 31, 1999, we reported a net loss (unaudited) of $2,823,569 and had an accumulated deficit as at March 31, 1999 of $12,434,194. Our operating expenses have increased and can be expected to increase significantly in connection with our recent acquisitions and continued proposed expansion. As a result, our future profitability will depend on substantial increases in revenues from operations. Future events, including unanticipated expenses, increased competition or inability to effectively integrate our acquisitions, could have a material adverse effect on our operating margins and results of operations. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed. There can be no assurance that future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable.

BECAUSE WE HAVE BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME, THERE IS LIMITED INFORMATION UPON WHICH INVESTORS CAN EVALUATE OUR BUSINESS

     Although we have developed a number of strategic partnerships to market our video libraries and other products and services, we are still an early stage business. Consequently, we have a very limited operating history upon which you may base an evaluation of us and determine our prospects for achieving our intended business objectives. We are prone to all of the risks inherent to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in the new and rapidly changing Internet market. To address these risks, we must, among other things:

     - implement and successfully execute our business and marketing strategy;

     - continually update and improve our video libraries and other product and service offerings;

     - continue to develop and upgrade our technology;

     - increase our client base;

     - respond to competitive developments; and

     - attract, retain, and motivate qualified personnel.

     We may not be successful in addressing these risks, and our failure in this regard could have a material adverse effect on our business, prospects, financial condition, and results of operations.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY AFFECT OUR STOCK PRICE

     We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

     - the announcement or introduction of new services and products by us and our competitors;

     - our ability to upgrade and develop our systems in a timely and effective manner;

     - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

     - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

     - technical difficulties, system downtime, or Internet brownouts;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

     - government regulation; and

     - general economic conditions and economic conditions specific to the Internet and e-commerce.

     As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED

     We have only recently developed and began marketing our information libraries and other products and services, and, to date, our revenues from these sources have been negligible (approximately $540,000 and $225,000 for the year ended September 30, 1998 and for the six months ended March 31, 1999, respectively). In addition, the markets for our information libraries and other products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our information libraries and other products and services will continue to develop or that such demand will be sustainable. If the market develops more slowly than expected or becomes saturated with our competitors' products and services, or do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

WE MAY NOT BE ABLE TO IDENTIFY AND DEVELOP NEW LIBRARIES THAT WILL HAVE BROAD APPEAL

     A key element of our strategy involves the development of information libraries targeted for specific interest areas, demographic groups and geographic areas. We cannot guarantee that we will be successful in our efforts to select and target particular areas of interest which have broad appeal. Any failure by us to develop and maintain high-quality, up to date and successful information libraries could materially and adversely affect our business, operating results and financial condition.

     Even as we grow our business, potential profitability may be adversely affected by revenue recognition methods.

     Our revenue is recognized dependent upon the nature of products and services provided as well as the terms of our contracts with our strategic partners and clients. Increasing the number of contracts signed may not proportionally increase our revenues and may affect the timing and extent of our future profitability.

WE DEPEND ON THE INTERNET

     We will not be able to execute our business plan if Internet usage does not grow. Internet usage may be inhibited for any of the following reasons:

     - the Internet infrastructure may not be able to support the demands placed on it and its performance and reliability may decline as usage increases;

     - security and authentication concerns with respect to the transmission over the Internet of confidential information such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

     - privacy concerns, including those related to the ability of websites to gather user information.

WE DEPEND ON THIRD PARTY PROVIDERS AND WEBSITE OPERATORS

     Many of the Internet service providers, online service providers and other website operators on which we depend have experienced significant service slowdowns, malfunctions, outages and capacity limitations. We also depend on the reliability, speed, data capacity, ease of use, accessibility and security of the Internet as well as the Internet's continued development and acceptance for commercial use generally. A satisfactory Internet experience may depend, as well, on the proper functioning and continued development of equipment such as high speed modems and personal computers. New protocols or standards are being developed to handle new systems and increased level of activity at higher speeds in compliance with governmental regulations. However, not all software and equipment protocols and standards are compatible. Users may experience difficulties due to computer-related, telecommunications or other equipment, software, or system failures or shortcomings unrelated to our services. If users experience such difficulties, our reputation could be harmed.

WE ARE DEPENDENT ON CONTRACTS, SOME OF WHICH ARE SHORT TERM

     We are dependent upon contracts with our strategic partners and clients including Interval International, Inc., InterVu, Inc. and PR Newswire Corporation. These contracts are generally for terms ranging from one to two years, however, many of them permit our clients and partners to terminate their agreements with us on short term notice. The termination of certain of these contracts could have a material adverse effect on our business operations and prospects.

THERE ARE RISKS RELATED TO OUR ACQUISITION STRATEGY

     Our goal is to establish ourselves as the leading developer and owner of video content for the Internet and interactive TV. One of our strategies to accomplish this goal is to increase revenues and the markets we serve in part through the acquisition of companies that can further our business plan. Acquisition candidates include developers of video media. In pursuing this strategy, we must address and overcome various factors, including the following, some of which are beyond our control:

     - We may be unable to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into ours without encountering substantial costs, delays or other problems.

     - Companies acquired by us in the future may not achieve a level of profitability that justifies our investment in them, or these acquired companies may have unknown liabilities that could materially adversely affect our results of operations or financial condition.

     - We may compete for acquisition and expansion opportunities with companies that have greater resources than ours and, therefore, we may not be able to find suitable acquisition candidates. Financing for these acquisitions, if needed, may not be obtainable on terms acceptable to us.

     - We may not be able to successfully and profitably integrate these acquired companies into our operations.

     - Our results of operations in fiscal quarters immediately following a material acquisition may be materially adversely affected while we integrate the acquired business into our existing operations.

     - We may acquire certain businesses that have either been unprofitable or that have had inconsistent profitability prior to their acquisition. Our inability to improve the profitability of these acquired businesses could have a material adverse effect on us.

     - Our acquisition strategy places significant demands on our resources and there can be no assurance that our management, operational systems and structure can be expanded to effectively support our continued acquisition strategy.

     If we are unable to implement successfully our acquisition strategy, this inability may have a material adverse effect on our business, results of operations or financial condition.

WE DEPEND ON MANAGEMENT TO INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH

     Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

     We completed the acquisition of 51% of EDnet and are in the process of integrating these operations. EDnet's history, geographical location, business model and business culture are different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of EDnet and the acquired assets will be successful, that we can manage our growth or that the anticipated benefits of EDnet or its assets will be fully realized. The dedication of management resources to such efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with such activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR INDUSTRY

     The market for broadcast services and video content on the Internet is rapidly evolving, highly fragmented and intensely competitive. We compete on the Internet with:

     - other online video content Websites;

     - video conferencing companies and audio conferencing companies;

     - Internet business services;

     - online services, other Website operators; and

     - Internet portal services, Internet broadcasting and other Internet content providers.

     Some of our principal competitors include other online broadcast service websites, such as TVontheWeb and FasTV, Inc. Many of these existing and potential competitors have a stronger position in certain markets and significantly greater financial, technical and marketing resources than we do.

     We believe that in order to attract the maximum amount of traffic to our Websites and increase our clients' customer base, we must establish ourselves as the leading producer and owner of original video content on the Internet. If we fail to do so quickly, competitors may prevent us from obtaining a leading market position, which would adversely affect our business.

WE MAY NEED ADDITIONAL FINANCING

     We believe that our cash on hand, our banking arrangements and the proceeds from this offering will be sufficient to fund our working capital, anticipated operating cash flow deficit and capital expenditure requirements for at least 24 months following completion of this offering. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business.

     Accordingly, we may need to raise additional funds in order to grow our business and pursue new expansion opportunities. Our business could suffer if we are unable to raise such additional funds on acceptable terms, or at all.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON ACCEPTABLE TERMS

     Our acquisition and internal growth strategy requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the production and marketing of additional on-line multi-media libraries. Therefore, our growth may depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions. This will likely result in dilution of existing equity positions or increased interest expense. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Visual Data held by existing shareholders will be reduced and those shareholders may experience significant additional dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.

WE DEPEND UPON KEY PERSONNEL

     Implementation of our business strategy is largely dependent on the efforts of a few senior officers. In particular, our operations are dependent to a great degree on the efforts of our President and Chief Executive Officer, Randy S. Selman, and our Executive Vice President, Alan M. Saperstein. Furthermore, we will likely be dependent on the senior management of EDnet and other companies that we acquire. Competition for highly qualified personnel is intense, and the loss of any executive officer or other key employee, or the failure to attract and retain other skilled employees, could have a material adverse effect upon our business, results of operations or financial condition. We are parties to employment agreements with each of Messrs. Selman and Saperstein which terminate in January 2001, and are the designated beneficiary of key man life insurance in the amount of $1,000,000 on the life of Mr. Selman and $500,000 on the life of Mr. Saperstein. There can be no assurance, however, that such executives will continue to perform under these agreements or that we can maintain the polices in effect or that the coverage will be sufficient to compensate us for the loss of the services of either Mr. Selman or Mr. Saperstein.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION

     There are currently few laws or regulations directly attributable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted covering issues such as privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could dampen the growth in, and the use of, the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expense in complying with any new regulation. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet Service Providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations related to the Internet could have a material adverse effect on our business.

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY COULD IMPACT OUR COMPETITIVE POSITION

     Our success and ability to compete is dependent in part on the protection of our original content for the Internet and on the goodwill associated with our trademarks, trade names and trade secrets. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide us with any competitive advantage.

     We rely on trade secret and copyright laws to protect our proprietary technologies. There can be no assurance that these laws will provide sufficient protection to us, that others will not develop technologies that are similar or superior to ours, or that third parties will not copy or otherwise obtain and use our technologies without authorization.

     Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford us little or no effective protection of our intellectual property.

     In addition, we rely on certain technology licensed from third parties and may be required to license additional technology in the future for use in managing our website and providing related services to our customers and other users of our website. There can be no assurance that these third-party technology licenses will be available or will continue to be available to us on acceptable commercial terms, or at all. If we are unable to enter into and maintain any of these technology licenses, it could have a material adverse effect on our business.

OTHER COMPANIES MAY CLAIM WE ARE INFRINGING UPON THEIR PROPRIETARY TECHNOLOGY

     Given the nature of our business, we can not give assurance that third parties will not bring claims of copyright or trademark infringement against us or that they will not claim that our use of certain technologies violates a patent. Further, there can be no assurance that third parties will not claim that we have misappropriated their creative ideas or formats or otherwise infringed on their proprietary rights in connection with our Internet content. We are not currently aware of any litigation. However, any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention, require us to enter into costly royalty or licensing arrangements, or prevent us from using important technologies or methods, any of which could have a material adverse effect on our business.

THE EXERCISE OF OPTIONS AND WARRANTS WILL HAVE DILUTIVE EFFECT

     As of May 20, 1999 we had outstanding options and warrants to purchase a total of 6,562,940 shares of our common stock at prices ranging between $.00016 and $18.00 per share, including 3,399,460 options and warrants issued to directors and executive officers. The existence of such options and warrants may adversely affect the terms under which we could obtain additional equity capital. The exercise of these warrants and options may materially adversely affect the market price of our common stock.

OUR DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING

     We have not designated any specific use for a portion of the net proceeds from this offering. Therefore, our management will have some flexibility in applying the net proceeds. We expect to use the proceeds for the expansion of existing libraries and the development of additional libraries, to purchase production equipment and upgrade existing studios, and for general corporate purposes that may include financing acquisitions, joint ventures and strategic alliances. We have no present plans or commitments and are not currently engaged in any negotiations with respect to acquisitions, joint ventures and strategic alliances. Our management's failure to apply these funds effectively could cause our business to suffer.

SHARES ELIGIBLE FOR FUTURE SALE, EXPIRATION OF LOCK-UP PERIODS

     As of May 20, 1999, there were 6,630,019 shares of our common stock outstanding, of which approximately 2,020,035 were "restricted securities" as that term is defined by Rule 144 under the Securities Act. Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who is not our affiliate and who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of the common stock due to the potential increased number of publicly held securities. The timing and amount of sales of common stock covered by this prospectus, as well as sales pursuant to other filed registration statements, could also have a negative impact on the market price of the common stock. The market price of our common stock could decline as a result of a large number of shares of our common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     The underwriter in our initial public offering imposed lock-ups of certain shares of our common stock held by insiders and other shareholders for periods of 12, 18 and 24 months. The lock-up on all such shares has expired. In addition, 1,543,022 shares are subject to a 6 month lock-up period commencing on the effective date of this prospectus.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT AN ACQUISITION OF VISUAL DATA AT A PREMIUM PRICE

     Certain provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt of us. We are subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions. Lastly, our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors, of which 4,999,850 shares remain without designation and available for issuance as of March 31, 1999. We include such preferred stock in our capitalization in order to enhance our financial flexibility. However, the issuance of large blocks of preferred stock may have a dilutive effect with respect to existing holders of our common stock.

WE DO NOT PLAN TO PAY CASH DIVIDENDS

     Holders of our common stock are entitled to cash dividends when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends. We have never paid dividends and our management does not anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the developments and expansion of our business. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICES

     Historically, there has been and there may continue to be volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

YEAR 2000 COMPLIANCE

     We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the year 2000 issue. We have reviewed all software and hardware used internally by us in all support systems to determine whether they are year 2000 compliant. Most of our software has already been upgraded by the manufacturer or was recently purchased and is year 2000 compliant. We expect to have our remaining year 2000 compliant systems in place by September 30, 1999. We also intend to implement and test these solutions prior to any anticipated impact of the year 2000 issue on our systems. We do not believe that the aggregate cost for the year 2000 issue will be material. However, we cannot predict the effect of the year 2000 issue on entities with which we transact business, and there can be no assurance that the effect of the year 2000 issue on such entities will not have a material adverse effect on our business, financial condition or results of operations. We will be formulating a contingency plan with respect to such entities with which we do business.

     In addition, we use third-party equipment, software and content, including non-information technology systems, such as our security system, building equipment and non-capital IT systems embedded micro controllers that may not be year 2000 compliant. We are in the process of developing a plan to assess whether these third parties are adequately addressing the year 2000 issue and whether any of our non-IT systems have material year 2000 compliance problems. Failure of such third-party equipment, software, or content to operate properly with regard to the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations, and financial condition.

     Any new software, hardware or support systems implemented in the future will be year 2000 compliant or will have updates or upgrades or replacements available before the year 2000 to enable the system to be year 2000 compliant. We are currently assessing the year 2000 compliance expense and related potential effect on our earnings.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $12,190,000 from our sale of the 1,400,000 shares of common stock offered by us under this prospectus at an offering price of $10.00 per share. This estimate is after deducting estimated underwriting discounts and commissions and other fees and expenses payable by us. We will not receive any portion of the proceeds from the sale of shares of common stock by the selling shareholders.

     We intend to use approximately $7,500,000 of the net proceeds of this offering (61.5% of total net proceeds) for the expansion of our existing video libraries and the development of additional video libraries. In addition, we intend to use approximately $1,750,000 of such net proceeds (14% of the total), to purchase production equipment and upgrade our existing studios. We have no specific plan for use of the remaining proceeds and expect to use such proceeds for general corporate purposes, including working capital and to fund anticipated operating losses, capital expenditures, and potential acquisitions. We are seeking to identify certain acquisition opportunities; however, we currently have no agreements or understanding with third parties for any acquisitions. We cannot assure you that we will identify suitable acquisition candidates or that we will, in fact, complete any acquisition. Until we use the net proceeds for a particular purpose, we will invest them in short-term, interest-bearing, investment-grade obligations. Any income from investments will be added to working capital. Our management will have broad discretion as to allocation of net proceeds to use as it deems appropriate. See "Risk
Factors -- Our discretion in the use of proceeds from this offering."

                           PRICE RANGE OF SECURITIES

     Our common stock and warrants have been quoted on the Nasdaq SmallCap Market since our initial public offering on July 30, 1997, and are traded under the symbols "VDAT" and "VDATW," respectively. Since August 5, 1999 our common stock and warrants have been listed on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low closing bid sale prices for our common stock and warrants as reported on the Nasdaq SmallCap Market.

COMMON STOCK                                                  HIGH        LOW
------------                                                 -------    -------
FISCAL YEAR 1997:
  Fourth Quarter (from July 30, 1997)......................  $  6.00    $  5.50
FISCAL YEAR 1998:
  First Quarter............................................  $  5.63    $  2.38
  Second Quarter...........................................  $  4.75    $  2.25
  Third Quarter............................................  $  4.75    $  2.25
  Fourth Quarter...........................................  $3.8125    $1.3125
FISCAL YEAR 1999:
  First Quarter............................................  $ 6.875    $ 2.125
  Second Quarter...........................................  $16.375    $ 6.563
  Third Quarter............................................  $ 40.00    $ 15.75

WARRANTS                                                       HIGH      LOW
--------                                                      ------    ------
FISCAL YEAR 1997:
  Fourth Quarter (from July 30, 1997).......................  $1.875    $ .875
FISCAL YEAR 1998:
  First Quarter.............................................  $1.375    $ .500
  Second Quarter............................................  $ .938    $ .375
  Third Quarter.............................................  $ .938    $ .344
  Fourth Quarter............................................  $ .813    $ .250
FISCAL YEAR 1999:
  First Quarter.............................................  $ 2.75    $ .313
  Second Quarter............................................  $10.25    $ 2.50
  Third Quarter.............................................  $35.00    $9.625

     On August 6, 1999, the last reported sale prices of the common stock and warrants on the Nasdaq National Market was $9.625 per share and $5.875 per warrant. These prices do not include retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. As of August 6, 1999, there were at least 1,000 shareholders of record of the common stock.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1999, (i) our consolidated capitalization and (ii) our pro forma consolidated capitalization as adjusted to reflect the sale of 1,400,000 shares of the common stock offered by us pursuant to this prospectus, after deduction of estimated offering expenses and underwriting discounts, at an offering price of $10.00. This table should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                            MARCH 31, 1999
                                                    ------------------------------
                                                       ACTUAL       AS ADJUSTED(1)
                                                    ------------    --------------
Notes payable, shareholders, net..................  $     40,500     $     40,500
Stockholders' equity
  Common stock, par value $.0001, 5,744,859 shares
     issued and outstanding, actual 7,144,859
     shares issued and outstanding, as adjusted...           574              714
Paid-in capital...................................    18,461,683       30,651,543
Accumulated deficit...............................   (12,434,194)     (12,434,194)
                                                    ------------     ------------
Total stockholders' equity........................     6,028,063       18,218,063
                                                    ------------     ------------
Total capitalization..............................  $  6,068,563     $ 18,258,563
                                                    ============     ============

-------------------------
(1) After deducting underwriting discounts, commissions and offering expenses, estimated to be an aggregate of $1,810,000.

                                    DILUTION

     Purchasers of our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock for this offering. "Net tangible book value" per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. At March 31, 1999, we had a net tangible book value of $5,229,860, or approximately $0.91 per share of our outstanding common stock. After giving effect to our receipt of the estimated net proceeds from our sale of the 1,400,000 shares of our common stock offered hereby at an offering price of $10.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by us), our net tangible book value at March 31, 1999 would have been approximately $17,419,860 or $2.44 per share of our common stock, representing an immediate increase in net tangible book value of $1.53 per share to existing shareholders and an immediate dilution of $7.56 per share to investors in this offering. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

     The following table illustrates this per share dilution:

Offering price per share....................................  $ 10.00
  Net tangible book value per share, before the offering....      .91
  Increase attributable to new investors....................     1.53
                                                              -------
Pro forma net tangible book value after the offering........     2.44
                                                              -------
Dilution to new investors...................................  $  7.56
                                                              =======

     The following table summarizes the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by (i) our existing shareholders at March 31, 1999 and (ii) new investors purchasing shares of our common stock in this offering, before deducting the underwriting discounts and commissions and our estimated offering expenses payable by us.

                                                       TOTAL
                         SHARES PURCHASED        CONSIDERATION PAID
                       --------------------    ----------------------    AVERAGE PRICE
                        NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                       ---------    -------    -----------    -------    -------------
Existing
  Shareholders.......  5,744,859       80%     $18,462,257       57%        $ 3.21
New Investors........  1,400,000       20%     $14,000,000       43%        $10.00
                       ---------      ---      -----------      ---
Total................  7,144,859      100%     $32,462,257      100%        $ 4.54
                       =========      ===      ===========      ===

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth our selected consolidated financial data. The selected statement of operations data for the period from May 1993 (inception) to September 30, 1994 and the years ended September 30, 1995 and 1996 are derived from our Consolidated Financial Statements, which have been audited by Goldstein Lewin & Co., independent certified public accountants. The selected statement of operations data for the years ended September 30, 1997 and 1998 are derived from our Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent certified public accountants. The selected statement of operations data for the six month periods ended March 31, 1998 and 1999 and the summary balance sheet data as of March 31, 1999 have been derived from our unaudited Consolidated Financial Statements. The Consolidated Financial Statements for the years ended September 30, 1996, 1997 and 1998 and the reports thereon and the six months ended March 31, 1998 and 1999 appear elsewhere in this prospectus. The Selected Consolidated Financial Data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto, appearing elsewhere herein. The results for the six months ended March 31, 1999 are not necessarily indicative of results that may be expected for the full fiscal year.

SELECTED STATEMENTS OF OPERATIONS DATA*:

                                                                                                           SIX MONTHS ENDED
                          FROM MAY 17, 1993               FISCAL YEAR ENDED SEPTEMBER 30,                      MARCH 31,
                            (INCEPTION) TO     -----------------------------------------------------   -------------------------
                          SEPTEMBER 30, 1994      1995         1996          1997           1998          1998          1999
                          ------------------   ----------   -----------   -----------    -----------   -----------   -----------
                                                                                                              (UNAUDITED)
Revenue.................      $       --       $       --   $   111,719   $   193,038    $ 1,880,842(1) $   489,041  $ 2,117,901(1)

Operating costs:

 Cost of sales..........              --               --            --            --        803,784            --     1,309,766

 Selling, general and
   administrative.......          66,674          117,092       527,692     1,441,173      2,011,815       545,317     1,901,722

 Compensation and
   related costs........              --          206,935       985,441       789,165      1,341,737       580,831       927,232

 Production.............              --           17,982       121,239        83,357         22,354        31,231       146,968

 Occupancy..............          38,409           62,991        43,875        82,373        157,780        72,180        73,614

 Professional and
   consulting fees......          77,886           87,662       298,815       352,853      1,006,243       401,926       719,573
                              ----------       ----------   -----------   -----------    -----------   -----------   -----------

       Total operating
        costs...........         182,969          492,662     1,977,062     2,748,921      5,343,713     1,631,485     5,078,875
                              ----------       ----------   -----------   -----------    -----------   -----------   -----------

 Loss from operations...        (182,969)        (492,662)   (1,865,343)   (2,555,883)    (3,462,871)   (1,142,444)   (2,960,974)

Other income
 (expense)..............          (5,797)          (7,897)      (26,359)   (1,018,079)(2)      28,276       43,948       141,405
                              ----------       ----------   -----------   -----------    -----------   -----------   -----------

 Loss before taxes......        (188,766)        (500,559)   (1,891,702)   (3,573,962)    (3,434,595)   (1,098,496)   (2,819,569)

Income taxes............              --               --            --            --             --            --         4,000
                              ----------       ----------   -----------   -----------    -----------   -----------   -----------

 Net loss...............      $ (188,766)      $ (500,559)  $(1,891,702)  $(3,573,962)   $(3,434,595)  $(1,098,496)  $(2,823,569)
                              ==========       ==========   ===========   ===========    ===========   ===========   ===========

Net loss per
 share -- basic and
 diluted................      $    (0.18)      $    (0.43)  $     (1.35)  $     (1.42)   $     (1.06)  $     (0.36)  $     (0.58)
                              ==========       ==========   ===========   ===========    ===========   ===========   ===========

Weighted average shares
 of common stock
 outstanding............       1,066,091        1,173,413     1,405,228     2,509,249      3,253,731     3,078,585     4,893,186
                              ==========       ==========   ===========   ===========    ===========   ===========   ===========

---------------
 * Certain amounts have been reclassified to conform with current financial statement presentation.

(1) Operating revenue for the fiscal year ended September 30, 1998 and the six months ended March 31, 1999 include $1,340,602 and $1,891,930, respectively, derived from our EDnet subsidiary.

(2) Includes approximately $970,000 of non-cash interest expense.

SUMMARY CONSOLIDATED BALANCE SHEET DATA:

                                           AS OF SEPTEMBER 30,                     AS OF MARCH 31,
                             -----------------------------------------------   -----------------------
                               1995        1996         1997         1998         1998         1999
                             --------   ----------   ----------   ----------   ----------   ----------
                                                                                     (UNAUDITED)
Working capital
  (deficit)................  $166,492   $ (118,918)  $2,345,988   $ (439,440)  $  330,776   $3,081,931
Total assets...............  $483,032   $1,329,151   $4,587,892   $6,394,088   $3,600,735   $8,721,993
Long-term debt.............  $ 82,413   $  738,142   $  974,887   $   15,058   $       --   $  688,797
Stockholders' equity.......  $297,596   $  189,401   $3,247,104   $3,884,693   $2,481,134   $6,028,063

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Read the following discussion together with the information contained in the Consolidated Financial Statements and related Notes included elsewhere in this prospectus.

OVERVIEW

     We produce and own original video content specifically developed for the Internet and interactive television. We are also a full service production and distribution company capable of broadcasting and globally transmitting rich media (audio and video) content. Our growing portfolio of full-motion video information libraries on topics such as travel, corporate information and healthcare is designed to target specific audiences in order to generate revenues from advertising, subscriptions, viewership, e-commerce and sponsorships.

     Using the latest technology in video editing, combined with a global network of veteran camera crews, we are able to maintain high quality and consistency in our video productions. Our digital video production/editing component, working in tandem with our management/storage/serving component, produce what we believe to be a seamless infrastructure. Our goal is to deliver a level of expertise not currently found elsewhere in the market, and our vertically integrated structure allows us to price our services lower than other content developers and providers as we do not need to outsource our editing services. We utilize the latest available technology for distribution of our content, and therefore, we are partners, not competitors, with streaming video Internet companies and network providers.

     In June 1998, we acquired a 51% interest in Entertainment Digital Network, Inc. See "Our EDnet subsidiary." Currently EDnet accounts for a significant amount of our revenue, representing approximately 71% and 89% of total revenues in fiscal 1998 and for the six months ended March 31, 1999, respectively. While we believe that EDnet will remain an important part of our revenue, as we develop revenues from the marketing of our video information libraries, we expect that our reliance on EDnet will decrease.

     We were incorporated in May of 1993 and did not begin operations until October of that same year. From inception through August of 1997, our operating activities related primarily to raising capital and completing our initial public offering, purchasing operating assets and creating our initial video libraries. We used the proceeds from our initial public offering in 1997 to continue to enhance our HotelView library and to establish its distribution over the Internet, to develop additional content and libraries and to purchase the requisite hardware and software to link us to the Internet and provide links to other websites. Throughout the remainder of 1997 and into 1998, we introduced new libraries in the travel industry (including AttractionView and ResortView). In 1998 and 1999, we launched new libraries in the corporate information industry (including VideoNews Wire and TalentView) and the healthcare industry (including CareView and MedicalView). We continue to invest in the enhancement of our existing video libraries, the creation of new video libraries, the development of certain strategic partnerships, marketing and building domestic and international sales channels.

PLAN OF OPERATION

     Our current plan of operation includes continuing to expand the marketing of our video libraries, the development of new products and to continue to look for synergistic acquisition opportunities.

     During the first quarter of fiscal 1999, we began offering a new service through our Video News Wire division. By combining the worldwide high speed data networks of Entertainment Digital Network, Inc. ("EDnet"), and our worldwide network of camera crews, we are able to provide our clients with live audio and video event broadcast capabilities via the Internet. This service is being marketed through our partnership with PR Newswire. We have also announced our MedicalView division that will create and distribute Internet-based video programs for physicians, health care professionals and consumers.

     As we continued with our integration of EDnet, it became apparent that the web development resources at Internet Business Solutions, Inc. ("IBS"), EDnet's wholly-owned subsidiary, duplicated existing facilities at Visual Data. On December 11, 1998, EDnet completed the sale of substantially all of the assets of IBS for a total of $1,000,000. EDnet recognized a gain of approximately $663,000 on the sale. We recorded our portion of the gain, approximately $338,000, as a reduction of excess of purchase price over net assets acquired. While the sale of IBS' assets is expected to reduce budgeted revenues, EDnet intends to offset this loss with the continued growth of its core audio networking business and the aggressive introduction of its video networking services which occurred in the Spring of 1999.

REVENUE RECOGNITION

     Our HotelView, CareView and ResortView libraries recognize a portion of their contract revenue at the time of completion of video production services with the remaining revenue recognized over the term of the contracts. Per hit charges are recognized when users actually view a video. Commission on ResortView bookings are recognized when the stays are completed. Currently, our VideoNews Wire and MedicalView divisions recognize revenue when a project is completed and our client is billed. EDnet recognizes revenues from the sale of equipment when the product is shipped and revenues from equipment rental, installation, Webcasting and bridging are recognized when service is performed. Network usage is billed at the beginning of the month based on actual usage from the middle of the previous month and an estimate of the second half of the month, based on the activity from the previous billing.

RESULTS OF OPERATIONS

SIX MONTHS ENDED MARCH 31, 1999 COMPARED TO SIX MONTHS ENDED MARCH 31, 1998

     We recognized revenue of approximately $2,118,000 for the six months ended March 31, 1999, an increase of $1,629,000 (333%) from $489,000 for the same period last year. Revenues from EDnet accounted for approximately $1,892,000 for the six month period, with the balance of our revenue coming from HotelView's new and renewal contracts, initial contracts signed by CareView and ResortView and fees earned by Video News Wire. Production and distribution revenue decreased from approximately $489,000 to $226,000 for the six months ended March 31, 1999 as compared to the same period last year due to a non-recurring marketing fee of $250,000 which we recorded in March of 1998.

     Cost of sales, which includes equipment and services, is wholly attributable to sales by EDnet. Production costs increased by approximately $116,000 (374%) from $31,000 to $147,000 for the six months ended March 31, 1999 as compared to the same period last year. This increase was due to an increase in production activity, as well as the recognition of some deferred costs due to the completion of certain contracts.

     Selling, general and administrative expenses, which include advertising, depreciation, telephone and travel, increased approximately $1,357,000 (249%) from $545,000 to $1,902,000 for the six months ended March 31, 1999 as compared to the same period last year. Approximately $840,000 of the increase was due to the inclusion of EDnet's expenses. Depreciation expense increased approximately $220,000 (423%), from $52,000 to $272,000, advertising and associated expense increased approximately $71,900 (114%) from $62,800 to $134,700, Internet related expense increased approximately $40,000 (222%) from $18,000 to $58,000 and the balance of the increase reflects additional website development, as well as the rollout of the other libraries and related websites.

     Compensation and related costs increased by approximately $346,400 (60%) from $580,800 to $927,200 for the six months ended March 31, 1999, over the same period last year due to growth in both sales and technical staff. Professional fees increased approximately $318,000 (79%) from $402,000 to $720,000 for the six months ended March 31, 1999 over the comparable periods last year primarily due to an increase in consulting and investment banking fees.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

     We recognized revenues of $1,880,842 during the fiscal year ended September 30, 1998, representing an increase of approximately 874% from revenues for fiscal 1997. Included in our revenues for fiscal 1998 are revenues of $1,340,602 which we recorded from our newly acquired subsidiary, EDnet. EDnet's revenues are derived from the sale of equipment, usage fees related to its network which allows the exchange of high quality audio, video, multimedia and data communications, and Website development and consulting fees. We recorded $250,000 of revenue as a signing fee when we entered into a marketing agreement whereby we, through our TalentView division, will be marketing and distributing a database and search engine software product. Revenues from HotelView recognized during fiscal 1998 include new sales and renewals, which amounted to approximately $200,000. The balance of our revenue during fiscal 1998 came from initial contracts signed by CareView, billings by our Internet Technologies group, and fees earned by Video News Wire. Revenues recognized by us during fiscal 1997 were limited to the redemption of room credit balances due to bookings made by the HotelView travel agency network and video tape sales to hotels. The revenues recognized by us during fiscal 1998 represent the results of our implementation of our plan of operation, which centered on continuing to expand the marketing of our multi-media information libraries that are designed to capture the interest of the general public in order to generate revenues from advertising, subscriptions, viewership, e-commerce transactions and sponsorships. During fiscal 1998, the recognition of significant revenues from HotelView was delayed from our internal projections due to a restructuring of the business model as well as a new Internet site and marketing strategy. In addition, during fiscal 1998 CareView revenues have been delayed based on the site software and Internet software taking longer to develop than was originally anticipated. During fiscal 1999, as our business plan is further implemented, management expects to significantly increase the revenues reported by us, with the majority of such increases being projected for the last two quarters of fiscal 1999.

     Cost of sales, as it appears in the Consolidated Statements of Operations, related primarily to EDnet. Selling, general and administrative expenses increased approximately $570,650 or 39.5% during fiscal 1998 as compared to the same period last year, reflecting the growth of HotelView's sales and marketing activities and Website development, as well as the rollout of the other libraries and related Websites. This increase includes approximately $483,365 of EDnet expense. Increases occurred in Internet related expenses, research and marketing consulting, travel and depreciation. We anticipate further increases in selling, general and administrative expenses during fiscal 1999, relative to comparative periods in fiscal 1998, as we continue to implement our business plan.

     Compared to fiscal 1997, compensation and related costs increased by approximately 70% due to growth in both sales and technical staff. Based upon the current levels of staffing, management believes we will be able to further implement our business plan during fiscal 1999 without substantially increasing our compensation and related costs. The increase in occupancy costs reflects the increased expense due to the move to our principal executive offices in September 1997. Professional fees increased for fiscal 1998 over the prior year principally due to non-recurring consulting fees totaling approximately $935,000 that were paid with stock, stock options and warrants. In addition, accounting and legal fees increased from 1997 to 1998. Of the legal fees, approximately $60,000 were associated with a specific contract or transaction and are non-recurring.

     Interest income reported for fiscal 1998 reflects an increase of approximately 126% from fiscal 1997, which consisted primarily of interest earned on the temporary investment of portions of the proceeds from our initial public offering and other equity infusions. During fiscal 1998, we reported rental income of $80,671 which was derived from the rental of a portion of our building pursuant to a lease which expires in February 2003. Management expects such income to continue during fiscal 1999. Interest expense for fiscal 1998 reflects a reduction of approximately $945,865 or 90% as a result of a non-recurring, non-cash interest expense of $969,531 incurred in fiscal year 1997 on shareholder loans. We reported interest expense of $96,362 during fiscal 1998 related to our mortgage and capital leases.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

     Revenues of $193,038 were recognized during fiscal 1997 based on the redemption of room credit balances due to bookings made by the HotelView travel agency network and tape sales to hotels. Interest expense increased approximately $1,015,115 in fiscal 1997 versus 1996 primarily due to the non-cash amortization of discounts on certain notes payable. Selling, general and administrative expenses increased approximately 173% in fiscal 1997 versus 1996 and included $690,000 of deferred costs which were charged to expense during fiscal 1997. Both of these items are non-recurring and we do not anticipate significant interest expense during fiscal year 1998. Through December 1997, we offered hotels and resorts the option of either paying the contract in full in cash at the time of execution or paying a cash deposit, with the balance of the contract price due under a performance based arrangement. Because there is no time limitation when or if the balance of the fees will become billable, we cannot predict when these funds will be available. Although management believes it will continue to bill and collect amounts due under this performance based arrangement during fiscal 1998, any long term delay in or inability to collect these amounts may have an adverse effect on us. Hotel contract renewals are being billed on a cash basis and from January 1998 forward, we will charge hotels and resorts an annual fee, payable in cash, for their inclusion in the library as well as a charge per Internet site visit by potential hotel guests.

IMPACT OF YEAR 2000

     We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the year 2000 issue. We have reviewed all software and hardware used internally by us in all support systems to determine whether they are year 2000 compliant. Most of our software has already been upgraded by the manufacturer or was recently purchased and is year 2000 compliant. We expect to have our remaining year 2000 compliant systems in place by September 1999. We also intend to implement and test these solutions prior to any anticipated impact of the year 2000 issue on its systems. We do not believe that the aggregate cost for the year 2000 issue will be material. We, however, cannot predict the effect of the year 2000 issue on entities with which we transact business, and there can be no assurance that the effect of the year 2000 issue on such entities will not have a material adverse effect on our business, financial condition or results of operations. We will be formulating a contingency plan with respect to such entities with which we do business. In addition, we utilize third-party equipment, software and content, including non-information technology systems, such as our security system, building equipment and non-capital IT systems embedded microcontrollers that may not be year 2000 compliant. We are in the process of developing a plan to assess whether these third parties are adequately addressing the year 2000 issue and whether any of our non-IT systems have material year 2000 compliance problems. Failure of such third-party equipment, software, or content to operate properly with regard to the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations, and financial condition.

     Any new software, hardware or support systems implemented in the future will be year 2000 compliant or will have updates or upgrades or replacements available before the year 2000 to enable the system to be year 2000 compliant. Management is currently assessing the year 2000 compliance expense and related potential effect on our earnings. To date, we have not incurred any incremental expense directly related to year 2000 compliance.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through July 1997, our operations were funded by investment capital from the sale of private equity and shareholder loans. In July 1997, we completed our initial public offering and received net proceeds of approximately $4.8 million. Since July 1997, we have sustained our operations from internally generated funds and proceeds from the private placement of our preferred and common stock, and the exercise of options and warrants from which we derived total net proceeds of approximately $9.8 million through May 20, 1999.

     At March 31, 1999, we had working capital of approximately $3,082,000. This was primarily a result of two private placements. One sale took place during November and December 1998 in which a total of 532,500 shares were sold at approximately $2.00 per share to 20 accredited investors for which the Company received gross proceeds of $1,040,000. In February 1999, we received net proceeds of approximately $2,600,000 from the sale of our common stock to institutional investors in the second private placement, selling a total of 333,334 shares.

     We believe we have sufficient working capital to fund our current plan of operations until our subsidiaries begin producing revenues sufficient to sustain operations. However, in the event management should determine to either accelerate their business plan or seek additional acquisitions, we may be required to raise additional capital. There are no assurances that such capital will be available to us on terms and conditions we find acceptable. With the proceeds of this offering, coupled with internal liquidity, we will be able to sustain our operations for the next twenty-four months.

     In March 1999, we negotiated an extension of our mortgage with the current lender. The term of the note was extended by forty-two months and is now due on September 30, 2002. The note requires monthly payments of approximately $10,000 and a balloon payment of approximately $800,000 at September 30, 2002.

                                    BUSINESS

     We produce and own original video content specifically developed for the Internet and interactive television. We are also a full service production and distribution company capable of aggregating, broadcasting and globally transmitting rich media (audio and video) content. Our content includes video libraries on topics such as travel, corporate information and healthcare. Our growing portfolio of full-motion video information libraries is designed to target specific audiences in order to generate revenues from advertising, subscriptions, viewership, e-commerce and sponsorships.

     For example, our HotelView(R) library provides two to four minute multimedia video tours that give the viewer a detailed look at the hotel's guest rooms, grounds, meeting space, recreational facilities, dining venues and other amenities that can be accessed through the participating hotels' own Website, at HotelView.com and at hundreds of other travel sites. HotelView(R)'s revenues are generated through an annual subscription fee, which includes the creation, storage and serving on the Internet, and per view revenues, which are paid by the hotel, each time someone views the video on the Internet. Additional revenues will also be generated from advertising fees and sponsorships.

     Using the latest technology in video editing, combined with a global network of camera crews, we are able to maintain high quality and consistency in our video productions. Our video production/editing component, working in tandem with our management/storage/serving component, produce what we believe to be a seamless infrastructure. Our goal is to deliver a level of expertise not currently found elsewhere in the market. We believe that our vertically integrated structure allows us to competitively price our services. We utilize the latest available technology for distribution of our content, and therefore, we are partners, not competitors, with streaming video Internet companies and network providers.

     In June 1998, we acquired a 51% interest in Entertainment Digital Network, Inc. See "Our EDnet subsidiary." Currently, EDnet accounts for a significant amount of our revenue representing approximately 71% and 89% of total revenues in fiscal 1998 and for the six months ended March 31, 1999, respectively.

STRATEGIC RELATIONSHIPS

     Our business model is focused on partnering Visual Data with other synergistic companies. We have developed strategic partnerships with recognized industry leaders in the travel, corporate information and healthcare industries, including:

THE TRAVEL INDUSTRY

     - Carlson Travel Group, Inc. We are the supplier of video content on hotels and resorts to the country's largest travel agency franchise.

     - Interval International, Inc. We are the exclusive producer and distributor of video content for the world's second largest marketing organization for timeshare units.

     - REZsolutions, Inc. We have a co-marketing agreement with the leading supplier of integrated business solutions for the hospitality industry.

     - Broadcast.com, Inc. We are a supplier of video content on hotels, resorts, attractions and destination information to the Internet's largest broadcaster of video content and we are a sponsor of their travel channel.

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

THE CORPORATE INFORMATION INDUSTRY

     - PR Newswire Corporation. We are the exclusive provider of video press releases for the world's largest distributor of press releases.

     - Canada Newswire, Ltd. We are the exclusive provider of video press releases for Canada's largest distributor of press releases.

     - InterVu, Inc. Under an Internet distribution and co-marketing agreement, InterVu is a provider of streaming media services for our multimedia content and InterVu in turn resells Visual Data production services.

THE HEALTHCARE INDUSTRY

     - Physicians' Online, Inc. We have an agreement with the world's largest Internet community of doctors, with over 170,000 physician members, to distribute our healthcare related video content.

     - Inteli-Health, Inc. We have an agreement, with the joint venture of Aetna Insurance and Johns Hopkins Health Services, to distribute our healthcare related video content to the general public.

INDUSTRY BACKGROUND

     The Internet has experienced dramatic growth in recent years. The development of improved search engines and Web browsers has led to substantial end-user interest in the Internet. Computer Almanac Industry, Inc. estimates that the number of Web users will increase from approximately 147 million at the end of 1998 to approximately 320 million and 720 million by the end of 2000 and 2005, respectively. A 1998 study completed by the Georgia Institute of Technology estimates that approximately 32% of Internet users spend 20 or more hours using a Web browser each week.

     Broadcasting audio and video content over the Internet offers certain opportunities that are not generally available from traditional media. Currently available analog technology and government regulations limit the ability of radio and television stations to broadcast beyond certain geographic areas. Radios and televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as audio conferencing and video conferencing can be costly, non-targeted, and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the listeners or viewers of a program. By using the Internet, targeted streaming media content can be broadcast to a geographically dispersed audience of customers, suppliers, employees and shareholders at relatively low costs. Internet users can interact with the broadcast content by responding to online surveys, voting in polls and obtaining additional information. In addition, Internet broadcasters can provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The convergence of the Internet's capabilities and attributes has accelerated its acceptance as a business tool, leading to rapidly growing economic opportunities in Web-based advertising and business service offerings, including audio conferencing, electronic commerce and video transmission, among others.

     Much of the Internet's rapid evolution towards becoming a mass medium can be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and email services to a much richer environment, capable of delivering graphical, interactive and multimedia content. Prior to the development of streaming media technologies, users could not play back audio and video clips until the content was downloaded in its entirety. As a result, live Internet broadcasts were not possible. The development of streaming media products from companies such as Microsoft and RealNetworks enables the simultaneous transmission and playback (i.e., the Internet broadcast) of continuous "streams" of audio and video content over the Internet and intranets. These technologies have evolved to deliver audio and video over widely used 28.8 kbps or 56 kbps narrow bandwidth modems, yet can scale in quality to take advantage of higher speed access that is being provided by xDSL, cable modems and other emerging broadband technologies.

     We believe recent research has shown a significant increase in Internet users with broadband width capabilities. Media Metrix, Inc. reports that, in December 1998, more than 19 million home PC users viewed some form of streaming video. In addition, an estimated 14 million people have connections to the Internet at their workplaces that are fast enough to carry sophisticated moving images and sounds. Forrester Research reported that there were approximately 700,000 households in the United States that had broadband access in 1998. This number is expected to increase to 2.2 million in 1999, 4.7 million in 2000, 9.2 million in 2001 and 15.8 million, or approximately 26% of on-line households, by 2002.

     We believe that once the major investments in broadband service have been made and the infrastructure has been developed, the focus will turn to the content to be viewed and that video on the Internet will logically become the next area of major focus. The search will then begin for video that is both of interest to users and commercially viable.

THE VISUAL DATA SOLUTION

     To meet the growing demand for video content we have developed comprehensive original video libraries in the areas of travel, corporate information and health care. We have a worldwide network of professional freelance camera crews, and are able to shoot the video, edit it in-house utilizing digital, non-linear editing systems, and serve and distribute finished content on the Internet on a price competitive basis.

     In addition to being a content developer and owner, we are a full service production and distribution (broadcasting) company, capable of aggregating, broadcasting and globally transmitting rich media (audio and video) content. By both creating and owning our content we are able to repurpose the content to meet the rapidly changing needs of the Internet consumer. We can package and deliver the same content in a multitude of different forms, simultaneously addressing the diverse needs of Internet consumers. In addition, we are not required to invest our capital in the rapidly changing area of streaming media technologies but, through our strategic partners, we are able to deliver rich media content using the latest available technologies at little or no additional cost.

     As we implement our strategy described below, we believe that we will not only maintain our competitive advantage, but will establish a standard for the future design and production of original video content for the Internet.

STRATEGY

     Our strategy is to establish ourselves as the leading Internet developer and owner of video content. In addition, we want to become the leading provider of Internet based video production and broadcast services. The key components to achieving these goals include the following:

  EXPAND OUR EXISTING VIDEO "VIEW" LIBRARIES

     We have developed video libraries of rich media content in the areas of travel, corporate information and healthcare. Our strategy for further development of these libraries is based on seeding each of these vertical markets with enough content to achieve market prominence.

  DEVELOP NEW VIDEO TOPICAL LIBRARIES

     As a result of our success in the areas of travel, corporate information and healthcare, we intend to identify new industries and market niches which have a high Internet consumer demand for video libraries. Areas identified include education, sports and product promotion.


                                     CHART


  EXPAND OUR BUSINESS TO BUSINESS PRODUCTION SERVICES

     By increasing the visibility of our production and broadcast services, our strategy is to offer end-to-end solutions, from multimedia production through Internet broadcast services, to the business community.

  LEVERAGE STRATEGIC RELATIONSHIPS

     Following our business model, we focused on partnering Visual Data Corporation with other companies strategic to all areas of our operations, including video content, business services and distribution. Some of our strategic partners include PR Newswire, InterVu, REZsolutions, Carlson Travel Group, Interval International, Pegasus/TravelWeb, Inteli-Health and Physicians' Online.

  MAKE SYNERGISTIC ACQUISITIONS

     We continue to look for strategic acquisition opportunities, like EDnet, that will allow us to accelerate the achievement of our overall business goals and permit us to quickly take advantage of new or synergistic market opportunities.

     The major focus of our efforts to date has been the travel industry. The majority of research currently available indicates that this sector is one of the fastest growing on the Internet. Jupiter Communications predicts travel related transactions on the Internet will gross $1.9 billion this year, with this figure expected to increase to $11.7 billion by 2002. We have five libraries, existing or under development, devoted to the travel industry. Our goal is to attain critical mass in each category, thereby establishing Visual Data as a significant company in this growth area.

     In addition, we have developed other libraries of commercial value. CareView(TM)'s full motion nursing home videos can be utilized by health care workers and patients' families to locate appropriate nursing homes or assisted living facilities. MedicalView(TM), an on-line source of information for physicians, health care professionals and consumers, operates in the rapidly growing area of medical and health related information.

     We believe there are a number of other areas of opportunity for business growth and revenue generation as video content is more widely used to promote products and services. We believe Visual Data is currently well positioned to take advantage of these expanding opportunities by having the synergy of efficiencies and expertise in each of these areas.

SALES AND MARKETING

     The core of our market strategy has been to partner with the recognized leaders in each of the markets our video content addresses. Through these partnerships we can take advantage of each partner's existing marketing programs, sales forces and business relationships. By offering our products and services in conjunction with their products, our partners can increase the value of their offerings and increase the revenues associated with the individual sales. Likewise, we can take advantage of our partners' products and reduce costs in areas such as sales personnel, marketing, and service fees. Contracts with these partners range from one to two years, some of which are terminable upon short term notice.

     For example, Interval International, the second largest timeshare exchange company in the world, uses its sales force to sell our ResortView(R)product in conjunction with their resort developer program.

     PR Newswire has 28 offices and over 130 sales persons in the U.S. and Europe. With PR Newswire as our marketing arm for Video News Wire, we believe it likely that Visual Data will be able to secure a significant position in the market for corporate videos, analysts webcasts, video press releases and live event broadcasts.

     We also use a variety of additional marketing methods, including our internal sales force, to market HotelView, CareView, MedicalView, ResortView, AttractionView and DestinationView to a variety of potential clients including hotel chains, resorts and nursing homes. We utilize independent sales representatives to market HotelView and MedicalView. Following the offering, we will increase our marketing efforts by hiring additional internal and independent sales representatives.

OUR PRODUCTS AND SERVICES

     We are a leading producer and owner of original video content specifically developed for the Internet and interactive television. We currently have eight existing libraries and five under development. In addition to revenues generated from our core businesses, we recorded revenues in fiscal 1998 from equipment sales, installation and usage fees, as well as web design and consulting fees from our majority owned subsidiary EDnet. We anticipate that the majority of our future revenues will be generated from the development, production and distribution of our original content through our libraries and other sources associated with the content and its channels of distribution. These other sources of revenue associated with the distribution of the content will include per view and tuition charges, usage and booking fees, syndication and royalty fees, advertising and sponsorship revenues and e-commerce transactions, as outlined in the table below.

                             PRODUCTS AND SERVICES

                                                                     CONTENT     ADVERTISING
                            ANNUAL        PER VIEW                 SYNDICATION     REVENUES
                             FEE            AND      TRANSACTION       AND           AND
PRODUCTS AND SERVICES  SUBSCRIPTIONS(1)   TUITIONS   E-COMMERCE     ROYALTIES    SPONSORSHIPS
---------------------  ----------------   --------   -----------   -----------   ------------
EXISTING LIBRARIES:
TRAVEL INDUSTRY
  HotelView..........        Yes            Yes           --           Yes           Yes
  ResortView.........        Yes             --          Yes           Yes           Yes
  AttractionView.....        Yes            Yes                        Yes           Yes
  GolfcourseView.....        Yes            Yes           --           Yes           Yes
CORPORATE INDUSTRY:
  Video News Wire....        Yes             --           --           Yes           Yes
  TalentView.........        Yes             --           --            --           Yes
HEALTHCARE INDUSTRY:
  CareView...........        Yes             --           --            --           Yes
  MedicalView........        Yes            Yes          Yes           Yes           Yes
FUTURE LIBRARIES:
  ProductView........        Yes             --          Yes           Yes           Yes
  CampusView.........         --            Yes           --           Yes           Yes
  DestinationView....        Yes             --           --           Yes           Yes
  CruiseView.........        Yes            Yes           --           Yes           Yes
SERVICES:
  VideoViewer........         --             --           --           Yes           Yes
  Production and
     Broadcast
     Services(2).....        Yes            Yes          Yes           Yes           Yes

-------------------------

(1) Includes Production Services

(2) Includes Webcasts

OUR EXISTING VIDEO LIBRARIES

  THE TRAVEL INDUSTRY

  HotelView(R) -- www.hotelview.com

     Our HotelView(R) library provides two to four minute multimedia video tours that give the viewer a detailed look at the hotel's guestrooms, grounds, meeting space, recreational facilities, dining venues and other amenities. It also includes a map showing the hotel's location relative to area attractions and airports. The video tour can be accessed through the participating hotel's own Website, HotelView(R)'s Website at www.hotelview.com, and hundreds of other Websites, such as TravelWeb.com (Pegasus/Travel Web), All-Hotels.com, HotelBook.com, REZsolutions.com (a product of Utell International and Anasazi, Inc. and the world's leading supplier of integrated business solutions for the hospitality industry) and Mercavia.com (Carlson Travel Group's Intranet site).

     HotelView(R) currently features over 105 hotels worldwide, including the Anaheim (California) Hilton & Towers, Baltshug Kempinski Moscow, Eden Roc Resort & Spa Miami, Hilton at Walt Disney World Village, Hotel Nikko San Francisco, Ritz Carlton Laguna Niguel California, Vier Jahreszeiten Berlin and the Waldorf Astoria in New York.

     HotelView(R)'s revenues are generated through an annual subscription fee, which includes the creation, storage and serving of the video on the Internet, and per view revenues, which are paid by the hotel, each time someone views the video on the Internet. Our initial results have found that approximately 33% of viewers who click on a hotel's Website will view a video if it is available, and of those viewing videos approximately 10% are booking rooms.

  ResortView(R) -- www.resortview.com

     Our ResortView(R) library provides developers of timeshare properties with the ability to advertise their resort to a more targeted, and potentially larger, prospect audience than they have had in the past. It is accessible via travel agents or at home or work via the Internet. ResortView(R) then "closes the loop" by allowing the property to be booked by travel agencies throughout the world utilizing the Global Distribution System. GDS is the electronic database that travel agents around the world use to research and book rooms in hotels and resorts. Through an exclusive distribution and marketing agreement with Interval International, Inc., the second largest marketing organization in the timeshare industry with over 1,400 properties world-wide, ResortView(R) has been designed to use video advertising in conjunction with the GDS to promote lead generation and rental income for the resort developers.

     Revenues are generated via an annual membership fee. In addition, we receive a commission on each completed stay generated by the travel agents. Current ResortView(R) properties include Harbour Lights in Myrtle Beach, South Carolina, Newport Beachside Hotel and Resort in Miami Beach, The Royal Resorts in Cancun, Mexico, Isle of Bali in Orlando, Florida, Fairfield Royal Vista in Pompano Beach, Florida and Peppertree at Wild Wing in Conway, South Carolina.

  AttractionView(TM) -- www.attractionview.com

     Many vacation planners need more than just information about the accommodations, and AttractionView(TM) has been designed as a natural complement to HotelView(R) and ResortView(R).

     AttractionView(TM) focuses on marrying the neighboring attractions, such as amusement parks, theme parks, regional malls, and the like to the HotelView(R) and ResortView(R) accommodations. We currently have over 25 AttractionView(TM) videos on-line and available for viewing, including information on the United Nations in New York, the Kennedy Space Center in Florida and Busch Gardens in Tampa.

     Revenues from the marketing of AttractionView(TM) will be generated through an annual subscription fee, which includes the creation, storage and serving of the video on the Internet, and per view revenues, which are paid by the attraction, each time someone views the video on the Internet.

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

  GolfcourseView(TM) -- www.videoviewer.com

     In April 1999, we acquired the Internet broadcast rights to a collection of golf-related videos including approximately 200 course tours, instructional videos and golf-related attractions from an unaffiliated third party. GolfCourseView(TM), which is available on www.videoviewer.com, provides full-motion tours of some of the world's most renowned golf courses and resorts and related attractions, including Pebble Beach, Innisbrook and the Golf Hall of Fame, as well as instructional videos and golf products and services.

     Revenues will be generated through an annual subscription fee, which includes the creation, storage and serving of the video on the Internet, and per view revenues, which are paid by the golf course, each time someone views the video on the Internet.

  THE CORPORATE INFORMATION INDUSTRY

  Video News Wire(TM) -- www.videonewswire.com

     We created Video News Wire(TM) to service an agreement with PR Newswire Corporation, the leading electronic distributor of corporate news releases. Launched in 1998, Video News Wire(TM) creates and distributes television news-like video press releases via the Internet. Video News Wire(TM) also provides "About the Company" presentations and provides coverage of live corporate events. Using a worldwide network of professional freelance camera crews, Video News Wire(TM) can videotape press conferences and events almost anywhere they might occur. In April 1999, we entered into an agreement with Canada Newswire, Ltd., Canada's largest distributor of press releases.

     In January 1999 we launched a new Video News Wire(TM) product which offers publicly-traded companies a cost effective means to broadcast their analyst conference calls live, making them available to the investing public, the media and worldwide to anyone with Internet access. This audio "Webcast" service is sold by PR Newswire. The Webcast can also be archived for audio replay for an additional fee and the archived material can be accessed through a company's own Website.

     Revenues are generated through the production and storage of basic and enhanced versions of video press releases, video corporate profiles and video footage of events. Current Video News Wire(TM) clients include Chrysler Corporation, Delta Airlines, McDonalds Corporation, Real Networks, Seagate Technologies, Subway Sandwiches and Salads, United News and Media and Warner Brothers.

     In conjunction with our Video News Wire(TM) service, we are currently developing a corporate news broadcast site on the Internet called TheFirstNews.com. The goal of the new site is to provide a continuous audio stream of corporate news as it is released over the various wire services. We intend to also offer our Video News Wires, live audio and video events and other corporate information. Users of the new service will be able to listen to all the news stories of the day or identify specific industries or individual stocks they wish to be informed about. When a press release, video news wire or other event occurs they will be able to hear or see the information instantly. We intend to make this new service available during the fourth quarter of fiscal 1999.

  TalentView(TM) -- www.talentview.com

     We have created our TalentView(TM) library with the goal of developing Internet-based solutions designed expressly for the entertainment, advertising and media industries. TalentView's(TM) initial online service, A* Cappella, is a searchable, multimedia talent library of more than 1,500 professional voice performers working in film, television, radio and

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

other media applications. The service is available to the production community via a secure, restricted Website at www.talentview.com.

     Directed at casting professionals and producers, A* Cappella offers a comprehensive talent classification and auditioning system whereby talent can be compiled, sorted and selected by specific qualities and specialities through the use of a search menu interface. Casting directors and producers can access and review artist voice samples and resumes which include contact information. We believe the service provides a promotional medium for talent, as well as an efficient, cost-effective tool for those who hire talent. We also believe TalentView(TM) offers certain synergy to our EDnet subsidiary and their clients in the entertainment and advertising industries.

     It is anticipated that our A* Cappella voice library will generate revenues from both membership fees and advertising.

  THE HEALTHCARE INDUSTRY

  CareView(TM) -- www.careview.com

     Our strategy is to make our CareView(TM) library a critical source of information for hospital case managers in the long-term care facility selection process. CareView(TM) places a complete personal computer package in the case management department of selected hospitals at no cost to the hospital, other than a telephone line. CareView(TM) systems are also placed at selected senior citizen resource centers, providing better exposure for assisted living facilities (most of whose admissions are not from hospitals).

     Subscribing long-term care facilities are provided with a full-motion, narrated video tour as well as a printable information sheet, e-mail links for requesting more information, and a quick reference list of services and amenities. We have implemented and are marketing the CareView(TM) system on a geographic market-by-market basis, starting with the Southeast Florida and the metro New York City markets. Our goal is to install CareView(TM) systems in 30 to 40 hospitals in each market. By concentrating on the larger hospitals, we believe that we will be able to control access to a significant amount of the hospitalized patients in each market. We have installed CareView(TM) in over 60 hospitals and senior resource centers in South Florida and metro New York City and we have enrolled more than 55 long-term care facilities.

     Revenues are generated through the payment of an annual fee by the subscribing nursing home or assisted living facility.

  MedicalView(TM) -- www.medicalview.com

     We designed MedicalView(TM) to create multimedia presentations of medical techniques, procedures and treatments, continuing education programs, conferences and health related information. MedicalView(TM)'s content is being developed through alliances with leading health and medical institutions and organizations such as university-based medical centers, major teaching hospitals, specialty treatment hospitals and disease specific associations, including Johns Hopkins University and the American Society of Nephrology.

     To date we have agreements to distribute MedicalView(TM) multimedia content with Physicians' Online and Inteli-Health. Physicians' Online, which bills itself as the world's largest Internet community of doctors with over 170,000 physicians on-line, provides a "physicians only" environment with medical databases, clinical symposiums and discussion groups with national experts. Physicians' Online estimates that approximately 15,000 physicians use the site daily. Inteli-Health, a joint venture between Aetna U.S. Healthcare

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

and Johns Hopkins University Medical School, provides consumer health information to the general public and health care community. Additionally, in March 1999, we signed a content agreement with George Blackburn MD, Ph.D., Associate Chief of Nutrition at Harvard Medical School to develop various programs regarding nutrition, weight loss and other health related topics. We will also seek to establish relationships with major pharmaceutical, medical equipment and health care service companies to develop customized content for distribution throughout the Internet, as well as to generate advertising and sponsorship revenues.

     Revenues are generated through corporate sponsorship, continuing education program fees, subscription (production, storage, serving) and advertising.

OUR LIBRARIES UNDER DEVELOPMENT

  ProductView(TM)

     As e-commerce proliferates, we believe more and more consumers will be turning to the Internet as both a source of information as well as an alternative method of purchasing many consumer products. In order to effectively compete, we believe thousands of products will need to be displayed in a rich media format that will provide the consumer with detailed information on purchasing, assembling and operating these products. We are designing ProductView(TM) to address this perceived need by offering video taping, editing and digitizing services to the manufacturers of products. In addition, ProductView(TM) will archive the product information in easy-to-access databases.

     We will offer ProductView(TM) as our high quality, low cost video creation capability to manufacturers and distributors of products and services not currently using video as part of their marketing efforts, as well as provide them with a video tool for use in creating functional overviews, assembly instructions and in-store presentations.

     We anticipate that the advertising and marketing plans for ProductView(TM) will emphasize the need to add video to not only the manufacturer's Website, but to thousands of cybermalls, catalog companies and other retailers on the Internet. For clients with extensive product inventories, we anticipate offering the option of mobile taping and editing studios to be temporarily located on site at the manufacturer's warehouse or manufacturing facility.

     Revenues will be generated through a subscription fee, which includes the creation, storage and serving of the video on the Internet, and per view revenues, which are paid by the manufacturer and distributor, each time someone views the video on the Internet.

  CampusView(TM)

     With over 3,000 colleges and universities in the United States, making the best choice of a college can be a daunting experience for the student and their family. In some cases, the student is simply unable to visit the institution prior to selection, and therefore must base his or her decision on various brochures and word-of-mouth information. As we believe the selection of a college or university is one of the most important decisions a student and his or her family will make, we are designing the CampusView(TM) Website to provide the students and their families with comprehensive information in order to offer them the opportunity for more informed decision-making in the college selection process. Our videos will provide two to three minute tours of the campus and the various educational, social and sports programs the school wants to highlight.

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

     Our strategy is to initially videotape approximately 2,500 colleges and universities in the United States. CampusView(TM) will be a pay-per-view service available to both high schools and individual students. Revenues from CampusView(TM) will be generated by charging students, their families and schools based upon the number of views. In addition, we will sell advertising and sponsorships on our Website. Our present plans anticipate a launch of the CampusView(TM) library within six to 12 months following the closing of this offering.

  CruiseView(TM)

     We are designing CruiseView(TM) to provide a detailed video tour of a ship's guestrooms, common areas, recreational facilities and dining venues. As the cruise market continues to grow, we believe cruise lines will need to utilize a service like CruiseView(TM) to maximize their exposure to the travel agents of the world. We intend to position CruiseView(TM) to take early advantage of these opportunities as a result of our existing presence in the travel agency networks.

     We anticipate revenues will be generated through an annual subscription fee, which includes the creation, storage and serving on the Internet, and per view revenues, which are paid by the cruise line, each time someone views the video on the Internet.

  DestinationView(TM)

     We are designing DestinationView(TM) as a collection of video clips providing a detailed look at certain aspects of the destination, such as area parks, meeting spaces, recreational facilities, dining spots, museums, and shopping districts. Additionally, it is anticipated that these clips will explore activities and day trips which are available to the visitor, including golfing, skiing, wine appreciation and architecture walks, and will also include briefs on available transportation entities (railway stations, airports, cruise excursions, highways, etc.).

     We have initially targeted the 150 most visited destinations and ports of call. Our second focus is to target destinations that are most likely to market via the Internet. It is anticipated that DestinationView's client base of local city convention and visitor's bureaus, local boards of tourism, regional consortiums and chambers of commerce will also be used to market our other travel related libraries to their existing members.

     Revenues are currently generated through subscriptions and per view charges.

OTHER SERVICES

  VideoViewer(TM) -- www.videoviewer.com

     In March 1999, we launched the beta version of VideoViewer(TM), a high-speed, video on demand network on the Internet. VideoViewer.com will enable users of ISDNs, T1s, cable modems and other broadband services to access a conduit to the growing world of original video content on the Web. The VideoViewer(TM) design enables cable modem and telephone Internet Service Providers to privately label the VideoViewer(TM) and personalize the site to look as if it is their own. The site will enable these service providers to clearly demonstrate to potential customers the need for higher bandwidth.

     VideoViewer(TM) is a graphic representation of Interactive television. Through
VideoViewer.com, high bandwidth users will be able to access rich media content on subjects including travel, business and finance, education, consumer products, health and medicine, and entertainment and recreation. When you enter the VideoViewer.com

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

Website, you are presented with an introduction screen; after clicking the Enter button, the VideoViewer(TM) will load the three media screens and the scrolling channel guide onto the screen. As you place the cursor on any of the scrolling bars, a text description appears and simultaneously an audio clip is played describing the channel's contents. For example, clicking the "Travel" bar brings up the various choices including the HotelView(R) selector; selecting a state or country will then display the available cities. If you click the desired city, you can choose to view videos of hotels located there, as well as other selections including a list of nearby golf resorts, attractions, destination tours or other related topics or subjects. Travel oriented commercials will be displayed on the two smaller media screens while viewing related content.

     Revenues are generated through syndication, per views, advertising fees and video production of ads.

  PRODUCTION AND BROADCAST SERVICES

     With our advanced video production studios and worldwide freelance camera crew network, we can provide complete end to end multi-media advertising services such as:

     - shoot, edit and produce a product presentation;

     - digitize store and serve the presentation on the Internet;

     - link to client's home page or distribute to various sites on the Internet;

     - if applicable, broadcast to television or other media; and

     - monitor results and track performance.

OUR EDNET SUBSIDIARY

     In June 1998, we acquired a 51% interest in Entertainment Digital Network, Inc. (OTCBB: EDNT). Based in California, EDnet develops and markets integrated systems for the delivery, storage and management of professional quality digital communications for media-based applications, including audio and video production for the North American advertising and entertainment industry. EDnet has established a private wide-area network (WAN) through strategic alliances with long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunications providers, which enables the exchange of high quality audio, compressed video and multimedia data communications. EDnet provides engineering services, application-specific technical advice, and audio, video and networking hardware and software as part of its business. EDnet's client base of more than 500 companies includes LucasFilms Skywalker Division, Sony Entertainment, Disney, MGM, Capitol Studios, Warner Brothers, NFL Films and PGA Tour Productions. EDnet's recent projects included the transmission of digitized audio during the post-production of such feature films as Titanic, Antz, Saving Private Ryan and the new Star Wars prequel, The Phantom Menace.

     EDnet has recently teamed with Telestream, a manufacturer of high quality video delivery systems, to provide EDnet customers the means to send high quality video via the Internet and other Internet Protocol (IP) based WANS. Under the terms of the agreement, EDnet will provide complete turnkey solutions, bundling Telestream video equipment with their network services. This relationship is anticipated to provide EDnet's entertainment and advertising company clients the ability to cost effectively transmit their daily shots of commercials, special effects, graphics, storyboards and animated shots,

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

thereby providing a more dependable and faster delivery system than was previously available.

     In order to maintain the 51% interest acquired, we received an option to purchase, at an exercise price of $.10 per share, the number of shares actually purchased upon exercise of each option, warrant and other convertible security of EDnet outstanding at the date of closing the EDnet transaction (the "EDnet Stock Equivalents"). Based upon the number of EDnet Stock Equivalents outstanding, we have the right to purchase up to an aggregate of 6,542,722 shares of EDnet's common stock. Our right to exercise the options shall accrue on the date of issuance of shares of EDnet common stock upon exercise of the corresponding outstanding EDnet Stock Equivalents and shall expire on the first anniversary of the exercise date of each such outstanding EDnet Stock Equivalent.

COMPETITION

     The market for Internet broadcast services and video content is relatively new, rapidly evolving and highly competitive. We expect our competition to intensify. We compete with:

     - other Websites, Internet portals and Internet broadcasters to acquire and provide content to attract users;

     - with video and audio conferencing companies and Internet business services broadcasters;

     - online services, other Website operators and advertising networks; and

     - traditional media such as television, radio and print.

     We cannot guarantee that we can effectively compete in any of these areas. Although Visual Data believes it is the only Internet broadcaster offering an end-to-end solution for production and serving digital video on the Internet, we face substantial competition from a number of other companies, including local production companies and other travel content Websites. We believe Visual Data stands apart from its competitors in that they do not provide their customers with production or editing services and they do not own the content that is aggregated on their site. In contrast, we create and produce most of our content and own virtually all the video and audio content on our Websites. See "Risk Factors -- We may not be able to compete effectively in our industry" for a further discussion of the competitive factors facing Visual Data.

GOVERNMENT REGULATION

     Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing

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

regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, which could have a material adverse effect on our business, financial condition and results of operations.

     By distributing content over the Internet, we face potential liability for claims based on the nature and content of the materials that we distribute, including claims for defamation, negligence or copyright, patent or trademark infringement, which claims have been brought, and sometimes successfully litigated, against Internet companies. To protect Visual Data from such claims, we maintain general liability insurance. The general liability insurance may not cover all potential claims of this type or may not be adequate to indemnify Visual Data for any liability to which we may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors -- We may become subject to burdensome government regulation."

INTELLECTUAL PROPERTY

     Our success depends in part on our ability to protect our intellectual property. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use our content. We can give no assurance that our agreements with employees, consultants and others who participate in development activities will not be breached, or that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors.

     We pursue the registration of certain of our trademarks and service marks in the United States, although we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could materially adversely affect our business, financial condition and results of operations. See "Risk Factors -- Misappropriation of our intellectual property could impair our competitive position."

FACILITIES

     In September 1997, we purchased from an unaffiliated third party a 25,000 square foot facility in Pompano Beach, Florida which now serves as our corporate headquarters and houses all of our production, marketing and distribution activities, exclusive of our EDnet subsidiary. The aggregate purchase price paid for the facility was $1,475,000, comprised of $475,000 in cash and an 18 month first mortgage in the principal amount of $1,000,000, bearing interest at the rate of 8.75% per annum, with 15 year amortization. In March 1999, we refinanced our mortgage and extended the expiration date until September 30, 2002. In addition, in connection with our purchase of 51% of EDnet, we granted EDnet a second mortgage on our corporate headquarters as collateral for a promissory note.

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EMPLOYEES

     We currently have 54 full-time employees, of whom 22 are design, production and technical personnel, 17 are sales and marketing personnel and 15 are general, administrative and executive management personnel. None of the employees are covered by a collective bargaining agreement and our management considers relations with employees and consultants to be good. We also hire, from time to time, subcontractors that develop our programming.

LEGAL PROCEEDINGS

     We may from time to time become a party to various legal proceedings arising in the ordinary course of business. We are not a party to any pending or, to our knowledge, threatened material legal proceedings.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, and their ages are as follows:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Randy S. Selman(1)....................  43    Chief Executive Officer, President and
                                                Chairman; Chairman of EDnet
Alan M. Saperstein....................  40    Executive Vice President, Treasurer
                                                and Director; Director of EDnet
Pauline Schneider.....................  43    Chief Financial Officer
Benjamin Swirsky(1)(2)................  57    Director
Brian K. Service(1)(2)................  51    Director; Director of EDnet
Eric Jacobs...........................  52    Secretary, Director; Director of EDnet
Robert J. Wussler(1)(2)...............  60    Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     RANDY S. SELMAN. Since our inception in May 1993, Mr. Selman has served as our Chief Executive Officer, President, and a director and from September 1996 through June 1999, as our Chief Financial Officer. Mr. Selman is also a member of the Compensation Committee of the Board of Directors. Since July 1998 Mr. Selman has been Chairman of the Board of EDnet. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (OTC Bulletin Board: SKTC), a publicly-traded software development company. SKTC develops and markets software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

     ALAN M. SAPERSTEIN. Mr. Saperstein has served as our Executive Vice President, Treasurer and a director since our inception in May 1993. Mr. Saperstein also serves as an alternate member of the Compensation Committee of the Board of Directors. Since July 1998, Mr. Saperstein has been a member of the Board of Directors of EDnet. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations which have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

     PAULINE SCHNEIDER, CPA. Ms. Schneider joined Visual Data as Controller in July 1995 and has served as Chief Financial Officer since July 1999. From September 1988 through April 1993, and January 1995 through April 1995, Ms. Schneider worked for Schmidt, Raines, Trieste, Dickenson & Adams, P.L. as a Senior Accountant. From November 1993 to January 1995, Ms. Schneider served as the Business Manager of the Harid Conservatory and was responsible for financial reporting, security, transportation, risk management and facilities management. Ms. Schneider received a B.A. in psychology from the University of Rochester and completed a concentration equivalent to a major in accounting at Drake University.

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

     BENJAMIN SWIRSKY. Mr. Swirsky has been a member of the Board of Directors since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Mr. Swirsky is the owner of Beswir Properties Inc., an investment capital company. Since June 1998, Mr. Swirsky has been Chairman and CEO of Zconnect, an e-commerce company, where he serves as Chairman. From June 1993 until January 1998, Mr. Swirsky was President and Chief Executive Officer of Slater Steel, Inc., a publicly-traded company listed on the (Toronto Stock
Exchange: SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky is Chairman of P.C.Docs International, Inc., a major software company, a Canadian publicly-traded company (Nasdaq: DOCSF, TSE: DXX) where he serves as Chairman. Mr. Swirsky is also a member of the Board of Directors of the Four Seasons Hotel Corp., a chain of first class hotels located throughout the world, and serves on the Audit, Compensation and Governance committees of the Board. Mr. Swirsky also sits on the Board of Directors of a number of other companies, including (i) CamVec Corp., a Canadian publicly-traded company (CAT.CV), (ii) MigraTEC Inc., a publicly-traded company (Nasdaq: MIGR) where he currently serves as Chairman,
(iii) Commercial Alcohols, Inc., in which he is also a principal shareholder,
(iv) Bee Line Monorail Systems, Inc., (v) Peregrine Industries, Inc. (OTC Bulletin Board: HVAC), (vi) Kaledon.com, Inc., where he currently serves as Chairman, and (vii) Don Bell Corporation.

     BRIAN K. SERVICE. Mr. Service has been a member of the Board of Directors since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Since August 1998 Mr. Service has been a Director of EDnet. Mr. Service is currently an international business consultant with clients in North and South America, the United Kingdom, Asia, Australia and New Zealand. From October 1992 to October 1994, Mr. Service was CEO and Managing Director of Salmond Smith Biolad, a New Zealand publicly-traded company. From October 1986 to October 1992, he was CEO and Executive Chairman of Milk Products Holding (North America) Inc., a wholly-owned subsidiary of the New Zealand Dairy Board in Santa Rosa California, which was the sole marketer of New Zealand dairy products in North America.

     ERIC JACOBS. Mr. Jacobs has been a member of the Board of Directors since July 1997 and has served as Secretary since February 1999. From March 1996 until August 1997, Mr. Jacobs was Vice President and General Manager of our wholly owned subsidiary, HotelView(R) Corporation and thereafter he has served as Vice President and General Manager of our wholly owned subsidiary, ResortView Corporation. Since October 1998, Mr. Jacobs has been a member of the Board of Directors of EDnet. Since 1976, Mr. Jacobs has served as the Chairman of the Miami Beach Visitor and Convention Authority and since September 1995 as Chairman of the Greater Miami and the Beaches Hotel Association. Since 1972, Mr. Jacobs has been a member of Miami Beach Chamber of Commerce and has served as its Chairman since September 1996. From 1972 through October 1993, Mr. Jacobs was the owner of, and served as President and General Manager of, the Tarleton Hotel, Miami Beach, Florida.

     ROBERT J. WUSSLER. Mr. Wussler has been a member of the Board of Directors since July 1999. Mr. Wussler has served as a Director of EDnet since 1995. Since June 1998 he has served as Chairman, Chief Executive Officer and President of U.S. Digital Communications, Inc., a global satellite communications firm that specializes in corporate applications. From June 1995 to May 1998, Mr. Wussler was President and Chief Executive Officer of Affiliate Enterprises, Inc., the company formed by ABC Television affiliates to pursue new business opportunities, including emerging technology applications.

From 1989 to 1992, he was President and Chief Executive Officer of COMSAT Video Enterprises, where he managed the acquisition of the NBA Denver Nuggets. Previously, from 1980 to 1990, he was Senior Vice President of Turner Broadcasting, where he oversaw the launch of CNN, Headline News and TNT, in addition to serving as President of SuperStation TBS, and from 1974 to 1978 he was the President of CBS Television Network and CBS Sports.

  KEY EMPLOYEES

     DAVID B. CHESTLER. Mr. Chestler, 36, has been the General Manager of HotelView Corporation since November 1997. From August 1989 until October 1997, Mr. Chestler was employed at Utell International, a leading hotel reservation, sales and marketing company, serving as Regional Director for the Eastern Region and as Vice President of Sales & Development, North America. Mr. Chestler received a B.S. degree from Florida International University.

     BRYAN CARMODY. Mr. Carmody, 41, joined Visual Data in June 1998 as the General Manager of our TalentView division. From October 1995 until June 1998, Mr. Carmody was employed in the entertainment industry. During this time he worked as a professional voice-over artist providing commercial and industrial narratives for TV, radio and film. His clients included Pizza Hut Corporation, Fox Television, General Motors, Suzuki and the Discovery Channel. Mr. Carmody also wrote and produced a number of independent film projects during this time period. In September 1993, Mr. Carmody joined St. Jon/VRX Pharmaceuticals of Harbor City, California as Vice President and National Sales Manager where he continued in the capacity until September 1995. Mr. Carmody received a B.S. degree from Union College.

     JOHN J. HILL. Mr. Hill, 47, has been the General Manager of CareView Corporation since December 1997. From July 1996 until November 1997, Mr. Hill performed consulting services within the healthcare industry. Prior thereto Mr. Hill has held executive management positions of various companies including Emergency Consultants, a physician practice management group, from January 1994 until June 1996, SurgiCare America, an operator of ambulatory surgery centers from September 1991 to January 1993, and CarePlus, a provider of home healthcare services, from September 1984 to September 1991. Mr. Hill received a B.B.A. in Marketing from Florida International University.

     RYAN J. SHAHOUD. Mr. Shahoud, 28, joined Visual Data in November 1997 as a Software Engineer and System Administrator and has served as Director of Systems and Development since December 1998. From September 1995 through November 1997, Mr. Shahoud was a principal of Armigeron Information Services Inc., an Internet Service Provider that provides customer programming and web hosting services, where he served as CTO, Software Engineer, and Systems Administrator. From May 1995 through September 1995, Mr. Shahoud worked as a Systems Administrator for W.R. Grace & Company and from August 1994 through June 1995, Mr. Shahoud worked as a Computer Operator for Sensormatic Electronics. Mr. Shahoud received a B.S. in Computer Science from Florida Atlantic University.

     GLEN UDINE. Mr. Udine, 42, joined Visual Data in December 1998 as the General Manager of the MedicalView division. From October 1995 to November 1998, Mr. Udine was President of Novus Healthcare, Inc. a home health care and physician practice management firm. From April 1993 until September 1995, Mr. Udine was Regional Vice President with Coram Healthcare Corporation, one of the largest home healthcare providers in the U.S. He was previously a Vice President and principal with Clinical

Homecare Corporation from April 1986 to March 1993. Mr. Udine received a B.S. degree from Syracuse University.

     TOM KOBAYASHI, 70, has served as Chief Executive Officer and a Director of EDnet from 1992 to the present. From June 1992 to July 1998, Mr. Kobayashi served as the Chairman of the Board of Directors of EDnet. From 1986 to 1993, he was Vice President and General Manager of Skywalker Sound division of LucasArts. Mr. Kobayashi is a member of the American Engineering Society, the Society of Motion Picture and Television Engineers, the Society of Professional Audio Recording Studios, the Academy of Motion Picture Arts and Sciences and the Academy of Television Arts and Sciences. Mr. Kobayashi earned a Bachelor of Science degree at the University of Southern California.

     DAVID GUSTAFSON, 52, has served as the President and Chief Operating Officer of EDnet from March 1996 to the present, and as Vice President, Marketing and Sales, from July 1992 to March 1996. He has served as a Director of EDnet since 1992. Previously, from July 1989 to June 1992 he was President and Chief Operating Officer of SLT, Inc., a private New York-based apparel manufacturer and from February 1985 to June 1989 he served as Corporate Vice President and Director of Wacoal America, Inc., a division of Wacoal Corp., a multi-national consumer products company based in Kyoto, Japan, where his responsibilities included merchandising and design, sales, marketing and advertising. Mr. Gustafson received his Bachelors degree from Westmont College.

     THOMAS SCOTT, 55, has served as the Vice President-Chief Technology Officer of EDnet since 1992. From 1985 to 1992, he was Chief Engineer for Skywalker Sound, the post production division of LucasArts/Lucasfilm Ltd. Mr. Scott received two Oscar Academy Awards for Best Sound on the films The Right Stuff and Amadeus. Mr. Scott earned his Bachelor of Science degree from the Massachusetts Institute of Technology.

     There is no family relationship between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. At present, our bylaws provide for not less than two directors. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers are elected annually by the Board of Directors and their terms of office are at the discretion of the Board. Our officers devote full time to our business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During our fiscal year ended September 30, 1998, our Board of Directors held seven (7) meetings and took action an additional seven (7) times by unanimous written consent. Each member of the Board participated in each action of the Board.

     Our Board of Directors have established a Compensation Committee and an Audit Committee. The Compensation Committee administers our stock option plan and makes recommendations to the Board of Directors concerning compensation, including incentive arrangements, of our officers and key employees. The members of the Compensation Committee are Randy S. Selman, Benjamin Swirsky, Brian K. Service and Robert J. Wussler. During the year ended September 30, 1998, the Compensation Committee held one (1) meeting. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of our internal accounting controls. The members of the Audit Committee are Benjamin Swirsky, Brian K. Service and Robert J. Wussler. During the year ended September 30, 1998, the Audit Committee held one (1) meeting. The Compensation Committee and the Audit Committee consist of a majority of independent directors.

DIRECTORS' COMPENSATION

     Directors who are not our employees receive $1,000 per meeting as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors' meetings.

     On July 30, 1997, we granted to each of Messrs. Service and Swirsky options to each acquire 100,000 shares of our common stock at an exercise price of $2.125 per share. The term of these options is five years from the date of grant, with 50,000 options vesting on the first anniversary of the date of grant, 25,000 vesting on the second anniversary of the date of grant and the remaining 25,000 vesting on the third anniversary of the date of grant. Once vested, the options remain exercisable. In the event, however, either Mr. Service or Mr. Swirsky are not members of our Board of Directors at the time the options vest, they will no longer be entitled to receive such options.

     On January 9, 1998, as amended, we granted Mr. Jacobs options to acquire 50,000 shares of our common stock at an exercise price of $2.125 per share. The term of these options is five years from the date of grant. These options are fully vested and remain exercisable until the expiration date thereof.

     On July 16, 1999 we granted Mr. Wussler options to acquire 75,000 shares of our common stock at an exercise price of $17.1875 per share. The term of these options is five years from the date of grant, with 25,000 vesting on the first anniversary of the date of grant, 25,000 vesting on the second anniversary of the date of grant and the remaining 25,000 vesting on the third anniversary of the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth certain information relating to the compensation of (i) our Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended September 30, 1998 (collectively, the "Named Executive Officers"):

                                    ANNUAL                                LONG-TERM
                                 COMPENSATION                        COMPENSATION AWARDS
                               ----------------                  ---------------------------
NAME AND                                          OTHER ANNUAL   RESTRICTED   OPTIONS           ALL OTHER
PRINCIPAL POSITION      YEAR    SALARY    BONUS   COMPENSATION   STOCK AWDS   SARs(#)   LTIP   COMPENSATION
------------------      ----   --------   -----   ------------   ----------   -------   ----   ------------
Randy S. Selman,......  1998   $138,363    -0-      $ 9,613(1)      -0-         -0-     -0-        -0-
  President, Chief      1997   $117,950    -0-      $ 7,500(2)      -0-         -0-     -0-        -0-
  Executive Officer     1996   $ 83,000    -0-      $ 2,093(3)      -0-       137,230   -0-        -0-
  and Director
Alan Saperstein,......  1998   $138,363    -0-      $13,969(4)      -0-         -0-     -0-        -0-
  Vice President,       1997   $117,950    -0-      $10,830(5)      -0-         -0-     -0-        -0-
  Treasurer and         1996   $ 83,000    -0-      $ 5,927(6)      -0-       137,230   -0-        -0-
  Director
David E. Goodman(7)...  1998   $135,846    -0-      $ 7,521(8)      -0-         -0-     -0-        -0-
  Executive Vice        1997   $ 18,230    -0-      $   900(9)      -0-         -0-     -0-        -0-
  President and         1996   $    -0-    -0-      $   -0-         -0-         -0-     -0-        -0-
  Chief Operating
  Officer

-------------------------
(1) Includes $511 for disability insurance, $1,902 for medical insurance and a $7,200 automobile allowance.

(2) Includes $672 for disability insurance, $1,428 for medical insurance and a $5,400 automobile allowance.

(3) Includes $569 for disability insurance and $1,524 for medical insurance.

(4) Includes $321 for disability insurance, $6,448 for medical insurance and a $7,200 automobile allowance.

(5) Includes $424 for disability insurance and $5,006 for medical insurance and a $5,400 automobile allowance.

(6) Includes $424 for disability insurance and $5,503 for medical insurance.

(7) Mr. Goodman served in such position from August 1997 until October 1998.

(8) Includes $321 for disability insurance and a $7,200 automobile allowance.

(9) Includes a $900 automobile allowance.

EMPLOYMENT AGREEMENTS

     Effective January 9, 1998, we entered into amended and restated employment agreements with Randy S. Selman, our Chief Executive Officer, President, acting Chief Financial Officer, and a director, and with Alan Saperstein, our Executive Vice President, Treasurer and a director. The agreements with each of Messrs. Selman and Saperstein are substantially similar and superseded in their entirety previous employment agreements with each of Messrs. Selman and Saperstein. The term of the agreement is for three years from the effective date of the agreements and is renewable for successive one year terms unless terminated. The annual salary under each of the agreements is $137,500, which amount will be increased by 10% each year. Messrs. Selman and Saperstein are also each eligible to receive an annual bonus in cash or stock equal to 2% of our earnings before income tax, depreciation and amortization (EBITDA) on that portion of EBITDA that has increased over the previous year's EBITDA.

     Additionally, each of Messrs. Selman and Saperstein were granted options (which contain certain anti-dilution provisions) to purchase 375,000 shares of common stock at $2.125 per share, vesting 125,000 options on each anniversary date of the effective date of each of the agreements. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control, constructive termination (as defined in the agreements) of the employee, or the termination of the employee other than for cause.

     The agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Messrs. Selman and Saperstein, (iii) benefits in the event of disability and (iv) contain certain non-disclosure and non-competition provisions. Additionally, Messrs. Selman and Saperstein may be granted certain bonus incentives by our Board of Directors. Furthermore, we have agreed to indemnify each of them for any obligations or guaranties which either of them may have undertaken on our behalf.

     Under the terms of the agreements, we may terminate the employment of Mr. Selman or Mr. Saperstein either with or without cause. If the Agreements are terminated by us without good cause, or by Mr. Selman or Mr. Saperstein with good cause, as applicable, we would be obligated to pay that executive an amount equal to three times that executive's current annual compensation (including base salary and bonus), payable in bi-weekly installments (except in the case of a termination upon a change in control wherein the executive may elect either a lump sum payment, discounted to present market value or payment over a three year period in bi-weekly installments). Additionally, the executive would be entitled to participate in and accrue medical benefits for a period of two years after the date of termination without cause (by us) or for good cause (by the executive). To the extent that either Messrs. Selman or Saperstein are terminated for cause, no severance benefits shall be paid.

STOCK OPTION INFORMATION

     The following table sets forth certain information with respect to stock options granted in fiscal 1998 to the Named Executive Officers.

                 OPTION GRANTS IN YEAR ENDED SEPTEMBER 30, 1998

                                                  INDIVIDUAL GRANTS
                                           --------------------------------
                       NO. OF SECURITIES    % OF TOTAL OPTIONS
                          UNDERLYING       GRANTED TO EMPLOYEES    EXERCISE       EXPIRATION
NAME                    OPTIONS GRANTED       IN FISCAL YEAR        PRICE            DATE
----                   -----------------   --------------------    --------    ----------------
Randy S. Selman,
  President, Chief
  Executive Officer
  and Director.......        375,000(1)            31.25%           $2.125(1)        (4)
Alan Saperstein, Vice
  President,
  Secretary and
  Director...........        375,000(2)            31.25%           $2.125(2)        (4)
David E. Goodman,
  Executive Vice
  President and Chief
  Operating
  Officer............        400,000(3)             33.3%           $ 2.50(3)  October 23, 2002

-------------------------
(1) Granted under the terms of the employment agreement between Mr. Selman and us. Of such amount, 125,000 options vested on January 8, 1999, and 125,000 options will vest on each of January 8, 2000 and January 8, 2001. All vested options remain unexercised as of July 2, 1999. The options automatically vest and are immediately exercisable in the event of a change of control, constructive termination of Mr. Selman or termination of Mr. Selman by us other than for cause. The initial exercise price of the options was $2.50; in November 1998 the Board of Directors reduced the exercise price to $2.125 as a result of the decline in the market price of our common stock and to continue to provide incentives to senior management.

(2) Granted under the terms of the employment agreement between Mr. Saperstein and us. Of such amount, 125,000 options vested on January 8, 1999, and 125,000 options will vest on each of January 8, 2000 and January 8, 2001. All vested options remain unexercised as of July 2, 1999. The options automatically vest and are immediately exercisable in the event of a change of control, constructive termination of Mr. Saperstein or termination of Mr. Saperstein by us other than for cause. The initial exercise price of the options was $2.50; in November 1998 the Board of Directors reduced the exercise price to $2.125 as a result of the decline in the market price of our common stock and to continue to provide incentive to senior management.

(3) Mr. Goodman served as our Chief Operating Officer until October 1998. The options are exercisable until October 23, 2002 at an exercise price of $2.50 per share. In October 1998, pursuant to a severance agreement, 300,000 options vested and 100,000 options were canceled.

(4) The options are exercisable for four years from the vesting date.

     In November 1998, we granted each of Messrs. Selman and Saperstein options to acquire 700,000 shares of our common stock, at an exercise price of $2.125 per share, as part of the executive bonus program. Of these options, 250,000 vested as a result of the successful completion of the acquisition of EDnet and the remaining 450,000 options to purchase common stock shall vest upon the earlier of November 19, 2004 or the occurrence of any of the following: (i) we sell or merge with another entity whereby more than 25% of our outstanding common stock changes ownership; (ii) sales of all, or substantially all, of our assets, or of the assets of any of our divisions, where the proceeds from such sale exceed $20 million; (iii) we receive a substantial financing from either private or public funding where the proceeds from such financing exceed $20 million; (iv) we generate a year end pre-tax profit in excess of $3 million in any of the next three years; or (v) upon achieving goals and objectives as determined by the board of directors. On June 16, 1999 we repriced the 450,000 unvested options to $16.00 per share.

     Also in November 1998, we granted each of Messrs. Swirsky and Service options to acquire 50,000 shares of our common stock, at an exercise price of $2.125 per share as part of the executive bonus program. All of such shares shall vest upon the earlier of November 19, 2004 or the occurrence of any of the following: (i) we sell or merge with another entity whereby more than 25% of our outstanding common stock changes ownership; (ii) sales of all, or substantially all, of our assets, or of the assets of any of our divisions, where the proceeds from such sale exceed $20 million; (iii) we receive a substantial financing from either private or public funding where the proceeds from such financing exceed $20 million; (iv) we generate a year end pre-tax profit in excess of $3 million in any of the next three years; or (v) upon achieving certain goals and objectives as determined by the board of directors. On June 16, 1999, we repriced these options to $16.00 per share.

     Except for options issued in connection with the EDnet transaction, all of these options were granted under the 1996 Stock Option Plan, subject to shareholder approval of an amendment to such plan increasing the number of shares under the plan. See "Management -- 1996 Stock Option Plan."

     The following table sets forth certain information regarding stock options held as of September 30, 1998 by the Named Executive Officers.

          AGGREGATE OPTION EXERCISES IN YEAR ENDED SEPTEMBER 30, 1998
                           AND YEAR-END OPTION VALUES

                                                   NO. OF SECURITIES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                         SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                        ACQUIRED                  SEPTEMBER 30, 1998           SEPTEMBER 30, 1998(1)
                           ON       VALUE     ---------------------------   ---------------------------
NAME                    EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    --------   --------   -----------   -------------   -----------   -------------
Randy S. Selman,
  President, Chief
  Executive Officer
  and Director........    -0-        n/a        387,230(2)     375,000       $374,188        $46,875
Alan Saperstein, Vice
  President, Secretary
  and Director........    -0-        n/a        387,230(2)     375,000       $374,188        $46,875
David E. Goodman,
  Executive Vice
  President and Chief
  Operating
  Officer(3)..........    -0-        n/a        100,000        400,000       $ 12,500        $50,000

-------------------------
(1) The dollar value of the unexercised in-the-money options is calculated based upon the difference between the option exercise price and $2.625 per share, being the closing price of our common stock on September 30, 1998 as reported The Nasdaq SmallCap Market.

(2) Of such exercisable options, at September 30, 1998, 137,230 options were exercisable at $.00016 per share and the remaining 250,000 options were exercisable at $2.50 per share. All Unexercisable options have an exercise price of $2.50 per share at September 30, 1998. See Option Grants in Year Ended September 30, 1998 above.

(3) Mr. Goodman was our Chief Operating Officer until October 1998. The options are exercisable at $2.50 per share. See Option Grants in Year Ended September 30, 1998 above.

1996 STOCK OPTION PLAN

     On February 9, 1997, the Board of Directors and a majority of our shareholders adopted our 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to increase the employees', advisors', consultants' and non-employee directors' proprietary interest in us and to align more closely their interests with the interests of our shareholders. The purpose of the Plan is also to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors.

     We have reserved an aggregate of 2,500,000 shares of common stock for issuance pursuant to options granted under the Plan ("Plan Options"). As of the date of this prospectus, 1,062,450 options have been granted under the Plan. Such options were issued to our directors, employees and consultants at exercise prices ranging from $2.125 to $16.00 per share. The Board of Directors or a Committee of the Board of Directors (the "Committee") will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price. As of this date, the Board of Directors has not established a separate Committee.

     Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and to receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

     The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee.

     The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

     All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted may be exercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of
Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

     The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in our capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan.

     Unless the Plan shall be earlier suspended or terminated by the Board of Directors, the Plan shall terminate on approximately 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

                              CERTAIN TRANSACTIONS

     In February 1997, as a bonus for achieving certain performance goals, we granted each of Messrs. Selman and Saperstein, our executive officers and directors, options to acquire 137,230 shares of our common stock at an exercise price of $.00016 per share as a bonus.

     In August 1998, Eric Jacobs, a director of both Visual Data and EDnet, lent EDnet $200,000 under a one year unsecured promissory note bearing interest at 12% per annum. Such funds were used by EDnet for general working capital. As additional consideration for such loan, Mr. Jacobs received a warrant to purchase 50,000 shares of EDnet's common stock at an exercise price of $.20 per share. Such loan was repaid in full by EDnet on January 8, 1999 and the warrants were exercised on April 7, 1999.

     Beginning March 1999, EDnet has paid to us a management fee in the amount of approximately $4,167 per month. Based upon the services provided by Randy Selman and Alan Saperstein, Messrs. Selman and Saperstein are being paid a fee by us equal to the fee paid by EDnet.

     Except as disclosed above or pursuant to an employment agreement, granting of stock options, or director or consulting fees, there are no other certain transactions.

     In May 1999, Eric Jacobs, a director of both Visual Data and EDnet, lent EDnet $250,000 under a 90 day unsecured promissory note bearing interest at 1% per month. Such funds were used by EDnet for general working capital.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table contains information regarding beneficial ownership of our common stock as of May 20, 1999 held by (i) persons who own beneficially more than 5% of our outstanding common stock, (ii) our directors, (iii) Named Executive Officers and (iv) all of our directors and officers as a group. The table also represents the same information as adjusted to reflect the sale of shares offered hereby.

                            SHARES OF COMMON
                           STOCK BENEFICIALLY                           SHARES OF COMMON STOCK
                           OWNED PRIOR TO THE                        BENEFICIALLY OWNED AFTER THE
                              OFFERING(2)                                    OFFERING(2)
NAME AND ADDRESS OF      ----------------------        SHARES        ----------------------------
OF BENEFICIAL OWNER(1)    NUMBER     PERCENTAGE   BEING OFFERED(3)    NUMBER     PERCENTAGE(3)(4)
----------------------   ---------   ----------   ----------------   ---------   ----------------
Randy S. Selman(5).....    865,849      11.7%         105,000          760,849          8.7%
Alan M.
  Saperstein(6)........    887,173      12.0          105,000          782,173          8.9
Benjamin Swirsky(7)....     50,000         *                0           50,000            *
Brian K. Service(8)....    110,938       1.6                0          110,938          1.4
Eric Jacobs(9).........    113,600       1.7                0          113,600          1.4
Robert Wussler(10).....         --        --               --               --           --
Pauline
  Schneider(11)........     41,089         *                0           41,089            *
All Directors and
  Officers (7
  persons)(12).........  2,068,649      24.5%         210,000        1,858,649         18.8%

-------------------------
  *  Less than 1%

 (1) Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Visual Data Corporation, 1291 Southwest 29th Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

 (2) A person is deemed to be the beneficial owner of securities that can be acquired by such a person within sixty days from the date of this Prospectus upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within sixty days from the date of this Prospectus have been exercised. As of May 20, 1999 there were 6,630,019 shares of common stock outstanding.

 (3) Assumes the exercise of the underwriters' over-allotment option.

 (4) Gives effect to the sale of 1,400,000 shares of common stock we are offering under this prospectus.

 (5) This amount includes options to acquire an aggregate of 137,230 shares of common stock at an exercise price of $.00016 per share and options to acquire an aggregate of 625,000 shares of common stock at an exercise price of $2.125 per share. Excludes options to purchase 250,000 shares of common stock at an exercise price of $2.125 per share and options to purchase 450,000 shares of common stock at an exercise price of $16.00 per share, all of which have not yet vested. See "Management -- Executive Compensation."

 (6) This amount includes options to acquire an aggregate of 137,230 shares of common stock at an exercise price of $.00016 per share and options to acquire an aggregate of

     625,000 shares of common stock at an exercise price of $2.125 per share. Excludes options to purchase 250,000 shares of common stock at an exercise price of $2.125 per share and options to purchase 450,000 shares of common stock at an exercise price of $16.00 per share, all of which have not yet vested. See "Management -- Executive Compensation."

 (7) This amount includes options to purchase 50,000 shares at $2.125 per share, but excludes options to acquire 50,000 shares of common stock at an exercise price of $2.125 per share which were granted in August 1997 immediately following our initial public offering and options to acquire 50,000 shares of common stock at an exercise price of $16.00 which were granted in November 1998 and subsequently repriced in June 1999, all of which have not yet vested. Mr. Swirsky's address is 350 Fairlawn Avenue, Toronto, Ontario, Canada.

 (8) This amount includes options to purchase 50,000 shares at $2.125 per share and warrants to purchase an additional 25,000 shares at $3.00. Excludes options to acquire an aggregate of 50,000 shares of common stock at an exercise price of $2.125 per share which were granted in August 1997 immediately following our initial public offering and options to acquire 50,000 shares of common stock at an exercise price of $16.00 which were granted in November 1998 and subsequently repriced in June 1999, all of which have not yet vested. Mr. Service's address is 123 Red Hill Circle, Tiburon, CA 94920.

 (9) This amount includes options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $2.125 per share of which 50,000 were granted in January 1998 and 50,000 were granted in November 1998 and excludes options to purchase 25,000 shares of common stock at $2.125 that have not vested.

(10) Excludes options to purchase 75,000 shares of common stock at $17.1875 that have not yet vested.

(11) Includes options to purchase 40,500 shares of common stock at $2.125 per share and excludes options to purchase 30,000 shares of common stock at $2.125 that have not yet vested. Does not include 489 shares of common stock and options to purchase 5,650 shares of common stock at $2.125 per share owned by Ms. Schneider's husband for which she disclaims beneficial ownership.

(12) See notes (5) -- (11) above.

                           DESCRIPTION OF SECURITIES

GENERAL

     We are authorized to issue up to 20,000,000 shares of common stock, par value $.0001 and 5,000,000 shares of preferred stock, par value $.0001 per share. The following description of our capital stock is not complete and is qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, copies of which have been filed with the Securities and Exchange Commission.

COMMON STOCK

     As of May 20, 1999, there were 6,630,019 shares of common stock outstanding held of record by at least 1,000 shareholders of record. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly authorized and issued, fully paid, and non-assessable.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or other subscription rights to convert their shares into any other securities.

PREFERRED STOCK

     Our Board of Directors has the authority, without further action by our shareholders, to issue 4,999,850 shares of preferred stock, in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. We have previously designated two series of preferred stock consisting of 300 shares designated as Series A Convertible Preferred Stock, of which 150 shares were issued and subsequently converted, and 150 shares designated as Series A-1 Convertible Preferred Stock, all of which were issued and subsequently converted. Upon such conversions, the shares of preferred stock so designated have been returned to our treasury and remain preferred stock with no designation. Our Board of Directors, without further shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This type of "blank check preferred stock" makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     As of the date of this prospectus, there were 1,135,000 warrants outstanding. Each warrant entitles the holder to purchase one share of common stock at $6.00 per share until July 30, 2002. The warrants are redeemable by us for $.05 per warrant, upon 30 days written notice, if the closing bid price of our common stock as reported by the principal exchange on which the common stock is traded equals or exceeds $7.20 per share for 20 consecutive trading days and ending 30 days prior to the notice of redemption. As of the date of this prospectus, we could, if we desire, redeem the warrants which would result in gross proceeds of $6,810,000 and the issuance of an additional 1,135,000 shares of common stock. We have agreed for a period of 30 days from the date of this prospectus not to redeem the warrants.

     The warrants can only be exercised when there is a current effective registration statement covering the shares of common stock underlying the warrants. If we do not or are unable to maintain a current effective registration statement, the warrant holders will be unable to exercise the warrants and the warrants may become valueless. In addition, because the warrants may be transferred, it is possible that the warrants may be acquired by persons residing in states where we have not registered, or are not exempt from registration. In such event, if the shares of common stock underlying the warrants are not registered or qualified for sale in the state in which a warrant holder resides, such holder might not be permitted to exercise the warrants. Moreover, even if the warrants could be transferred, the shares of common stock underlying the warrants may not be sold or transferred upon exercise of the warrants. warrant holders residing in those states would have no choice but to attempt to sell their warrants or to let them expire unexercised.

     Each warrant may be exercised by surrendering the warrant certificate, with the form of election to purchase on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price to the warrant agent. The warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

     Holders of the warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, the warrants may be exercised immediately prior to such action. In the event of our liquidation, dissolution or winding up, holders of the warrants are not entitled to participate in the distribution of our assets.

     For the life of the warrants, subject to the redemption provision, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the then book value of the common stock held by the public investors and would result in a dilution of their percentage ownership of our common stock. The terms upon which we may obtain additional capital may be adversely affected through the period that the warrants remain exercisable. The holders of these warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the warrants.

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and our articles of incorporation and bylaws also authorize us to indemnify our directors, officers, employees and agents to the furthest extent permitted by law. In addition, our articles of incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Interwest Stock Transfer Company, 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, Visual Data and the selling shareholders have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Cruttenden Roth Incorporated and H.C. Wainwright & Co., Inc. are acting as representatives (the "Representatives"), has severally, and not jointly, agreed to purchase the number of shares offered in this offering set forth opposite their respective names below.

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Cruttenden Roth Incorporated................................    512,500
H.C. Wainwright & Co., Inc..................................    512,500
Needham & Company, Inc......................................     50,000
Pennsylvania Merchant Group.................................     50,000
Sutro & Co. Incorporated....................................     50,000
Tucker Anthony Cleary Gull..................................     50,000
C.E. Unterberg, Towbin......................................     50,000
L.H. Friend, Weinress, Frankson & Presson, Inc..............     25,000
JWGenesis Securities, Inc...................................     25,000
Lasalle St. Securities, Inc.................................     25,000
Ryan Beck & Co., Inc........................................     25,000
Schneider Securities, Inc...................................     25,000
                                                              ---------
          Total.............................................  1,400,000
                                                              =========

     A copy of the underwriting agreement has been filed as an exhibit to this registration statement. The underwriting agreement provides that the obligation of the underwriters to purchase the shares is subject to some conditions. The underwriters shall be obligated to purchase all of the shares (other than those covered by the underwriters' over-allotment option described below), if any are purchased.

     The Representatives have advised us that the underwriters propose to offer the shares to the public at the public offering price on the cover page of this prospectus and that they may allow some dealers who are members of the NASD, and some foreign dealers, concessions not in excess of $.45 per share, of which amount a sum not in excess of $.10 per share may in turn be reallowed by such dealers to other dealers who are members of the NASD and to some foreign dealers. After the commencement of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the Representatives.

     We and the selling shareholders have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in this respect thereof.

     We have agreed to pay to the Representatives an expense allowance on a non-accountable basis, equal to 1% of the gross proceeds derived from the sale of 1,400,000 shares offered in this offering, or (1,610,000 shares if the underwriters' over-allotment option is exercised in full). We paid an advance on this allowance in the amount of $20,000.

     The following table provides information regarding the amount of the discount to be paid to the underwriters by Visual Data and by the selling shareholders:

                                                    TOTAL WITHOUT         TOTAL WITH
                                                  EXERCISE OF OVER-    EXERCISE OF OVER-
                                     DISCOUNT         ALLOTMENT            ALLOTMENT
                                    PER SHARE          OPTION               OPTION
                                    ----------    -----------------    -----------------
Visual Data.......................  $      .08       $1,120,000           $1,120,000
Selling Shareholders..............  $      .08(1)    $        0           $  168,000

-------------------------
(1) This discount only applies to the selling shareholders if the underwriters' over-allotment option is exercised.

     The following table sets forth the amount and nature of other forms of compensation to be paid to the Representatives by Visual Data in connection with the offering:

  TYPE OF COMPENSATION               TERMS                  TOTAL AMOUNT
  --------------------     -------------------------  -------------------------
Non-Accountable Expense    1% of the gross proceeds   $140,000 ($161,000 if the
  Allowance                of the offering            underwriters'
                                                      over-allotment option is
                                                      exercised in full)
Underwriter Warrant(1)     Warrant to purchase up to  Dependent upon the market
                           140,000 shares at an       price of common stock at
                           exercise price per share   the time of exercise
                           of 165% of the public
                           offering price
Two Year Consulting        Provide financial          $175,000 payable upon
  Agreement(2)             advisory services          consummation of this
                                                      offering

-------------------------
(1) Underwriter Warrant is issued to the Representatives.
(2) Two year consulting agreement is between Visual Data Corporation and Cruttenden Roth Incorporated.

     We have also agreed to pay some of the Representatives' expenses in connection with this offering, including expenses in connection with qualifying the shares offered in this offering for sale under the laws of such states as the Representatives may designate, the placement of tombstone advertisements and preparing bound volumes of the public offering documents. We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $550,000.

     In connection with this offering, we have agreed to sell to the Representatives for nominal consideration, the Underwriter Warrant to purchase up to 140,000 shares of common stock. The Underwriter Warrant is exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $16.50 (165% of the public offering price). The Underwriter Warrant may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to members of the selling group. The Underwriter Warrant grants to the Representatives, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter Warrant, one demand registration right during the exercise period, as well as piggyback registration rights at any time. The Underwriter Warrant contains anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the

Underwriters Warrant, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the Underwriter Warrant have no voting, dividend, or other rights as a shareholder with respect to shares of common stock underlying the Underwriter Warrant, unless the Underwriter Warrant shall have been exercised.

     In connection with this offering, we have granted the Representatives the right, for the three-year period commencing on the closing date of this offering, to appoint an observer to attend all meetings of our board of directors. This designee has the right to notice of all meetings of the board of directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as our directors.

     We have agreed to retain the Representatives as financial consultants for a period of two years to commence on the closing of this offering at an aggregate fee of $175,000, payable at the closing of this offering. Under this agreement, the Representatives shall provide advisory services related to mergers and acquisitions activity, corporate finance and other related matters.

     The Representatives have advised us that the underwriters do not intend to confirm sales of the shares offered in this offering to any account over which they exercise discretionary authority.

     We, and each of our officers, directors, and shareholders, have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any shares of common stock, securities of Visual Data convertible into, or exercisable or exchangeable for, shares of common stock, or shares of common stock received upon conversion, exercise, or exchange of these securities, to the public without the prior written consent of Cruttenden Roth for a period of at least nine months after the date of this prospectus.

     We and each of the selling shareholders have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount, up to an aggregate of 210,000 shares of common stock. To the extent this option is exercised, the underwriters will become obligated, subject to some conditions, to purchase additional shares of common stock. The underwriters may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of shares. Purchases of shares of common stock upon exercise of the over-allotment option will result in the realization of additional compensation by the underwriters.

     The Representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     - STABILIZING TRANSACTIONS. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     - OVER-ALLOTMENTS AND SYNDICATE COVERAGE TRANSACTIONS. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the Representatives may engage in syndicate covering transactions by purchasing shares in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     - PENALTY BIDS. If the Representatives purchase shares in the open market in a stabilizing transaction or syndicate coverage transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     We and the underwriters expect that the shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T-3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the shares will settle in T-3. Therefore, purchasers who wish to trade on the date of this prospectus or during the next three succeeding business days must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next 3 succeeding business days should consult their own advisors.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Certain matters will be passed upon for the underwriters by Greenberg Traurig, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements of Visual Data Corporation as of September 30, 1997 and 1998 and for the years then ended included in this prospectus, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The Consolidated Financial Statements of Visual Data Corporation for the year ended September 30, 1996 included in this prospectus, have been audited by Goldstein Lewin & Co., independent certified public accounts, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The Consolidated Financial Statements of EDnet, Inc. as of June 30, 1997 and 1998 and the years then ended and September 30, 1998 and the three months ended included in this prospectus, have been audited by Burr, Pilger & Mayer, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by us may be inspected at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549; at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048; and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 1-800-SEC-0330. The Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, in order to register our common stock. This prospectus does not contain all of the information set forth in the registration statement and related exhibits, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements as to the contents of any contract or other documents contained in this prospectus or in any document incorporated by reference herein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the registration statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

THE REGISTRANT -- VISUAL DATA CORPORATION

                                                                PAGE
                                                                ----
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Introduction to Unaudited Pro Forma Financial Information...     F-2
Unaudited Pro Forma Consolidated Statement of Operations for
  the year ended September 30, 1998.........................     F-3
Notes to Unaudited Pro Forma Consolidated Statement of
  Operations................................................     F-4
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Certified Public Accountants........     F-5
  Report of Independent Certified Public Accountants........     F-6
  Consolidated Balance Sheets as of September 30, 1997 and
     1998...................................................     F-7
  Consolidated Statements of Operations for the years ended
     September 30, 1996, 1997 and 1998......................     F-9
  Consolidated Statements of Stockholders' Equity for the
     years ended September 30, 1996, 1997 and 1998..........    F-10
  Consolidated Statements of Cash Flows for the years ended
     September 30, 1996, 1997 and 1998......................    F-11
  Notes to Consolidated Financial Statements................    F-13
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheet at March 31, 1999
     (unaudited)............................................    F-25
  Condensed Consolidated Statements of Operations for the
     six months ended March 31, 1998 and 1999 (unaudited)...    F-27
  Condensed Consolidated Statements of Cash Flows for the
     six months ended March 31, 1998 and 1999 (unaudited)...    F-28
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................    F-29
BUSINESS ACQUIRED -- EDNET, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Certified Public Accountants........    F-31
  Consolidated Balance Sheets at September 30, 1998, June
     30, 1998 and 1997......................................    F-32
  Consolidated Statements of Operations for the three months ended September 30, 1998 and the years ended June 30,
     1998 and 1997..........................................    F-34
  Consolidated Statements of Stockholders' Equity for the
     three months ended September 30, 1998 and the years
     ended June 30, 1998 and 1997...........................    F-35
  Consolidated Statements of Cash Flows for the three months ended September 30, 1998 and the years ended June 30,
     1998 and 1997..........................................    F-36
  Notes to Consolidated Financial Statements................    F-38

                            VISUAL DATA CORPORATION

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following presents the unaudited pro forma condensed consolidated statement of operations of the Company for the year ended September 30, 1998. The unaudited pro forma condensed consolidated statement of operations gives effect to the acquisition of EDnet, Inc. by Visual Data Corporation as if it had occurred on October 1, 1997. The pro forma consolidated balance sheet is not presented as the EDnet acquisition was completed on June 20, 1998 and, accordingly, is included in Visual Data Corporation's September 30, 1998 consolidated balance sheet.

     The unaudited pro forma condensed consolidated statement of operations is based upon available information and certain assumptions considered reasonable by management. This statement is not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company's Consolidated Financial Statements and management's discussion thereof contained elsewhere in this registration statement.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

                                                                           PRO FORMA AS
                                 VISUAL DATA                ACQUISITION    ADJUSTED FOR
                                 CORPORATION    EDNET(a)    ADJUSTMENTS    ACQUISITION
                                 -----------   ----------   -----------    ------------
Revenue........................  $ 1,880,842   $2,900,910                    4,781,752

Cost of Sales..................      803,784    1,925,688                    2,729,472
Sales, marketing &
  administrative...............    4,539,929    1,195,938       55,335(b)    5,791,202
                                 -----------   ----------    ---------     -----------
          Total operating
             costs.............    5,343,713    3,121,626       55,335       8,520,674
                                 -----------   ----------    ---------     -----------
  Income (loss) from operations
     before other income
     (expense) and provision
     for income taxes and
     extraordinary item........   (3,462,871)     392,427      (55,335)     (3,738,922)
                                 -----------   ----------    ---------     -----------
Other income (expenses)
  Interest income..............       68,836        4,166           --          73,002
  Rental income................       80,671           --           --          80,671
  Interest expense.............      (96,362)     (55,704)          --        (152,066)
  Gain on sale of equipment....           --        3,160           --           3,160
  Gain on sale of investment...           --      422,225           --         422,225
  Forgiveness of debt..........           --      200,000           --         200,000
  Minority interest............      (24,869)          --     (171,858)(c)    (196,727)
                                 -----------   ----------    ---------     -----------
          Total other income
             (expense).........       28,276      573,847     (472,298)        430,265
                                 -----------   ----------    ---------     -----------
  Income (loss) before
     provision for income taxes
     and extraordinary item....   (3,434,595)     966,274     (527,633)      3,308,657
Provision for income taxes.....           --        2,400           --           2,400
                                 -----------   ----------    ---------     -----------
  Income (loss) before
     extraordinary item........  $(3,434,595)  $  963,874    $(527,633)    $(3,311,057)
                                 ===========   ==========    =========     ===========
Weighted average of shares
  outstanding..................    3,253,731                                 3,314,148
                                 ===========                               ===========
Loss per Share -- Basic and
  Diluted......................  $     (1.06)                              $     (1.00)
                                 ===========                               ===========

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

               NOTES TO UNAUDITED PROFORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

(a) For the period October 1, 1997 through June 19, 1998

(b) Represents the excess of purchase price over net assets acquired amortized over a fifteen (15) year life.

(c) Represents the minority interest share (49%) of EDnet, Inc. net income for the period October 1, 1997 through June 19, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Visual Data Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Visual Data Corporation and Subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visual Data Corporation and Subsidiaries as of September 30, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Miami, Florida,
December 4, 1998.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Visual Data Corporation and Subsidiary:

     We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of Visual Data Corporation and Subsidiary for the year ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements of Visual Data Corporation and Subsidiary present fairly, in all material respects, the results of their operations and their cash flows for the year ended September 30, 1996 in conformity with generally accepted accounting principles.

Goldstein Lewin & Co.

Boca Raton, Florida,
December 4, 1996.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             SEPTEMBER 30,
                                                        ------------------------
                                                           1997          1998
                                                        ----------    ----------
Assets
CURRENT ASSETS:
  Cash and cash equivalents...........................  $2,554,180    $  590,848
  Restricted cash.....................................          --        20,000
  Accounts receivable, net of allowance for doubtful
     accounts of $20,898 and $57,941 at September 30,
     1997 and 1998, respectively
  Prepaid expenses....................................      62,695       621,546
  Other current assets................................      60,677       347,888
                                                            34,337       168,109
                                                        ----------    ----------
          Total current assets........................   2,711,889     1,748,391
                                                        ----------    ----------
PROPERTY, PLANT AND EQUIPMENT, NET....................   1,861,191     3,535,205
                                                        ----------    ----------
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED.....          --     1,097,243
                                                        ----------    ----------
OTHER.................................................      14,812        13,249
                                                        ----------    ----------
          Total assets................................  $4,587,892    $6,394,088
                                                        ==========    ==========
Liabilities and Stockholders' Equity
CURRENT LIABILITIES:
  Accounts payable....................................  $  142,950    $  477,764
  Accrued expenses....................................      73,035       353,821
  Deferred revenue....................................      94,295       131,576
  Current portion of obligations under capital
     leases...........................................      21,856        17,147
  Mortgage note payable...............................      33,765       967,023
  Notes payable.......................................          --       240,500
                                                        ----------    ----------
          Total current liabilities...................     365,901     2,187,831
                                                        ----------    ----------
OBLIGATIONS UNDER CAPITAL LEASES, NET OF CURRENT
  PORTION.............................................       8,652        15,058
MORTGAGE NOTE PAYABLE, net of current portion.........     966,235            --
                                                        ----------    ----------
                                                           974,887        15,058
                                                        ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 13)
MINORITY INTEREST.....................................          --       306,506
                                                        ----------    ----------

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                                                             SEPTEMBER 30,
                                                        ------------------------
                                                           1997          1998
                                                        ----------    ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $.0001 per share;
     authorized 5,000,000 shares:
       Series A Convertible Preferred Stock,
          designated 300 shares, issued and
          outstanding 0 and 150 at September 30, 1997
          and 1998, respectively......................          --            --
       Series A-1 Convertible Preferred Stock,
          designated 150 shares, issued and
          outstanding 0 and 150 at September 30, 1997
          and 1998, respectively......................          --            --
  Common Stock, par value $.0001 per share; authorized
     20,000,000 shares; 3,037,971 and 3,732,100 issued
     and outstanding at September 30, 1997 and 1998,
     respectively.....................................         304           373
  Additional paid in capital..........................   9,401,789    13,494,945
  Accumulated deficit.................................  (6,154,989)   (9,610,625)
                                                        ----------    ----------
          Total stockholders' equity..................   3,247,104     3,884,693
                                                        ----------    ----------
          Total liabilities and stockholders'
             equity...................................  $4,587,892    $6,394,088
                                                        ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE YEARS ENDED SEPTEMBER 30,

                                           1996           1997           1998
                                        -----------    -----------    -----------
REVENUE...............................  $   111,719    $   193,038    $ 1,880,842
OPERATING COSTS:
  Cost of sales.......................           --             --        803,784
  Selling, general and
     administrative...................      527,692      1,441,173      2,011,815
  Compensation and related costs......      985,441        789,165      1,341,737
  Production..........................      121,239         83,357         22,354
  Occupancy...........................       43,875         82,373        157,780
  Professional and consulting fees....      298,815        352,853      1,006,243
                                        -----------    -----------    -----------
          Total operating costs.......    1,977,062      2,748,921      5,343,713
                                        -----------    -----------    -----------
  Loss from operations................   (1,865,343)    (2,555,883)    (3,462,871)
                                        -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest income.....................          753         30,403         68,836
  Rental income.......................           --             --         80,671
  Interest expense....................      (27,112)    (1,042,227)       (96,362)
  Loss on write off of property, plant
     and equipment....................           --         (6,255)            --
  Minority interest...................           --             --        (24,869)
                                        -----------    -----------    -----------
          Total other income
             (expense)................      (26,359)    (1,018,079)        28,276
                                        -----------    -----------    -----------
  Net loss............................  $(1,891,702)   $(3,573,962)   $(3,434,595)
                                        ===========    ===========    ===========
  Weighted average shares of common
     stock outstanding................    1,405,228      2,509,249      3,253,731
                                        ===========    ===========    ===========
  Loss per share -- basic and
     diluted..........................  $     (1.35)   $     (1.42)   $     (1.06)
                                        ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                        SERIES A          SERIES A-1          SERIES B
                                     PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK       COMMON STOCK      ADDITIONAL
                                    -----------------   ---------------   -----------------   ------------------     PAID-IN
                                     SHARES    AMOUNT   SHARES   AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL
                                    --------   ------   ------   ------   --------   ------   ---------   ------   -----------
BALANCE, SEPTEMBER 30, 1995.......   185,716    $ 19      --       $--          --    $ --      873,306    $ 87    $   986,815
Issuance of shares for services
  and incentives..................        --      --      --       --           --      --      224,219      23        724,240
Issuance of shares for cash.......        --      --      --       --      113,750      11           --      --        454,989
Issuance of shares for cash.......        --      --      --       --           --      --       15,625       2         49,998
Discount on convertible notes.....        --      --      --       --           --      --       53,125       5        169,995
Compensation expense on stock
  option grants...................        --      --      --       --           --      --           --      --        384,244
Net loss..........................        --      --      --       --           --      --           --      --             --
                                    --------    ----     ---       --     --------    ----    ---------    ----    -----------
BALANCE, SEPTEMBER 30, 1996.......   185,716      19      --       --      113,750      11    1,166,275     117      2,770,281
Issuance of shares for services
  and incentives..................        --      --      --       --           --      --       22,500       2        114,500
Issuance of shares for cash.......        --      --      --       --           --      --    1,000,000     100      4,759,559
Conversion of preferred stock.....  (185,716)    (19)     --       --     (113,750)    (11)     374,329      37             (7)
Conversion of convertible notes...        --      --      --       --           --      --      212,500      21        584,354
Exercise of warrants..............        --      --      --       --           --      --       59,688       6         86,682
Exercise of options...............        --      --      --       --           --      --        2,679       1          3,749
Issuance of shares for interest
  expense.........................        --      --      --       --           --      --      200,000      20        969,521
Issuance of publicly traded
  warrants........................        --      --      --       --           --      --           --      --        113,150
Net loss..........................        --      --      --       --           --      --           --      --             --
                                    --------    ----     ---       --     --------    ----    ---------    ----    -----------
BALANCE, SEPTEMBER 30, 1997.......        --      --      --       --           --      --    3,037,971     304      9,401,789
Issuance of shares for services
  and incentives..................        --      --      --       --           --      --      184,785      18        509,017
Issuance of warrants and options
  for services and incentives.....        --      --      --       --           --      --           --      --        442,619
Issuance of shares for assets.....        --      --      --       --           --      --      240,000      24        911,226
Issuance of warrants for assets...        --      --      --       --           --      --           --      --        261,680
Issuance of shares for cash.......       150      --     150       --           --      --      266,665      27      1,964,864
Exercise of warrants..............        --      --      --       --           --      --        2,679      --          3,750
Preferred dividends payable.......        --      --      --       --           --      --           --      --             --
Net loss..........................        --      --      --       --           --      --           --      --             --
                                    --------    ----     ---       --     --------    ----    ---------    ----    -----------
BALANCE, SEPTEMBER 30, 1998.......       150    $ --     150       $--          --    $ --    3,732,100    $373    $13,494,945
                                    ========    ====     ===       ==     ========    ====    =========    ====    ===========


                                    ACCUMULATED
                                      DEFICIT
                                    -----------
BALANCE, SEPTEMBER 30, 1995.......  $  (689,325)
Issuance of shares for services
  and incentives..................           --
Issuance of shares for cash.......           --
Issuance of shares for cash.......           --
Discount on convertible notes.....           --
Compensation expense on stock
  option grants...................           --
Net loss..........................   (1,891,702)
                                    -----------
BALANCE, SEPTEMBER 30, 1996.......   (2,581,027)
Issuance of shares for services
  and incentives..................           --
Issuance of shares for cash.......           --
Conversion of preferred stock.....           --
Conversion of convertible notes...           --
Exercise of warrants..............           --
Exercise of options...............           --
Issuance of shares for interest
  expense.........................           --
Issuance of publicly traded
  warrants........................           --
Net loss..........................   (3,573,962)
                                    -----------
BALANCE, SEPTEMBER 30, 1997.......   (6,154,989)
Issuance of shares for services
  and incentives..................           --
Issuance of warrants and options
  for services and incentives.....           --
Issuance of shares for assets.....           --
Issuance of warrants for assets...           --
Issuance of shares for cash.......           --
Exercise of warrants..............           --
Preferred dividends payable.......      (21,041)
Net loss..........................   (3,434,595)
                                    -----------
BALANCE, SEPTEMBER 30, 1998.......  $(9,610,625)
                                    ===========

   The accompanying notes are an integral part of these financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE YEARS ENDED SEPTEMBER 30,

                                           1996           1997           1998
                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................  $(1,891,702)   $(3,573,962)   $(3,434,595)
  Adjustments to reconcile net loss to
     net cash used in operating
     activities --
     Depreciation and amortization....       84,809         64,378        309,458
     Write-off of fixed assets........           --          6,255             --
     Provision for doubtful
       accounts.......................           --         53,166        103,545
     Minority interest................           --             --         24,869
     Write-off of deferred offering
       costs..........................           --        650,000             --
     Issuance of equity securities
       for:
       Interest expense...............           --        969,531             --
       Services and incentives........      458,507        114,500        951,654
     Changes in assets and
       liabilities:
       Accounts receivable............      (42,168)       (73,693)      (313,085)
       Prepaid expenses...............      (23,308)       (28,532)      (228,388)
       Other current assets...........           --        (34,337)        24,368
       Stockholder receivables........      (50,000)        50,000             --
       Financing costs................           --        102,000             --
       Accounts payable and accrued
          expenses....................      171,673        (13,058)        37,597
       Deferred revenue...............       63,500         23,795        (27,964)
       Deferred rent..................       (3,038)        (1,772)            --
                                        -----------    -----------    -----------
          Net cash used in operating
             activities...............   (1,231,727)    (1,691,729)    (2,552,541)
                                        -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of land and building.......           --     (1,542,949)            --
  Acquisition of property and
     equipment........................      (82,053)      (116,288)      (383,276)
  Acquisitions, net of cash
     acquired.........................           --             --       (747,627)
  Increase in restricted cash.........           --             --        (20,000)
  (Increase) decrease in deposits.....       (2,632)         7,062         15,211
                                        -----------    -----------    -----------
          Net cash used in investing
             activities...............      (84,685)    (1,652,175)    (1,135,692)
                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from mortgage note
     payable..........................           --      1,000,000             --
  Payments on mortgage note payable
     and note payable.................           --             --        (73,477)

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, -- (CONTINUED)

                                           1996           1997           1998
                                        -----------    -----------    -----------
  Payments on capital leases..........      (37,889)       (77,927)       (33,013)
  Issuance of convertible notes.......      850,000             --             --
  Proceeds from note payable..........           --             --        281,000
  Conversion of convertible notes.....           --        (95,622)            --
  Finance costs.......................     (153,000)            --             --
  Issuance of preferred stock.........      455,000             --      1,376,191
  Issuance of common stock............       61,000      4,759,671        170,450
  Proceeds from sale of warrants......           --        113,150             --
  Proceeds from exercise of warrants
     and options......................           --         90,435          3,750
  Proceeds from stockholder loans.....      100,000      1,000,000             --
  Payments on stockholder loans.......      (50,000)    (1,050,000)            --
                                        -----------    -----------    -----------
          Net cash provided by
             financing activities.....    1,225,111      5,739,707      1,724,901
                                        -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................      (91,301)     2,395,803     (1,963,332)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR.............................      249,678        158,377      2,554,180
                                        -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF
  YEAR................................  $   158,377    $ 2,554,180    $   590,848
                                        ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash payments for interest..........  $    24,635    $    72,696    $    93,687
                                        ===========    ===========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
  Issuances of common shares for:
  Subscription receivable.............  $    50,000    $        --    $        --
                                        ===========    ===========    ===========
  Services and incentives.............  $ 1,108,507    $   114,500    $   509,035
                                        ===========    ===========    ===========
  Issuance of warrants and options
     for:
  Services and incentives.............  $        --    $        --    $   442,619
                                        ===========    ===========    ===========
  Property and equipment financed by
     capital leases...................  $    30,068    $    45,813    $    13,952
                                        ===========    ===========    ===========
  Accrued dividends payable...........  $        --    $        --    $    21,042
                                        ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1:  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Visual Data Corporation ("VDC") was incorporated on May 17, 1993, and in September 1996 commenced its principal operations.

     VDC and its wholly owned subsidiaries are in the business of producing, marketing and distributing video information libraries intended for use by the general public through various distribution channels, primarily in the United States. These distribution channels include the Internet and Interactive television ("ITV"). The information libraries contain short concise vignettes on various topics such as travel, medicine, nursing homes, timeshare properties and business news. Through September 30, 1997, the Company had been engaged primarily in the production and sale of video vignettes to hotels and their distribution via laser disc players installed in travel agencies throughout the United States. During the year ended September 30, 1998, the primary distribution channel for all of VDC's libraries was the Internet.

     EDnet, Inc.("EDnet") a 51% owned subsidiary of VDC, develops and markets integrated systems for the delivery, storage, and management of professional quality digital communications for media-based applications, including audio and video production for the U.S. entertainment industry. EDnet, through strategic alliances with long-distance carriers, regional telephone companies, satellite operators, and independent fiber optic telecommunications providers, has established a worldwide network that enables the exchange of high quality audio, video, multimedia, and data communications. It provides engineering services and application-specific technical advice, audio, video, and networking hardware and software as part of its business.

     On August 4, 1997, VDC closed an initial public offering of 1,000,000 shares of its common stock at $6.00 per share and 1,000,000 redeemable warrants at $0.10 per warrant. In addition, VDC granted the underwriters the option to purchase up to 150,000 additional warrants to cover over-allotments. During September 1997, the underwriters exercised the over-allotment option and purchased an additional 150,000 warrants.

BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of VDC and its subsidiaries, HotelView Corporation ("HVC"), CareView Corporation ("CVC"), Video News Wire Corp., ResortView Corporation ("RVC") (f/k/a CondoView), and EDnet, Inc., a 51% owned subsidiary. EDnet was acquired on June 20, 1998. EDnet's results have been included in the accompanying consolidated financial statements from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

     Membership fees charged to clients of HotelView, AttractionView, CareView, and ResortView are recognized ratably over the life of their contracts. Initial sign up fees and direct production costs are amortized over the estimated life of the relationship. Deferred revenues for these divisions represent unrecognized sign up fees. Revenues from Video

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

News Wire are recognized when the product is delivered. For the year ended September 30, 1997, the membership revenues were exclusively from HotelView.

     A significant component of EDnet's revenue relates to the sale of equipment which is recognized when the equipment is installed. Installation fees are recognized when the installation has been completed. Usage fees are recognized over the period the equipment is used based on the relative usage level. Deferred revenues represent billings in excess of revenue recognized.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Property and equipment under capital leases is stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization expense on assets acquired under capital leases is included with depreciation expense. The costs of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement.

DEFERRED OFFERING COSTS

     Prior to September 30, 1996 the Company had incurred $650,000 of costs related to a proposed public offering of the Company's common stock. In accordance with generally accepted accounting principles, as these costs did not benefit the ultimately consummated IPO, they were charged to expense during the fiscal year ended September 30, 1997. These costs are included as a component of selling, general and administrative expense in the accompanying consolidated statement of operations for the year ended September 30, 1997.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     In accordance with Financial Accounting Standards Board Statement on Financial Accounting Standards ("SFAS") Statement No. 109 deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Because of the uncertainty regarding the realizability of the Company's net operating loss carryforwards, the Company

                    VISUAL DATA CORPORATION AND SUBSIDIARIES has provided a 100% valuation allowance on its deferred tax assets at September 30, 1997 and 1998. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

EARNINGS PER SHARE

     For the years ended September 30, 1996, 1997 and 1998, net loss per share is based on the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of net loss per share.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the initial public offering price during the twelve month period prior to a public offering are required to be included in the calculation of earnings or loss per share as if they were outstanding for all periods presented prior to the offering (using the treasury stock method and the public offering price) even if antidilutive. Accordingly, the weighted average number of shares of common stock outstanding for the year ended September 30, 1997 have been adjusted to reflect the impact of such additional common and common equivalent shares issued at prices below the initial public offering price.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, mortgage notes payable, notes payable and obligations under capital leases approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses.

CONCENTRATION OF CREDIT RISK

     The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from them. Reserves for credit losses are maintained at levels considered adequate by management.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

NOTE 2: PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, including equipment acquired under capital leases, consists of:

                                                   SEPTEMBER 30,
                                              ------------------------     LIVES
                                                 1997          1998       (YEARS)
                                              ----------    ----------    -------
Building....................................  $1,542,948    $1,549,782       39
Furniture and fixtures......................      26,029       270,235        7
Equipment...................................     170,525       194,934        5
Editing and production equipment............     169,305       527,973     3-10
Computer equipment..........................      55,918       198,598      3-5
Software....................................          --       683,980      3-5
Network & related equipment.................          --       918,450        5
Internet hardware & software................          --       328,413      3-5
Leasehold improvements......................          --        26,183        7
                                              ----------    ----------
                                               1,964,725     4,698,548
Less: Accumulated depreciation and
  amortization..............................    (103,534)   (1,163,343)
                                              ----------    ----------
                                              $1,861,191    $3,535,205
                                              ==========    ==========

NOTE 3: PURCHASE OF EDNET, INC.

     On July 27, 1998, the Company completed the acquisition of 51% of the common stock of EDnet, Inc., effective June 20, 1998. The consideration for the shares consisted of (i) cash in the amount of $698,000; (ii) five year warrants to purchase 50,000 shares of the Company's common stock at $3.00 per share, valued at $2.74 per warrant; (iii) 75,000 shares of the Company's common stock valued at $3.75 per share; and (iv) a secured promissory note in the aggregate principal amount of approximately $284,000. The note is secured by a mortgage on VDC's principal executive offices.

     In addition, the Company received an option to acquire at an exercise price of $.10 per share, the number of shares actually purchased upon exercise of each option, warrant and other convertible security of EDnet outstanding at the date of closing. Based upon the number of convertible securities outstanding, the Company has the right to purchase up to an aggregate of 6,542,722 shares of EDnet's common stock. The Company's right to exercise the options shall accrue on the date of exercise of the corresponding outstanding option and shall expire on the first anniversary of the exercise date of each such outstanding option.

     The acquisition of EDnet has been accounted for under the purchase method of accounting and the results of operations of EDnet are included in the historical financial statements from the date of acquisition. The Company's unaudited pro forma consolidated results of operations assuming the above acquisition had been consummated as of the beginning of the earliest period presented are as follows for the years indicated (in 000's,

                    VISUAL DATA CORPORATION AND SUBSIDIARIES except per share amounts). The amounts used for EDnet are for the years ended June 30, 1997 and 1998.

                                                         1997           1998
                                                      -----------    -----------
Revenue.............................................  $ 4,000,408    $ 4,544,581
Loss from operations................................  $(5,882,547)   $(4,327,390)
Net loss............................................  $(5,825,210)   $(3,251,564)
Net loss per common share --
  Basic and diluted.................................  $     (2.25)   $      (.98)

     This transaction was accounted for as a purchase, and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market value. As a result of this allocation, $1,115,688 of the purchase price was allocated to excess of purchase price over net assets acquired.

Aggregate purchase price....................................  $1,400,000
Net assets acquired:
  Working capital (deficit).................................     (55,933)
  Property and equipment....................................     394,806
  Other.....................................................     227,076
  Minority interest.........................................    (281,637)
                                                              ----------
                                                                 284,312
                                                              ----------
Excess of purchase price over net assets acquired...........  $1,115,688
                                                              ==========

NOTE 4:  CAPITAL LEASE OBLIGATIONS

     The Company acquired certain equipment under leases which are accounted for as capital leases. The following is a schedule, by year, of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments.

                                                               SEPTEMBER 30,
                                                            -------------------
                                                             1997        1998
                                                            -------    --------
Year ending September 30,
  1998....................................................  $27,403    $     --
  1999....................................................    9,134      20,184
  2000....................................................       --      13,865
  2001....................................................       --       4,237
                                                            -------    --------
Total minimum lease payments..............................   36,537      38,286
Less: Amount representing interest........................   (6,029)     (6,081)
                                                            -------    --------
Present value of minimum lease payments...................   30,508      32,205
  Current portion.........................................  (21,856)    (17,147)
                                                            -------    --------
  Long-term portion.......................................  $ 8,652    $ 15,058
                                                            =======    ========

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

NOTE 5:  NOTES PAYABLE AND OTHER DEBT

NOTES PAYABLE

     Notes payable consist of the following as of September 30:

                                                             1997        1998
                                                           --------    --------
Note payable -- related party to a director of VDC, with
  original principal of $200,000 at 12% interest. The
  principal balance and accrued interest is due on August
  3, 1999. Accrued interest payable as of September 30,
  1998 is $3,814.........................................  $     --    $200,000
Notes payable -- related party to an officer and
  employees, interest at 6% per annum, uncollateralized.
  Accrued interest payable as of September 30, 1998 is
  $15,127. The notes are subordinated to the $250,000
  credit line discussed below for a period of six months.
  Notes are due on demand thereafter.....................        --      40,500
                                                           --------    --------
                                                           $     --    $240,500
                                                           ========    ========

MORTGAGE NOTE PAYABLE

     Mortgage note payable consists of the following as of September 30:

                                                            1997         1998
                                                         ----------    ---------
Note payable to an unrelated financial institution,
  interest payable at 8.75% on a 15 year amortization,
  principal balance and any accrued interest due March
  31, 1999, secured by a mortgage on VDC's facility in
  Pompano Beach Florida................................  $1,000,000    $ 967,023
     Less: Current portion.............................     (33,765)    (967,023)
                                                         ----------    ---------
                                                         $  966,235    $      --
                                                         ==========    =========

     During the fiscal year ended September 30, 1997, VDC, in exchange for $1,000,000 in cash, issued units ("1997 Units") consisting of notes payable in the aggregate amount of $1,000,000 ("1997 Notes") and common stock aggregating 200,000 shares. The 1997 Notes were unsecured, with an interest rate of 10% and were due the earlier of one month after the effective date of the Company's IPO or one year from the date of the note. The 1997 Notes were repaid during August 1997. Non-cash interest expense in the amount of $969,531 was recorded during the fiscal year ended September 30, 1997.

NOTE 6:  CONVERTIBLE NOTES

     In July and August 1996, the Company issued units ("1996 Units") consisting of convertible notes ("1996 Notes") aggregating $850,000 and common stock aggregating 53,125 shares. Each 1996 Unit consisted of a $50,000 note and 3,125 shares of common stock. The 1996 Notes were unsecured and bore interest at 10%. Each 1996 Note was convertible into 12,500 additional shares of common stock at $4.00 per share, subject to the conversion provisions of the 1996 Notes and each 1996 Note matured on January 31,

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

1997 unless a registration statement was filed. If such statement had been filed, the maturity date became the earlier of two weeks after the effective date or July 31, 1997. The convertible 1996 Notes were recorded at a discount of $170,000, reflecting an average per share price of $3.20 for all shares issued or to be issued upon conversion.

     All convertible notes were converted into common stock in October, 1996. Accordingly, such notes are classified as long-term debt on the balance sheet as of September 30, 1996.

NOTE 7:  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     As of September 30, 1998, the Company leases office space and certain equipment under various noncancelable operating leases. The leases begin to expire in March 2000. Future minimum lease payments required under the noncancelable leases are as follows:

                                               OPERATING
                                                LEASES
                                               ---------
Year ending September 30:
  1999.....................................    $188,052
  2000.....................................     149,572
  2001.....................................     111,092
  2002.....................................     111,092
  2003.....................................      86,203
                                               --------
Total minimum lease payments...............    $646,011
                                               ========

     Rent expense for the years ended September 30, 1996, 1997 and 1998 aggregated $42,071, $72,161 and $52,146, respectively.

EMPLOYMENT CONTRACTS

     The Company's President, Vice President and COO have entered into employment agreements with the Company. The three year contracts provide for the granting of 375,000 options to the President and the Vice President at an exercise price of $2.50 to vest at the rate of 125,000 on each anniversary of the effective date of the amended contract. The COO is to vest in 150,000 options at the first anniversary of the effective date and 125,000 each anniversary thereafter for a total of 400,000 options. The contracts further provide for an annual bonus in cash or stock equal to 2% of the Company's increase in earnings as defined therein.

     In addition to the above, EDnet has contracts with several of its key employees that expire at dates through December 31, 2000. At September 30, 1998, the commitment under all of the EDnet contracts was approximately $980,000.

UNDERWRITER WARRANTS

     In connection with the IPO, the Company granted to the underwriters rights to purchase from VDC up to 100,000 shares of common stock and 100,000 warrants. They

                    VISUAL DATA CORPORATION AND SUBSIDIARIES are initially exercisable at a price of 140% of the initial public offering price per share of common stock (or the exercise price per share for the warrants) for a period of four years commencing one year from the effective date of the registration statement and are restricted from sale, transfer and assignment for a specified period. Such warrants continue to be outstanding at September 30, 1998.

NOTE 8:  REVENUE

     In March 1998, the Company entered into an agreement with Digital Criteria Technologies whereby it obtained an exclusive license to market VoiceSelect, a multimedia database and search technology for professional voice talent, via the Internet. Under the terms of the agreement, VDC will act as the Internet host for VoiceSelect and will market the product through VDC's TalentView division to advertising agencies, talent agencies and voice talent. Upon consummation of the contract the Company received a non-refundable signing fee of $250,000 which is included in Revenue in the accompanying statement of operations for the year ended September 30, 1998. The Company is also entitled to a percentage of the revenues generated by VDC's development and marketing efforts. VDC was also given right of first refusal to purchase the product.

     Revenue by type for the years ended September 30, 1996, 1997 and 1998 are as follows:

                                                1996        1997         1998
                                              --------    --------    ----------
Membership contracts........................  $111,719    $193,038    $  230,913
Signing fee.................................        --          --       250,000
Sales:
  Equipment sales...........................        --          --       376,581
  Installation fees.........................        --          --       171,036
  Usage fees................................        --          --       388,681
  Web design and consulting.................        --          --       441,081
  Other.....................................        --          --        22,550
                                              --------    --------    ----------
                                              $111,719    $193,038    $1,880,842
                                              ========    ========    ==========

NOTE 9:  CAPITAL STOCK

PREFERRED STOCK

     Series A convertible preferred stock issued in March 1995 was convertible at the holder's option into two shares of common stock. Accordingly, at September 30, 1996 232,145 shares of common stock was reserved for this contingency. Each share of the Series A preferred stock had two votes per share and votes with the common stock. Holders of Series A preferred stock were entitled to a liquidation distribution of $3.50 per share before any distributions were made on any other capital stock of VDC. The shares had no dividend rights. These shares were converted into 185,716 shares of common stock during the fiscal year ended September 30, 1997.

     Series B convertible preferred stock issued in November 1995 was convertible at the holder's option into two shares of common stock. Each share of the Series B preferred stock had two votes per share and votes with the common stock. Holders of Series B

                    VISUAL DATA CORPORATION AND SUBSIDIARIES preferred stock were entitled to a liquidation distribution of $4.00 per share after the Series A shareholders had been paid their liquidation distribution and before any other distributions were made on any other capital stock of VDC. The shares had no dividend rights. These shares were converted into 113,750 shares of common stock during the fiscal year ended September 30, 1997.

     On May 8, 1998, the Company completed the sale of 150 shares of its Series A Convertible Preferred Stock ("Preferred A") to two institutional investors resulting in gross proceeds of $750,000. The Preferred A bears interest at five percent per annum, payable upon conversion of the preferred shares to common shares and is payable in common shares at the Company's option. Dividends payable of $15,833 on the Preferred A is included in accrued expenses at September 30, 1998. The Preferred A is convertible into VDC's Common Stock at a price equal to the lesser of (i) $3.0428, subject to adjustment, or (ii) a floating conversion price determined by multiplying a Conversion Percentage in effect as of such date by the market price for VDC's Common Stock. The Conversion Percentage is 87.76% for the first one hundred eighty (180) days from the closing and 82.76% for any day thereafter, subject to adjustment. The market price for VDC's Common Stock shall be the average of the three lowest closing bid prices for such Common Stock during the twenty (20) consecutive trading days immediately preceding such date.

     Following the initial closing date, the Buyers shall be obligated to purchase and VDC will be obligated to sell an additional 150 shares of Preferred Stock under the same terms and conditions as the initial shares so issued, provided a series of conditions have been met.

     On August 11, 1998 VDC completed the sale of 150 shares of VDC's Series A-1 Convertible Preferred Stock (the "Preferred A-1") to an institutional investor resulting in gross proceeds of $750,000. The Preferred A-1 bears interest at five percent per annum, payable upon conversion of the Preferred Stock, and is payable in kind at VDC's option. Dividends payable of $5,208 related to the Preferred A-1 is included in accrued expenses at September 30, 1998. The Preferred A-1 is convertible into VDC's Common Stock at a price equal to the lesser of (i) $3.0428 per share, or (ii) a floating conversion price determined by multiplying a Conversion Percentage in effect as of such date by the Market Price for VDC's Common Stock. The Conversion Percentage shall be 87.76% for the first 180 days from the issuance date of the Preferred A-1 and 82.76% for any day thereafter. The Market Price for VDC's Common Stock shall be the average of the three lowest closing bid prices for such Common Stock during the twenty (20) consecutive trading days immediately preceding such date. In no event shall any holder of Preferred A-1 be entitled to convert shares in excess of the number of shares of Preferred A-1 which, upon conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates to exceed 4.99% of the outstanding shares of Common Stock following such conversion.

COMMON STOCK

     Common stock has one vote per share for the election of directors and all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting, preemptive, redemption or conversion rights.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

     VDC had reserved 1,033,645 and 1,760,451 shares of common stock for issuance relating to unexpired options and warrants at September 30, 1997 and 1998, respectively.

REVERSE STOCK SPLIT

     The financial statements have been retroactively adjusted to reflect the effect of a 1 to 1.6 reverse stock split, which occurred in July 1997.

NOTE 10:  INCOME TAXES

     The deficit accumulated during the development stage (inception through August 31, 1996) of approximately $2,025,000 is capitalized for income tax purposes as accumulated start-up costs, and is being amortized over a 60 month period beginning September 1, 1996. VDC has a net operating loss carryforward as of September 30, 1998 of approximately $7 million for federal income tax purposes, inclusive of the amortization of the start-up costs, which expires September 30, 2001. VDC has recorded a valuation allowance of approximately $2,800,000 with respect to any future tax benefits arising from any net operating losses and the amortization of the start-up costs due to the uncertainty of their ultimate realization.

NOTE 11:  RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This Statement requires all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed with the same prominence as other financial statements. The adoption of SFAS No. 130 had no impact on the Company's financial statements as net loss was the same as comprehensive income for all periods presented.

     In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This Statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas of operations and major customers. VDC intends to adopt this statement for the fiscal year ending 1999. In the opinion of management, adoption of this standard will not have a material impact on the Company's reporting disclosures.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-up Activities". SOP 98-5 requires all non-governmental entities to expense costs of start-up activities, including pre-operating, pre-opening and organization activities, as those costs are incurred. Adoption of this statement is not expected to have a material effect on VDC's results of operations.

NOTE 12:  STOCK OPTIONS GRANTED TO DIRECTORS AND EMPLOYEES

     At September 30, 1998, there were vested options to purchase an aggregate of 1,296,916 shares of common stock outstanding at exercise prices ranging from $.00016 to

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

$5.60 expiring between March 1999 and September 2002. In addition to the Underwriter Warrants discussed above, at September 30, 1998, there were warrants to purchase an aggregate of 463,535 shares of common stock outstanding at exercise prices ranging from $2.80 to $6.60 expiring between May 1999 and June 2003.

     The Company adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS 123") in the fiscal year ended 1997. VDC has elected to continue using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for employee stock options.

     VDC has granted options to purchase 1,935,041 shares of Common Stock to management and directors. Detail of option activity is as follows:

                                 1996                 1997                  1998
                          ------------------   ------------------   --------------------
                                    WEIGHTED             WEIGHTED               WEIGHTED
                          NUMBER    AVERAGE    NUMBER    AVERAGE     NUMBER     AVERAGE
                            OF      EXERCISE     OF      EXERCISE      OF       EXERCISE
                          SHARES     PRICE     SHARES     PRICE      SHARES      PRICE
                          -------   --------   -------   --------   ---------   --------
Balance, beginning of
  year..................    8,260   $  4.24    282,720    $ .12       632,720    $3.37
Expired during year.....       --        --         --       --        (2,679)   $1.40
Granted during year.....  274,460   $.00016    350,000    $6.00     1,305,000    $2.77
                          -------   -------    -------    -----     ---------    -----
Balance, end of year....  282,720   $   .12    632,720    $3.37     1,935,041    $2.97
Exercisable at end of
  year..................  282,720   $   .12    532,720    $2.88     1,135,041    $3.11

     The following table summarizes the pro forma consolidated results of operations of VDC as though the fair value based accounting method in SFAS 123 had been used in accounting for stock options.

                                                     FOR YEAR ENDED
                                        -----------------------------------------
                                           1996           1997           1998
                                        -----------    -----------    -----------
Pro forma results of operations:
  Net loss............................  $(1,891,702)   $(4,515,052)   $(4,271,717)
  Net loss per share..................  $     (1.35)   $     (1.80)   $     (1.31)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility of 50.0%, risk-free interest rate of 6.25%, expected dividends of $0 and expected terms of 5 years.

NOTE 13:  SUBSEQUENT EVENTS

     In October 1998, the Company received notification from The Nasdaq Stock Market that the Company was not in compliance with the net tangible assets/marketplace capitalization/net income requirement for continued listing on The Nasdaq SmallCap Market based upon the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1998. While The Nasdaq Stock Market noted that the Company provided internal financial statements which demonstrated compliance with the requirement, as a result of the Company's "burn rate", The Nasdaq Stock Market concluded that the Company would fall below the minimum requirement for continued listing after November 1, 1998. In December 1998, at a Nasdaq Hearing, the Company presented a

                    VISUAL DATA CORPORATION AND SUBSIDIARIES definitive plan to The Nasdaq Stock Market to demonstrate its ability to maintain continued compliance with the Nasdaq net tangible asset requirement. The Company's plan included the completion of a private placement of its Common Stock, as well as a guarantee of additional capital contributions through March 31, 1999. Subsequent to the Hearing, the Company has completed the private placement of its Common Stock as discussed below. As a result, the Company believes that it is and will continue to be in compliance with all Nasdaq continued listing requirements, although there can be no assurance that The Nasdaq Stock Market will concur.

     In October 1998 Mr. David E. Goodman, formerly VDC's Executive Vice President and Chief Operating Officer, resigned his positions with VDC. Under the terms of Mr. Goodman's severance, VDC agreed to continue his salary and benefits through January 30, 1999. Other employees of VDC, including Randy S. Selman, VDC's Chief Executive Officer, have assumed Mr. Goodman's duties.

     In December 1998 the holders of VDC's Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock converted their shares into shares of VDC's Common Stock pursuant to the designations, rights and preferences of such securities. The 150 shares of Series A Convertible Preferred Stock and the 150 shares of the Series A-1 Convertible Preferred Stock, which represented 100% of the issued and outstanding shares of those series of preferred stock, were converted into an aggregate of 917,490 shares of Common Stock. Subsequent to their conversion, the shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock were returned to the treasury of VDC with the status of authorized but unissued securities.

     Also during November and December 1998 VDC sold an aggregate of 482,500 shares of its Common Stock, to a group of accredited or otherwise sophisticated investors in a private placement exempt from registration under the Securities Act of 1933, as amended. VDC received approximately $940,000 in gross proceeds from such private placement. In addition, during December 1998 holders of certain of VDC's warrants exercised such warrants pursuant to their terms, resulting in gross proceeds to VDC of approximately $214,000. In connection with such exercises, VDC issued an aggregate of 88,650 shares of its Common Stock.

     Also in December 1998, EDnet sold substantially all of the assets and certain of the liabilities of its wholly-owned subsidiary, Internet Business Solutions, Inc. ("IBS"), for a purchase price of $1,000,000. The assets sold included office and computer equipment used by IBS in its business of web site development and design, as well as receivables and certain other intangible assets. At closing, EDnet received $900,000 of the purchase price, with the remaining $100,000 deposited into an interest bearing escrow account established for the benefit of EDnet. Such amount will be released in full to EDnet in increments upon the termination of the statute of limitations governing certain potential claims against IBS or the buyer connected with the disposition of IBS's assets, or upon the earlier agreement of the buyer.

     Subsequent to year end, the Company established a credit line with a financial institution in the amount of $250,000. The credit line bears interest at the institution's published reference rate plus 2.5% and has a stated maturity date of November 1, 1999.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 MARCH 31,
                                                                    1999
                                                                ------------
                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,919,171
  Restricted cash...........................................         100,000
  Accounts receivable, net of allowance for doubtful
     accounts of $45,749 at March 31, 1999..................         649,402
  Prepaid expenses..........................................         503,386
  Other current assets......................................         258,023
                                                                ------------
          Total Current Assets..............................       4,429,982
PROPERTY, PLANT AND EQUIPMENT, NET..........................       3,285,260
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED...........         798,203
OTHER.......................................................         208,548
                                                                ------------
          Total assets......................................    $  8,721,993
                                                                ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $    745,677
  Deferred revenue..........................................         227,690
  Current portion of obligations under capital leases.......          13,076
  Current portion of mortgage note payable..................         271,108
  Line of credit............................................          50,000
  Notes payable.............................................          40,500
                                                                ------------
          Total Current Liabilities.........................       1,348,051
                                                                ------------
  Obligations under capital leases, net of current
     portion................................................          11,029
  Mortgage note payable, net of current portion.............         677,768
                                                                ------------
                                                                     688,797
                                                                ------------
Minority Interest...........................................         657,082
                                                                ------------

                                (Continued)

                                                                 MARCH 31,
                                                                    1999
                                                                ------------
                                                                (UNAUDITED)
STOCKHOLDERS' EQUITY:
  Preferred Stock, Par Value $.0001 Per Share:
     Authorized 5,000,000 Shares:
  Series A Convertible Preferred Stock, Designated 300
     Shares, None Issued and Outstanding at March 31,
     1999...................................................              --
  Series A-1 Convertible Preferred Stock, Designated 150
     Shares, None Issued and Outstanding at March 31,
     1999...................................................              --
  Common Stock, Par Value $.0001 Per Share; Authorized
     20,000,000 Shares; 5,744,859 and 3,732,100 Issued and
     Outstanding at March 31, 1999..........................             574
  Additional paid-in capital................................      18,461,683
  Accumulated deficit.......................................     (12,434,194)
                                                                ------------
          Total Stockholders' Equity........................       6,028,063
                                                                ------------
          Total Liabilities and Stockholders' Equity........    $  8,721,993
                                                                ============

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of this balance sheet.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                      SIX MONTHS ENDED MARCH 31,
                                                      --------------------------
                                                         1998           1999
                                                      -----------    -----------
REVENUE.............................................  $   489,041    $ 2,117,901
OPERATING COSTS
  Cost of sales.....................................           --      1,309,766
  Selling, general and administrative...............      545,317      1,901,722
  Compensation and related costs....................      580,831        927,232
  Production........................................       31,231        146,968
  Occupancy.........................................       72,180         73,614
  Professional and consulting fees..................      401,926        719,573
                                                      -----------    -----------
          Total Operating Costs.....................    1,631,485      5,078,875
                                                      -----------    -----------
  Loss from Operations..............................   (1,142,444)    (2,960,974)
                                                      -----------    -----------
OTHER INCOME (EXPENSE)
  Interest income...................................       46,700         33,483
  Rental income.....................................       41,428         39,652
  Interest expense..................................      (44,180)       (57,980)
  Minority interest.................................           --        126,250
                                                      -----------    -----------
          Total Other Income........................       43,948        141,405
                                                      -----------    -----------
  Loss Before Taxes.................................   (1,098,496)    (2,819,569)
INCOME TAXES........................................           --          4,000
                                                      -----------    -----------
  Net Loss..........................................  $(1,098,496)   $(2,823,569)
                                                      ===========    ===========
  Net Loss Per Share -- Basic and Diluted...........  $     (0.36)   $     (0.58)
                                                      ===========    ===========
  Weighted Average Shares of Common Stock
     Outstanding....................................    3,078,585      4,893,186
                                                      ===========    ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                      SIX MONTHS ENDED MARCH 31,
                                                      --------------------------
                                                         1998           1999
                                                      -----------    -----------
Cash used in operating activities...................  $(1,236,991)   $(3,002,792)
Cash provided by (used in) investing activities.....     (259,598)       528,658
Cash provided by (used in) financing activities.....      (42,256)     4,802,457
                                                      -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................   (1,538,845)     2,328,323
Cash and cash equivalents:
  Beginning of period...............................    2,554,180        590,848
                                                      -----------    -----------
  End of period.....................................  $ 1,015,335    $ 2,919,171
                                                      ===========    ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these financial statements.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  GENERAL

NATURE OF BUSINESS

     Visual Data Corporation ("VDC" or the "Company") (NASDAQ:VDAT) and its wholly owned subsidiaries are in the business of producing, marketing and distributing video information libraries intended for use by the general public through various distribution channels, primarily in the United States. These distribution channels include the Internet and Interactive television ("ITV"). The information libraries contain short concise vignettes on various topics such as travel, healthcare and medicine, nursing homes, timeshare properties and business news. Currently the primary distribution channel for all of VDC's libraries is the Internet.

     EDnet, Inc. ("EDnet") (OTCBB:DNET), a 51% owned subsidiary of VDC purchased in June 1998, develops and markets integrated systems for the delivery, storage, and management of professional quality digital communications for media-based applications, including audio and video production for the U. S. entertainment, advertising, newsroom and public relations industries. EDnet, through strategic alliances with long-distance carriers, regional telephone companies, satellite operators, and independent fiber optic telecommunications providers, has established a worldwide network that enables the exchange of high quality audio, video, multimedia, and data communications. It provides engineering services and application-specific technical advice, audio, video, and networking hardware and software as part of its business. Ednet's revenues represent $1,891,930 for the six months ended March 31, 1999 in the accompanying unaudited condensed consolidated financial statements.

INTERIM FINANCIAL DATA

     In the opinion of management, the accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The annual financial statements of the Company as of September 30, 1998 should be read in conjunction with these statements. The financial information included herein has not been audited. However, management believes the accompanying unaudited interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of VDC and subsidiaries as of March 31, 1999 and the results of their operations and cash flows for the six months ended March 31, 1998 and 1999. The results of operations and cash flows for the period are not necessarily indicative of the results of operations or cash flows for a full year.

NOTE 2:  REFINANCING OF MORTGAGE

     In March 1999, the Company negotiated an extension of its mortgage note with the lender. The term of the note was extended by forty two (42) months and is now due on September 30, 2002. The note requires monthly payments of approximately $10,000 and a balloon payment of approximately $800,000 at September 30, 2002.

NOTE 3:  LINE OF CREDIT

     In December 1998, the Company negotiated a $250,000 line of credit for EDnet with Union Bank of California. The credit line bears interest at the institution's published reference rate plus 2.5% and has a stated maturity date of November 1, 1999.

                    VISUAL DATA CORPORATION AND SUBSIDIARIES

NOTE 4:  CONVERSION OF PREFERRED STOCK

     In December 1998, the holders of VDC's Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock converted their shares into shares of the Company's Common Stock pursuant to the designations, rights and preferences of such securities. The 150 shares of Series A Convertible Preferred Stock and the 150 shares of the Series A-1 Convertible Preferred Stock, which represented 100% of the issued and outstanding shares of those series of Preferred Stock, were converted into an aggregate of 917,490 shares of Common Stock.

NOTE 5:  PRIVATE PLACEMENT OF COMMON STOCK

     In November and December 1998 the Company sold to 20 accredited investors a total of 532,500 shares of its common stock for gross proceeds of $1,040,000. Of these shares, a total of 332,500 were granted piggyback registration rights.

     In February 1999, the Company completed a private placement of its common stock to institutional investors. Net proceeds of approximately $2,600,000 were received in exchange for 333,334 shares. These investors were granted piggyback registration rights. In connection with the offering, the placement agent received 8,334 one year warrants with an exercise price of $14.063. Pursuant to the terms contained in an investment banking agreement executed in November 1998, the placement agent also received a total of 105,000 five year warrants exercisable at prices ranging from $2.00 to $3.00.

NOTE 6:  SALE OF EDNET'S IBS SUBSIDIARY

     In December 1998, EDnet sold substantially all of the assets and certain of the liabilities of its wholly-owned subsidiary, Internet Business Solutions, Inc. ("IBS"), for a sale price of $1,000,000. The assets sold included office and computer equipment used by IBS in its business of web site development and design, as well as receivables and certain other intangible assets. EDnet recognized a gain of approximately $663,000 on the sale. The Company recorded its portion of the gain, approximately $338,000, as a reduction of excess of purchase price over net assets acquired.

NOTE 7:  NASDAQ COMPLIANCE

     In October 1998, the Company received notice that it had not been in compliance with the net tangible asset requirement of the Nasdaq Stock Market (the "Nasdaq") at June 30, 1998. While the Nasdaq noted that the Company provided internal financial statements which demonstrated subsequent compliance with the requirement, as a result of the Company's "burn rate", they concluded that the Company would fall below the minimum requirement for continued listing after November 1, 1998. The Company presented a definitive plan to a Nasdaq Listing Qualifications Panel in December 1998 to demonstrate its ability to maintain continued compliance with the Nasdaq net tangible asset requirement and in January 1999 the Company was informed of the Nasdaq Amex Stock Market's decision to continue the listing of the Company's securities on The Nasdaq SmallCap Market.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of EDnet, Inc.

     We have audited the accompanying consolidated balance sheets of EDnet, Inc. and subsidiaries as of September 30, 1998, June 30, 1998, and June 30, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the three months ended September 30, 1998 and for the years ended June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EDnet, Inc. and subsidiaries as of September 30, 1998, June 30, 1998, and June 30, 1997 and the consolidated results of their operations and their cash flows for the three months ended September 30, 1998 and for the years ended June 30, 1998 and 1997, in conformity with generally accepted accounting principles.

                                               /s/ BURR, PILGER & MAYER
                                          --------------------------------------
                                          Burr, Pilger & Mayer

San Francisco, California
November 6, 1998, except for
  Note 14, as to which the
  date is December 18, 1998

                                  EDNET, INC.

                          CONSOLIDATED BALANCE SHEETS
                             SEPTEMBER 30, 1998 AND
                             JUNE 30, 1998 AND 1997

                                          SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                              1998            1998          1997
                                          -------------    ----------    ----------
Assets
Current assets:
  Cash..................................   $   88,470      $   32,911    $   31,067
  Accounts receivable, net of allowance
     for doubtful accounts of $8,500,
     $17,502 and $31,875 at September
     30, 1998 and June 30, 1998 and
     1997, respectively (Note 3)........      574,800         471,341       445,121
  Account and interest
     receivable -- related party (Note
     4).................................       33,008              --            --
  Inventories...........................      122,986          87,157       202,913
  Prepaid expenses......................        4,601          58,823            --
  Other current assets..................          826          16,665        25,523
                                           ----------      ----------    ----------
          Total current assets..........      824,691         666,897       704,624
Property and equipment, net (Note 5)....      380,416         391,481       556,533
Investment..............................           --              --       166,667
Other assets............................        6,455          13,711         7,237
                                           ----------      ----------    ----------
                                           $1,211,562      $1,072,089    $1,435,061
                                           ==========      ==========    ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable......................   $  303,628      $  388,325    $1,648,165
  Accrued expenses......................      239,476         294,980       313,241
  Deferred revenue......................       33,421          21,286        69,193
  Line of credit (Note 7)...............        8,214           8,872        34,627
  Notes payable -- related party (Note
     7).................................      240,500          40,500        55,500
  Notes payable -- other (Note 7).......           --              --     1,440,000
  Current portion of capital lease
     obligations (Note 10)..............       17,147           9,288        27,817
                                           ----------      ----------    ----------
          Total current liabilities.....      842,386         763,251     3,588,543
Capital lease obligations (Note 10).....       15,058          11,470        20,904
                                           ----------      ----------    ----------
          Total liabilities.............      857,444         774,721     3,609,447
                                           ----------      ----------    ----------

                                          SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                              1998            1998          1997
                                          -------------    ----------    ----------
Commitments and contingency (Notes 10)
Stockholders' equity: (Note 11)
  Convertible preferred stock; $1,000
     par value; 1,750 shares authorized;
     150 shares issued and outstanding
     in 1997............................           --              --       117,541
  Common stock; $0.001 par value;
     50,000,000 shares authorized;
     16,761,836, 16,761,836 and
     5,740,465 shares issued and
     outstanding at September 30, 1998
     and June 30, 1998 and 1997,
     respectively.......................       16,761          16,761         5,740
  Additional paid-in capital............    6,755,443       6,755,443     4,411,559
  Secured note receivable (Note 4)......     (283,746)       (283,746)           --
  Accumulated deficit...................   (6,134,340)     (6,191,090)   (6,709,226)
                                           ----------      ----------    ----------
          Total stockholders' equity
             (accumulated deficit)......      354,118         297,368    (2,174,386)
                                           ----------      ----------    ----------
                                           $1,211,562      $1,072,089    $1,435,061
                                           ==========      ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  EDNET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
                 AND FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                         SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                             1998            1998          1997
                                         -------------    ----------    -----------
Revenue:
  Equipment sales......................   $  283,573      $  874,785    $   961,677
  Installation and monthly fees........      153,423         610,514        541,856
  Usage fees...........................      338,671       1,617,291      1,305,992
  Web design and consulting............      348,811         784,528        862,525
  Rental fees..........................       18,275          99,384        117,993
  Other................................        4,275          17,839         17,327
                                          ----------      ----------    -----------
                                           1,147,028       4,004,341      3,807,370
Cost of sales..........................      680,078       2,602,494      2,277,118
                                          ----------      ----------    -----------
  Gross profit.........................      466,950       1,401,847      1,530,252
Sales and marketing....................      129,052         666,985        948,549
Research and development...............           --              --      1,017,233
Operating expenses.....................      281,990       1,490,593      2,817,355
                                          ----------      ----------    -----------
  Income (loss) from operations before
     other income (expenses) and
     provision for income taxes and
     extraordinary
     item..............................       55,908        (755,731)    (3,252,885)
                                          ----------      ----------    -----------
Other income (expenses):
  Interest income......................        5,993           4,166          1,837
  Interest expense.....................       (5,151)        (63,772)      (147,166)
  Gain (loss) on sale of equipment.....           --           3,160           (853)
  Goodwill write-off, net..............           --              --       (867,214)
  Gain on sale of investment...........           --         422,225             --
  Forgiveness of debt..................           --         200,000             --
                                          ----------      ----------    -----------
          Total other income
             (expenses)................          842         565,779     (1,013,396)
                                          ----------      ----------    -----------
  Income (loss) before provision for
     income taxes and extraordinary
     item..............................       56,750        (189,952)    (4,266,281)
Provision for income taxes (Note 8)....           --           2,400          3,266
                                          ----------      ----------    -----------
  Income (loss) before extraordinary
     item..............................       56,750        (192,352)    (4,269,547)
Extraordinary item-gain on
  restructuring of debt (no applicable
  income taxes)........................           --         710,488             --
                                          ----------      ----------    -----------
  Net income (loss)....................   $   56,750      $  518,136    $(4,269,547)
                                          ==========      ==========    ===========
Basic income (loss) per share (Note 9):
  Income (loss) before extraordinary
     item..............................          Nil      $    (0.02)   $     (0.89)
  Net income (loss)....................          Nil      $     0.07    $     (0.89)
Diluted income (loss) per share (Note
  9):
  Income (loss) before extraordinary...          Nil      $    (0.02)   $     (0.89)
  Net income (loss)....................          Nil      $     0.07    $     (0.89)

  The accompanying notes are an integral part of these consolidated financial statements.

                                  EDNET, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
                 AND FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                               COMMON STOCK        PREFERRED STOCK     ADDITIONAL    SECURED
                           --------------------   ------------------    PAID-IN        NOTE      ACCUMULATED
                             SHARES     AMOUNT    SHARES    AMOUNT      CAPITAL     RECEIVABLE     DEFICIT        TOTAL
                           ----------   -------   ------   ---------   ----------   ----------   -----------   -----------
BALANCE, JULY 1, 1996....   4,468,322   $ 4,468      --           --   $2,758,644   $      --    $(2,439,679)  $   323,433
Common shares issued
  under IBS earn-out
  agreement..............     125,000       125      --           --      195,188          --             --       195,313
Common shares issued
  under Regulation D
  offerings..............     582,143       582      --           --      755,792          --             --       756,374
Common shares issued
  pursuant to consulting
  agreement..............     500,000       500      --           --      652,000          --             --       652,500
Common shares issued
  under conversion of
  Viscorp notes..........      65,000        65      --           --       49,935          --             --        50,000
Preferred shares issued
  under Regulation S
  offering...............          --        --     150    $ 117,541           --          --             --       117,541
Net loss.................          --        --      --           --           --                 (4,269,547)   (4,269,547)
                           ----------   -------    ----    ---------   ----------   ---------    -----------   -----------
Ending balance, June 30,
  1997...................   5,740,465     5,740     150      117,541    4,411,559          --     (6,709,226)   (2,174,386)
Common shares issued
  under Regulation D
  offering...............     738,000       738      --           --      126,382          --             --       127,120
Common shares issued
  under S-8 offering.....     400,000       400      --           --      399,600          --             --       400,000
Common shares issued to
  Rusell & Onggara.......   1,000,000     1,000      --           --      374,000          --             --       375,000
Conversion of preferred
  shares to common.......     150,000       150    (150)    (117,541)     117,391          --             --            --
Common shares issued
  pursuant to consulting
  service................     169,954       170      --           --       21,074          --             --        21,244
Common shares issued to
  VDC....................   8,563,417     8,563      --           --    1,305,437    (283,746)            --     1,030,254
Net income...............          --        --      --           --           --          --        518,136       518,136
                           ----------   -------    ----    ---------   ----------   ---------    -----------   -----------
Ending balance, June 30,
  1998...................  16,761,836    16,761      --           --    6,755,443    (283,746)    (6,191,090)      297,368
Net income...............          --        --      --           --           --          --         56,750        56,750
                           ----------   -------    ----    ---------   ----------   ---------    -----------   -----------
Ending balance, September
  30, 1998...............  16,761,836   $16,761      --    $      --   $6,755,443   $(283,746)   $(6,134,340)  $   354,118
                           ==========   =======    ====    =========   ==========   =========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                  EDNET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
                 AND FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                        SEPTEMBER 30,     JUNE 30,       JUNE 30,
                                            1998            1998           1997
                                        -------------    -----------    -----------
Cash flows from operating activities:
  Net income (loss)...................    $  56,750      $   518,136    $(4,269,547)
  Adjustments to reconcile net income
     (loss) to cash used in operating
     activities:
  Stock issued in lieu of
     consideration for services.......           --          421,244        847,813
  Goodwill write-off..................           --               --        867,213
  Depreciation and amortization.......       52,888          199,458        409,171
  (Gain) loss on sale of fixed
     assets...........................           --           (3,160)           853
  Gain on sale of investment..........           --         (422,225)            --
  Gain on write-off of note payable...           --         (200,000)            --
  Inventory write-off.................           --           49,061             --
  Noncash debt restructure............           --         (773,026)            --
  (Increase) decrease in assets:
     Accounts receivable..............     (136,467)         (26,220)        32,955
     Inventories......................      (35,829)          66,695        (55,504)
     Prepaid expenses.................       70,061          (58,823)            --
     Other current assets.............           --            8,858        (11,225)
     Other assets.....................        7,256           (6,474)        72,105
  Increase (decrease) in liabilities:
     Accounts payable.................      (84,697)        (868,083)       988,456
     Accrued expenses.................      (43,141)          16,739        (76,761)
     Deferred revenue.................           --          (47,907)          (430)
                                          ---------      -----------    -----------
          Net cash used in operating
             activities...............     (113,179)      (1,125,727)    (1,194,901)
                                          ---------      -----------    -----------
Cash flows from investing activities:
  Purchase of property and
     equipment........................      (25,849)         (31,246)      (256,259)
  Sale of investment..................           --          588,892             --
  Change in investment from
     spin-off.........................           --               --       (166,667)
                                          ---------      -----------    -----------
          Net cash (used in) provided
             by investing
             activities...............      (25,849)         557,646       (422,926)
                                          ---------      -----------    -----------

                                        SEPTEMBER 30,     JUNE 30,       JUNE 30,
                                            1998            1998           1997
                                        -------------    -----------    -----------
Cash flows from financing activities:
  Proceeds from borrowing.............      200,000               --        750,000
  Principal payments on long-term
     debt.............................           --         (115,481)      (195,491)
  Payments on capital leases..........       (4,527)         (27,963)       (19,394)
  Sale of common stock................           --          739,124        756,374
  Sale of preferred stock.............           --               --        117,541
  Change in line of credit............         (886)         (25,755)        17,989
                                          ---------      -----------    -----------
          Net cash provided by
             financing activities.....      194,587          569,925      1,427,019
                                          ---------      -----------    -----------
          Net increase (decrease) in
             cash.....................       55,559            1,844       (190,808)
Cash at beginning of year.............       32,911           31,067        221,875
                                          ---------      -----------    -----------
Cash at end of year...................    $  88,470      $    32,911    $    31,067
                                          =========      ===========    ===========

     Supplemental disclosure of cash flow information (see Note 13).

   The accompanying notes are an integral part of these financial statements.

                                  EDNET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     EDnet, Inc. (the Company), a Colorado corporation, and its subsidiaries develop and market integrated systems for the delivery, storage, and management of professional quality digital communications for media-based applications, including audio and video production for the U.S. entertainment industry. The Company, through strategic alliances with long-distance carriers, regional telephone companies, satellite operators, and independent fiber optic telecommunications providers, has established a worldwide network that enables the exchange of high quality audio, video, multimedia, and data communications. The Company provides engineering services and application-specific technical advice, audio, video, and networking hardware and software as part of its business. Additionally, through one of its wholly owned subsidiaries, the Company provides Internet web site development and hosting services.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its principal subsidiaries, Entertainment Digital Network ("EDN") and Internet Worldwide Business Solutions ("IBS"). All material intercompany transactions have been eliminated in the consolidated financial statements.

     Effective June 20, 1998, the Company became 51% owned by Visual Data Corporation ("VDC"), a public company, through the issuance of 8,563,417 shares of the Company's common stock (See Note 11). Accordingly, the results of the Company's operations will be consolidated with those of VDC for periods subsequent to June 20, 1998.

USE OF ESTIMATES

     The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those and other estimates.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Bad debts are provided on the allowance method based on historical experience and management's evaluation of outstanding accounts receivable.

INVENTORIES

     Inventories are valued at the lower of cost or market with cost being determined on the first-in, first-out basis.

PROPERTY AND EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property and equipment are carried at cost and are depreciated on the straight-line basis over their estimated useful lives which range from five to seven years. The costs of

                                  EDNET, INC.

leasehold improvements are amortized over the lesser of the lease term or the life of the improvement. Expenditures for improvement or expansion of property and equipment are capitalized. Repairs and maintenance are charged to expense as incurred. When the assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts with the resulting gain or loss reflected in the statement of operations.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities are computed annually for differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND CREDIT RISK

     The carrying amounts of certain financial instruments, including cash, accounts receivable, notes receivable, accounts payable, accrued expenses, notes payable, and line of credit, approximate fair value because of the relatively short-term maturity of these instruments. The Company and its subsidiaries maintain cash in bank deposit accounts at accredited financial institutions. The balances in these accounts may, at times, exceed federally insured limits.

LONG-LIVED ASSETS

     Long-lived assets such as property and equipment and certain intangibles, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the indicators of impairment are present and the estimated undiscounted future cash flows from the use of these assets are less than the assets' carrying value, the related assets will be written down to fair value.

REVENUE RECOGNITION

     A significant component of revenue relates to the sale of equipment which is recognized when the equipment is installed. Installation fees are recognized when the installation has been completed. Usage fees are recognized over the period the equipment is used based on the relative usage level. Deferred revenues represent billings in excess of revenue recognized.

STOCK-BASED COMPENSATION

     The Company has elected to account for stock-based compensation under the intrinsic value method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under this method, no compensation expense is recorded for stock options granted when the exercise price of the option granted is equal to or exceeds the

                                  EDNET, INC.

fair market value of the Company's common stock The Company makes the pro forma disclosures of stock-based compensation required by SFAS No. 123 (See Note 12).

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share have been computed according to SFAS No. 128, EARNINGS PER SHARE for all periods presented. Basic earnings per share is computed using the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share is computed using the weighted average number of common shares and common share equivalents outstanding during the period.

RECLASSIFICATION

     Certain reclassifications have been made to the prior year financial statements in order for them to conform to the current year presentation.

NEW ACCOUNTING STANDARDS NOT YET ADOPTED

     In 1997, the Financial Accounting Standards Board issued a new disclosure standard, SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes standards for the reporting and displaying of operating business segments. This statement requires certain disclosures about an entity's operating segments in annual and interim financial reports and also requires certain related disclosures about products and services, geographic areas and major customers. Application of this statement is required for financial statements for fiscal years beginning after December 15, 1997. The Company is currently evaluating whether this new disclosure will have an impact on its financial statement reporting.

     In March 1998 the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires expenses incurred during the application development stage of a software implementation project to be capitalized and amortized over the useful life of the project. Application of this statement is required for fiscal years beginning after December 15, 1998. The Company does not expect adoption of this statement to have a material effect on its financial position or results of operations.

2.  ACQUISITION OF INTERNET WORLDWIDE BUSINESS SOLUTIONS

     On June 24, 1996, the Company acquired all the outstanding shares of common stock of IBS in a business combination accounted for as a purchase. IBS is primarily an Internet service provider specializing in the development and hosting of web sites. The results of operations of IBS are included in the accompanying financial statements since the date of acquisition. The purchase price of $1,162,568 included 311,284 shares of the Company's common stock, notes payable in the aggregate amount of $500,000 and $40,000 of acquisition related costs. The purchase price exceeded the estimated fair value of the net tangible assets of IBS by $1,088,568 (See Note 6). The excess was reflected as goodwill on the balance sheet and was originally amortized using the straight-line method over a

                                  EDNET, INC.

five-year period. During fiscal year 1997 the Company reevaluated the recovery of its goodwill and determined that the remaining balance be written off.

     In conjunction with the acquisition, under the terms of its nonstatutory stock option plan, options to purchase an aggregate of 50,000 shares of common stock of the Company were granted to certain IBS employees at $1.25 per share (See Note 11).

     On December 31, 1996, the Company amended the terms of its acquisition of IBS by dividing IBS into two separate corporations. The inherent service business continues to operate as IBS. IBS licensed the web site software business to Breakthrough Software, Inc. ("BSI") and agreed to lend up to $250,000 to BSI. In consideration, IBS issued certain convertible preferred stock, which, after conversion into BSI nonvoting common stock, represented 40% of BSI's outstanding common stock. At December 31, 1996, the Company recorded its net book value allocated to BSI of $166,667 as its investment. Also as part of the amendment, remaining acquisition notes payable from the Company to the founders of IBS in the amount of $250,000 were canceled, and the remaining term of an earn-out plan to such founders was also canceled.

     In November 1997, new investors of BSI agreed to purchase the preferred shares owned by the Company for $415,000 in cash and the assumption of certain liabilities of $93,892. This transaction was completed in January 1998. In addition, the Company received $80,000 from another investor from the sale of a fully reserved note receivable related to BSI. A recap of the total consideration shown in the June 30, 1998 financial statements is as follows:

Cash proceeds...............................................  $415,000
Assumption of debt..........................................    93,892
Note settlement.............................................    80,000
                                                              --------
Net proceeds and consideration..............................   588,892
Net book value of investment................................   166,667
                                                              --------
Gain on sale of investment..................................  $422,225
                                                              ========

3.  ACCOUNTS RECEIVABLE

     Accounts receivable at September 30, 1998, June 30, 1998, and June 30, 1997 comprise the following:

                                             SEPTEMBER 30,    JUNE 30,    JUNE 30,
                                                 1998           1998        1997
                                             -------------    --------    --------
Receivables................................    $353,757       $444,243    $379,529
Unbilled charges...........................     229,543         44,600      97,467
                                               --------       --------    --------
                                                583,300        488,843     476,996
Less allowance for doubtful accounts.......      (8,500)       (17,502)    (31,875)
                                               --------       --------    --------
Total......................................    $574,800       $471,341    $445,121
                                               ========       ========    ========

     Additions to the allowance for doubtful accounts are made as a percentage of sales, adjusted annually based upon review of the individual accounts receivable. Accounts are written off when deemed to be uncollectible. Total bad debt expense was $3,218, $1,501

                                  EDNET, INC.

and $13,706 for the three months ended September 30, 1998, and the twelve months ended June 30, 1998 and 1997, respectively.

4.  RELATED PARTY TRANSACTIONS

     A note receivable, at the face value of $283,746, due from VDC is part of the payment resulting from VDC's purchase of 8,563,419 shares of the Company's common stock (See Note 11). The note is secured by the acquired common stock and a second mortgage. Principal payment of $56,749 plus interest is due annually commencing July 1, 1999 until July 1, 2003; the note bears a fixed interest rate of 7% per annum.

     At September 30, 1998 VDC owed the Company $27,403 for the purchase of equipment and $5,605 of accrued interest on the note receivable.

5.  PROPERTY AND EQUIPMENT

     Property and equipment are summarized by major category as follows at September 30, 1998, June 30, 1998, and June 30, 1997:

                                          SEPTEMBER 30,     JUNE 30,      JUNE 30,
                                              1998            1998          1997
                                          -------------    ----------    ----------
Network and related equipment...........   $  918,450      $  881,473    $  854,383
Furniture and fixtures..................      239,804         234,984       245,963
Computer software.......................       16,801          16,802         7,954
Leasehold improvements..................       26,183          26,183        26,183
                                           ----------      ----------    ----------
Subtotal................................    1,201,238       1,159,442     1,134,483
Depreciation and amortization...........     (820,822)       (767,961)     (577,950)
                                           ----------      ----------    ----------
Property and equipment, net.............   $  380,416      $  391,481    $  556,533
                                           ==========      ==========    ==========

     Depreciation and amortization included in the statements of income amounted to $52,888, $199,458 and $409,171 for the three months ended September 30, 1998 and the twelve months ended June 30, 1998 and 1997, respectively.

     The Company leases some equipment to customers under terms that are accounted for as operating leases. Under the operating method, rental revenue from leases is recognized ratably over the life of the lease and the related equipment is depreciated over its estimated useful life.

                                  EDNET, INC.

6.  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT of LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF during the fiscal year ended June 30, 1997. The Company recognized an impairment loss of $867,214 in 1997, related to the recoverability of goodwill, where the sum of the estimated future undiscounted cash flows from IBS were less than the carrying amount of the tangible and intangible assets. Following is a summary of net goodwill write-off at June 30, 1997 (See Note 2):

Original value of goodwill..................................    $1,088,568
Addition to goodwill for cancellation of options per
  earn-out agreement........................................       195,313
Reduction to goodwill for write-off of debt.................      (250,000)
Reduction to goodwill for net book value allocated to
  investment for BSI........................................      (166,667)
                                                                ----------
Remaining net goodwill written off..........................    $  867,214
                                                                ==========

7.  NOTES PAYABLE AND OTHER DEBT

NOTES PAYABLE

     Notes payable-related party consist of the following

                                                SEPTEMBER 30,   JUNE 30,    JUNE 30,
                                                    1998          1998        1997
                                                -------------   --------   ----------
Note payable to Eric Jacobs, a director of
  VDC, with original principal of $200,000 at
  12% interest. The principal balance and
  accrued interest is due on August 3, 1999.
  Accrued interest payable as of September 30,
  1998 is $3,814..............................    $200,000           --            --
Notes payable to an officer and employees,
  interest at 6% per annum, uncollateralized.
  Accrued interest payable as of September 30,
  1998 is $15,127. The notes are subordinated
  to the $250,000 credit line credit line
  discussed below for a period of six months.
  Notes are due on demand thereafter..........      40,500      $40,500    $   55,500
                                                  --------      -------    ----------
Total notes payable-related party.............    $240,500      $40,500    $   55,000
                                                  ========      =======    ==========

                                  EDNET, INC.

     Notes payable-other consist of the following:

Notes payable to an outside investor totaling
  $200,000. The notes bear no interest and are
  uncollateralized. The repayment of these notes
  was disputed by the Company and in 1998, when
  the debt could no longer be legally collected,
  the notes were written off.....................        --        --   $  200,000
Senior notes payable to Morgan Fuller Capital
  Group LLC with interest at 18% per annum. The
  original amounts were $500,000, $300,000, and
  $200,000. The Company repaid $100,000 in
  February 1997. The notes were collateralized by
  the Company's assets. The balance was settled
  and repaid in 1998.............................        --        --      900,000
Notes payable to Mr. Irawan Onggara, a
  shareholder and financial advisor, with
  original amounts of $250,000, $100,000, and
  $75,000 at 7% interest rate, collateralized by
  assets of the Company subordinated to equipment
  covered by individual capital leases, due
  August 8, 1996, October 18, 1996, and November
  20, 1996, respectively. The balance plus
  accrued interest of $35,000 was converted to
  1,000,000 shares of the Company's common stock
  and warrants to purchase an additional
  1,000,000 shares at $.375......................        --        --      340,000
                                                   --------   -------   ----------
Total notes payable-other........................        --        --   $1,440,000
                                                   ========   =======   ==========

LINE OF CREDIT

     The Company has a line of credit of $10,000 with a financial institution, of which $8,214, $8,872 and $34,627 was outstanding as of September 30, 1998 and June 30, 1998 and 1997, respectively. The line bears interest at 15.25% as of September 30, 1998.

     Subsequent to year end, the Company established a credit line with a financial institution in the amount of $250,000. The credit line bears interest at the institution's published reference rate plus 2.5% and has a stated maturity date of November 1, 1999.

RESTRUCTURING OF DEBT

     During the fiscal year ended June 30, 1998 the Company restructured it accounts payable and debt which was a contingent requirement of the agreement whereby VDC

                                  EDNET, INC.

acquired its 51% ownership interest in the Company. The following table summarizes the adjustments made according to the accounts payable and debt settlement agreements:

                                                AMOUNT        DEBT        AMOUNT
                                                 DUE        DISCHARGE    SETTLED
                                              ----------    ---------    --------
EDnet, Inc.:
  Trade and unsecured claims................  $  257,376    $137,817     $119,559
  Notes payable.............................     904,019     381,269      522,750
Entertainment Digital Network:
  Trade and unsecured claims................     179,664     109,435       70,229
Internet Worldwide Business Solutions:
  Trade and unsecured claims................     201,699      81,967      119,732
                                              ----------    --------     --------
          Total.............................  $1,542,758    $710,488     $832,270
                                              ==========    ========     ========

8.  INCOME TAXES

     The provision for income taxes for the fiscal year ended June 30, 1998 consists of California franchise taxes of $2,400. A reconciliation of the expected and reported provision for income taxes follows:

                                                                      YEAR ENDED
                                                                       JUNE 30
                                              THREE MONTHS ENDED    --------------
                                              SEPTEMBER 30, 1998    1998     1997
                                              ------------------    -----    -----
Benefit (provision) expected based on
  federal statutory rate....................         34.0%           34.0%    34.0%
State taxes, net of federal benefit.........          6.1             6.1      6.1
Utilization of net operating loss
  carryforwards.............................        (40.1)             --       --
Valuation allowance, net....................           --           (40.2)   (40.2)
                                                    -----           -----    -----
Net income tax provision....................          0.0%            0.1%     0.1%
                                                    =====           =====    =====

     The Company has Federal and California net operating loss (NOL) carryforwards totaling approximately $6.0 million and $2.6 million, respectively, as shown below. The utilization of these NOL carryforwards is limited due to a change of ownership as defined in the Internal Revenue Code. As a result, the federal and state NOLs can be utilized at the rate of $68,000 a year through the year 2012.

                                  EDNET, INC.

     At September 30, 1998 the Company had NOL carryforwards for tax purposes expiring as follows:

YEAR EXPIRES                                             FEDERAL        STATE
------------                                            ----------    ----------
2009..................................................  $  204,000            --
2010..................................................     386,000            --
2011..................................................   1,181,000    $  485,000
2012..................................................   4,262,000     2,131,000
                                                        ----------    ----------
Total loss carryforwards..............................  $6,033,000    $2,616,000
                                                        ==========    ==========

     The tax effects of significant temporary differences representing deferred tax assets as of September 30, 1998 and June 30, 1998 and 1997 are as follows:

                                        SEPTEMBER 30,     JUNE 30,       JUNE 30,
                                            1998            1998           1997
                                        -------------    -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards....   $ 2,208,000     $ 2,231,000    $ 2,445,000
  Property and equipment..............        27,800          28,000         28,000
                                         -----------     -----------    -----------
Total deferred tax assets.............     2,235,800       2,259,000      2,473,000
Less: valuation allowance.............    (2,235,800)     (2,259,000)    (2,473,000)
                                         -----------     -----------    -----------
          Net deferred tax asset......            --              --             --
                                         ===========     ===========    ===========

9.  EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share is computed using the weighted average number of common shares and common share equivalents outstanding during the year. The computation of net income (loss) per share was a follows:

                                         INCOME (LOSS)       SHARES        PER SHARE
                                          (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                         -------------    -------------    ---------
Three months ended September 30, 1998:
  Basic earnings per share.............    $  56,750       16,761,836          Nil
  Effect of dilutive stock options and
     warrants..........................           --        5,344,156
                                           ---------       ----------       ------
  Diluted earnings per share...........    $  56,750       22,105,992          Nil
                                           =========       ==========       ======
Twelve months ended June 30, 1998:
  Basic and diluted loss before
     extraordinary item................    $(192,352)       7,936,358       $(0.02)
  Extraordinary item...................      710,488               --         0.09
                                           ---------       ----------       ------
  Basic and diluted net loss per
     share.............................    $ 518,136        7,936,358       $ 0.07
                                           =========       ==========       ======

                                  EDNET, INC.

                                         INCOME (LOSS)       SHARES        PER SHARE
                                          (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                         -------------    -------------    ---------
Twelve months ended June 30, 1997:
  Basic loss per share.................   $(4,269,547)      4,797,156       $(0.89)
  Effect of dilutive stock options and
     warrants..........................            --              --           --
                                          -----------       ---------       ------
  Diluted loss per share...............   $(4,269,547)      4,797,156       $(0.89)
                                          ===========       =========       ======

     At September 30, 1998 options and warrants, for the purchase of 1,391,643 common shares at prices ranging from $.375 to $2.50 per share, for which the exercise price was greater than the average market price of common shares were not included in the computation of diluted earnings per share. At June 30, 1998 and 1997 options and warrants for the purchase of 12,126,944 and 1,536,889 common shares, respectively, at prices ranging from $.10 to $2.50 per share were antidilutive and therefore not included in the computation of diluted earnings per share.

10.  COMMITMENTS

LEASE COMMITMENTS

     As of September 30, 1998, the Company leases office space and certain equipment under various noncancelable capital and operating leases. The leases begin to expire in March 2000. Future minimum lease payments required under the noncancelable leases are as follows:

                                                            OPERATING    CAPITAL
YEAR ENDING JUNE 30:                                         LEASES      LEASES
--------------------                                        ---------    -------
1999......................................................  $188,052     $20,183
2000......................................................   149,572      13,864
2001......................................................   111,092       4,239
2002......................................................   111,092          --
2003......................................................    86,203          --
                                                            --------     -------
          Total minimum lease payments....................  $646,011      38,286
                                                            ========
Less amount representing interest.........................                 6,081
                                                                         -------
Present value of net minimum lease payments...............                32,205
Less current portion......................................                17,147
                                                                         -------
          Long-term portion...............................               $15,058
                                                                         =======

     Total rental expense for all operating leases for the three months ended September 30, 1998 and June 30, 1998 and 1997 amounted to $52,146, $195,925 and
$192,509, respectively.

EMPLOYMENT CONTRACTS

     The Company and its subsidiaries have entered into employment contracts with several of their key employees that expire at different times through December 31, 2000.

                                  EDNET, INC.

At September 30, 1998 the commitment under all of the contracts was approximately $980,000.

11.  STOCKHOLDERS' EQUITY

INVESTMENT BY VISUAL DATA CORPORATION

     On June 20, 1998, the Company entered into an agreement with VDC, a public company, to sell a 51% (8,563,417 shares) ownership interest in the Company's common stock. The form of payment consisted of:

Cash........................................................  $  698,004
VDC stock: 75,000 shares (valued at $3.75 per share)........     281,250
VDS warrants: 50,000 (valued at $2.74 per warrant)..........     137,000
Note receivable -- secured common stock (see Note 4)........     283,746
                                                              ----------
                                                               1,400,000
Less expenses...............................................      86,000
                                                              ----------
     Net investment.........................................  $1,314,000
                                                              ==========

     In addition, the Company issued a blanket mirror option covering 6,542,722 shares (3,304,979 options and 3,237,743 warrants), which entitles VDC to acquire shares equal to those actually purchased upon exercise of options and warrants by others at $.10 per share. In addition, the Company granted the investment banker who organized the transaction 750,000 warrants at an exercise price of $.145. The transaction was contingent upon certain restructuring of accounts payable debt the Company had incurred over the prior three years (See Note 7).

REGULATION D EQUITY PLACEMENTS

     The Company has offered three Regulation D equity placements during the two fiscal years ended June 30, 1998.

     In August 1996, the Company offered up to a maximum of 1,000,000 units (each consisting of one share of its common stock and one warrant) at a price per unit of the lesser of $3.00 or the average closing bid price of its common stock during a consecutive 30-day period immediately preceding the termination date less 30%. Each share of stock came with a warrant to purchase common stock through July 31, 1999 at a price of the lesser of $4.75 or the average closing bid price during a consecutive 30-day period immediately preceding the termination date as explained above. This offering was closed as of November 30, 1996, with 217,143 units sold at a price of $1.75 per share and a warrant exercise price of $2.50 per share and 100,000 units sold at a price of $1.40 and a warrant price of $2.50 per share.

     In December 1996, the Company offered up to a maximum of 5,000,000 shares of its common stock at a price of $1.00 per share. The offering terminated in early 1997 with the sale of 265,000 shares at a price of $1.00 per share. Holders of this common stock will have piggyback and Form S-3 registration rights.

                                  EDNET, INC.

     In July 1997, the Company offered up to a maximum of 3,750,000 units (each consisting of one share of common stock and one warrant) for T Bar W Ranch Investments ("T Bar") to purchase shares of the Company at a price of $.20 per unit. Each warrant is exercisable until the fifth anniversary of the date of its issuance and entitles the holder to purchase one share at an exercise price of $1.00 per share. The warrants had an antidilution clause in their terms. T-Bar invested $147,600 to acquire 738,000 units. The Company negotiated an agreement with T-Bar in June 1998 to reduce the warrant exercise price to $.10 per share in exchange for removal of the antidilution clause.

     The Regulation D equity placement for these three offerings are summarized as follows:

                                      COMMON       GROSS
OFFERING DATE           WARRANTS      SHARES      PROCEEDS    EXPENSES    PROCEEDS
-------------           ---------    ---------    --------    --------    --------
August 1996...........    317,143      317,143    $520,000    $26,450     $493,550
December 1996.........         --      265,000     265,000      2,176      262,824
July 1997.............    738,000      738,000     147,600     20,480      127,120
                        ---------    ---------    --------    -------     --------
Total.................  1,055,143    1,320,143    $932,600    $49,106     $883,494
                        =========    =========    ========    =======     ========

REGULATION S EQUITY OFFERING

     On February 3, 1997, the Company offered up to $1,750,000 of its Series A Preferred Stock at $1,000 per share in an offering exempt from registration under Regulation S of the Securities Act of 1933. The shares were convertible into common stock at any time until the third anniversary of their issuance at the lesser of 70% of the market price or the closing price but subject to the floor of $1.00 per share. One hundred fifty shares were purchased on February 27, 1997 for $150,000. Expenses on the offering amounted to $32,459 resulting in net proceeds to the Company of $117,541. The Series A Preferred Stock was converted to 150,000 common shares on May 29, 1998. The discount of 30% off the market price on the conversion of stock was not recorded because the stock was converted at $1.00 per share (the minimum), which was greater than the current price at the conversion rate.

                                  EDNET, INC.

WARRANTS

     At September 30, 1998, the Company has reserved 6,475,486 common shares for potential exercise of outstanding warrants issued in connection with various equity and debt financing activities as follows:

                                                NUMBER OF    EXPIRATION
SEPTEMBER 30, 1998                              WARRANTS        DATE       PRICE
------------------                              ---------    ----------    ------
Regulation D warrants, June 1996..............    317,143      1999        $2.500
Conversion of notes, August 1997..............  1,000,000      2002          .375
Senior note warrants, November 1996...........    432,600      2003          .250
Investment banking warrants, June 1998........    750,000      2003          .145
Regulation D warrants, July 1997..............    738,000      2003          .100
VDC mirror warrants...........................  3,237,743    1999-2003       .100
                                                ---------
          Total warrants......................  6,475,486

12.  STOCK COMPENSATION PLANS

     The Company adopted a stock option plan on April 3, 1998 which allows the Company to grant incentive or nonqualified options up to three million (3,000,000) shares of common stock to its employees, board members, and certain other consultants in order to motivate them to maintain their commitment to the Company at this stage of its development. Additionally, the Company has stock options outstanding under two nonqualified stock option plans adopted in 1995.

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized as the exercise price has equaled the stock fair value on the date of grant. Had compensation expense been determined for stock options granted during three months ended September 30, 1998 and the twelve months ended June 30, 1998 and 1997, based on the fair value at grant dates consistent with SFAS No. 123, the Company's condensed Pro Forma Statement of Operations for those periods would have been as follows:

                                          SEPTEMBER 30,    JUNE 30,     JUNE 30,
                                              1998           1998         1997
                                          -------------    --------    -----------
Net income (loss):
  As reported...........................     $56,750       $518,136    $(4,269,547)
                                             =======       ========    ===========
  Pro forma.............................     $46,998       $505,065    $(4,273,972)
                                             =======       ========    ===========
Basic and diluted income (loss) per
  share:
  As reported...........................         Nil       $   0.07    $     (0.89)
                                             =======       ========    ===========
  Pro forma.............................         Nil       $   0.06    $     (0.89)
                                             =======       ========    ===========

                                  EDNET, INC.

     The pro forma amounts were estimated using the Black-Scholes option pricing model with the following assumptions for fiscal 1998 and 1997, respectively: risk-free interest rate of 5.5%, volatility factor of the expected market price of the Company's common stock of 228%, no dividend growth rate since the Company does not intend to pay dividends on its common stock; and expected lives equal to the remaining option terms for both years.

     The following table summarizes employee stock option plan activity for the three months ended September 30, 1998 and the twelve months ended June 30, 1998 and 1997:

                           SEPTEMBER 30, 1998         JUNE 30, 1998           JUNE 30, 1997
                          ---------------------   ---------------------   ---------------------
                                       WEIGHTED                WEIGHTED                WEIGHTED
                                       AVERAGE                 AVERAGE                 AVERAGE
                            NUMBER     EXERCISE     NUMBER     EXERCISE     NUMBER     EXERCISE
                          OF OPTIONS    PRICE     OF OPTIONS    PRICE     OF OPTIONS    PRICE
                          ----------   --------   ----------   --------   ----------   --------
Outstanding, beginning
  of period.............  5,651,458     $0.12       787,146     $0.92     1,002,479     $0.99
Granted.................    620,000      0.10     5,346,479      0.10        56,667      1.25
Canceled................         --        --       482,167      1.25       272,000      1.25
Exercised...............         --        --            --        --            --
                          ---------     -----     ---------     -----     ---------     -----
Outstanding.............  6,271,458      0.11     5,651,458      0.12       787,146      0.92
Eligible for exercise,
  end of period.........  6,271,458      0.11     5,651,458      0.12       787,146      0.92
Weighted average fair
  value of options
  granted during the
  year..................         --      0.10            --      0.10            --      0.10

     The following table summarizes information regarding stock options outstanding at September 30, 1998:

                                      WEIGHTED
RANGE OF                               AVERAGE        WEIGHTED         NUMBER       AVERAGE
EXERCISE                 NUMBER       REMAINING       AVERAGE        EXERCISABLE    EXERCISE
PRICES                 OUTSTANDING      LIFE       EXERCISE PRICE    AT 9/30/98      PRICE
--------               -----------    ---------    --------------    -----------    --------
$1.25................      74,500     2.1 years        $1.25             74,500      $1.25
0.11.................     230,479     2.0 years         0.11            230,479       0.11
0.10.................   5,966,479     4.5 years         0.10          5,966,479       0.10
                        ---------                                     ---------
                        6,271,458                                     6,271,458
                        =========                                     =========

                                  EDNET, INC.

13.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following table presents additional cash flow information for the three months ended September 30, 1998 and the twelve months ended June 30, 1998 and 1997:

                                              SEPTEMBER 30,    JUNE 30,    JUNE 30,
                                                  1998           1998        1997
                                              -------------    --------    --------
Interest paid...............................     $3,317        $97,193     $113,563
Income taxes paid...........................         --          2,400        3,268
Assets and lease obligations capitalized....     15,974             --           --
Common stock issued for consulting
  services..................................         --        421,244      652,500
Common stock issued for settlement of note
  and accrued interest......................         --        375,000           --
Common stock issued for debt cancelation....         --             --       50,000
Common stock issued for cancelation of IBS
  earn-out plan.............................         --             --      195,313

14.  SUBSEQUENT EVENT

     On December 4, 1998, the Company entered into a binding letter of intent for the sale of assets of its subsidiary IBS. The buyer paid the Company cash consideration of $1,000,000 on December 18, 1998, the closing date of the transaction, and assumed certain outstanding liabilities of IBS.

------------------------------------------------
------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS IMPLIES THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Prospectus Summary.................    3
Risk Factors.......................    8
Use of Proceeds....................   17
Price Range of Securities..........   17
Dividend Policy....................   18
Capitalization.....................   19
Dilution...........................   20
Selected Consolidated Financial
  Data.............................   20
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   22
Business...........................   28
Management.........................   43
Certain Transactions...............   54
Principal and Selling
  Shareholders.....................   55
Description of Securities..........   56
Underwriting.......................   59
Legal Matters......................   62
Experts............................   62
Available Information..............   63
Index to Consolidated Financial
  Statements.......................  F-1

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                                1,400,000 SHARES

                            (VISUAL DATA CORP LOGO)

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                             [Cruttenden Roth Logo]
                          [H.C. Wainwright & Co. Logo]

                                 August 9, 1999
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